Exhibit 10.1

Loan No. 07-0004350
FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of December 19, 2014
among
THE PARTIES LISTED ON SCHEDULE 1.01 ATTACHED HERETO
as Borrowers,
GENERAL ELECTRIC CAPITAL CORPORATION,
as Administrative Agent, a Lender and Swingline Lender,
and
THE OTHER FINANCIAL INSTITUTIONS WHO ARE OR HEREAFTER
BECOME PARTIES TO THIS CREDIT AGREEMENT,
as Lenders

Page i

ARTICLE V
REPRESENTATIONS AND WARRANTIES		74
5.01	Financial Statements; No Material Adverse Effect; No Internal Control Event.	74
5.02	Corporate Existence and Power.	74
5.03	Corporate and Governmental Authorization; No Contravention.	75
5.04	Binding Effect.	75
5.05	Litigation.	75
5.06	Compliance with ERISA.	75
5.07	Environmental Matters.	76
5.08	Margin Regulations; Investment Company Act.	77
5.09	Compliance with Laws.	77
5.10	Ownership of Property; Liens.	77
5.11	Corporate Structure; Capital Stock, Etc.	78
5.12	Real Property Assets; Leases.	78
5.13	Material Contracts; Additional Contractual Obligations.	79
5.14	Investments.	79
5.15	Solvency.	80
5.16	Taxes.	80
5.17
5.18	Insurance.	80
5.19	Healthcare; Facility Representations and Warranties.	80
5.20	Disclosure.	82
5.21	Collateral Documents.	82
5.22	Patriot Act.	82

ARTICLE VI
AFFIRMATIVE COVENANTS		82
6.01	Financial Statements.	83
6.02	Certificates; Other Information.	83
6.03	Preservation of Existence and Franchises.	86
6.04	Books and Records.	86
6.05	Compliance with Law.	86
6.06	Payment of Taxes and Other Indebtedness.	86
6.07	Insurance.	86
6.08	Maintenance of Property.	87
6.09	Performance of Obligations.	87
6.10	Visits and Inspections.	87
6.11	Use of Proceeds/Purpose of Loan.	87
6.12	Financial Covenants.	88
6.13	Environmental Matters.	88
6.14	Single Purpose Entity/Separateness.	88
6.15	New Borrowers.	91
6.16	Pledged Assets.	92
6.17	Appraisals.	92
6.18	Anti-Terrorism Laws.	93

Page ii

6.19	Compliance With Material Contracts.	93
6.20	Health Care Covenants.	93
6.21	Public Company Status.	94
6.22	Use and Application of Insurance Proceeds.	94
6.23	Condemnation Awards.	96
6.24	Cash Management System.	96
6.25	Keepwell.	97
6.26	Post-Closing Requirements.	97

ARTICLE VII
NEGATIVE COVENANTS		98
7.01	Liens.	98
7.02	Indebtedness.	98
7.03	Fundamental Changes.	99
7.04	Dispositions; Acquisitions.	99
7.05	Business Activities.	99
7.06	Transactions with Affiliates and Insiders.	99
7.07	Organization Documents; Fiscal Year.	100
7.08	Modifications to Other Documents.	100
7.09	Ownership of Subsidiaries.	101
7.10	No Further Negative Pledges.	101
7.11	Limitation on Restricted Actions.	101
7.12	Addition/Replacement of Borrowing Base Assets.	101
7.13	Limitation of Borrowing Base Assets in Metropolitan Statistical Area.	103

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES		103
8.01	Events of Default.	103
8.02	Remedies Upon Event of Default.	105
8.03	Application of Funds.	106
8.04	Administrative Agent's Right to Perform the Obligations.	107
8.05	Special Cure Right.	107

ARTICLE IX
ADMINISTRATIVE AGENT		108
9.01	Appointment and Authorization of Administrative Agent.	108
9.02	Delegation of Duties.	108
9.03	Liability of Administrative Agent.	108
9.04	Reliance by Administrative Agent.	109
9.05	Notice of Default.	109
9.06	Credit Decision; Disclosure of Confidential Information by Administrative Agent.	110
9.07	Indemnification of Administrative Agent.	110
9.08	Administrative Agent in its Individual Capacity.	111
9.09	Successor Administrative Agent.	111
9.10	Administrative Agent May File Proofs of Claim.	112
9.11	Removal of Administrative Agent.	112

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ARTICLE X
MISCELLANEOUS		113
10.1	Amendments, Etc.	113
10.2	Notices and Other Communications; Facsimile Copies.	114
10.3	No Waiver; Cumulative Remedies.	115
10.4	Attorney Costs, Expenses and Taxes.	116
10.5	Indemnification by the Borrowers.	117
10.6	Payments Set Aside.	118
10.7	Successors and Assigns.	118
10.8	Confidentiality.	121
10.9	Set‑off.	122
10.10	Interest Rate Limitation.	122
10.11	Counterparts.	123
10.12	Integration.	123
10.13	Survival of Representations and Warranties.	123
10.14	Severability.	123
10.15	Tax Forms.	123
10.16	Replacement of Lenders.	125
10.17	No Advisory or Fiduciary Responsibility.	126
10.18	Source of Funds.	127
10.19	GOVERNING LAW.	127
10.20	WAIVER OF RIGHT TO TRIAL BY JURY.	128
10.21	No Conflict.	128
10.22	USA Patriot Act Notice.	128
10.23	Entire Agreement.	129
10.24	California Real Property Assets.	129
10.25	Amendment, Restatement and Consolidation.	129

Page iv

SCHEDULES
1.01                  List of Borrowers
2.01(a)         Lenders and Term Loan Commitments
2.01(b)         Lenders and Revolving Loan Commitments
2.13                  Allocable Amounts of Loan
5.11                  Corporate Structure; Capital Stock
5.12                  Real Property Asset Matters
Part I                          Borrowing Base Assets
Part II                        Management Agreements and Property Managers
Part III                      Defaulting Tenants
Part IV                      Facility Operating Leases and Operating Tenants
Part V                         Material Subleases
5.13                  Material Contracts; Contracts Subject to Assignment of Claims Act
5.18                  Insurance Certificates
5.19                  Covered Entities Under HIPAA
7.02                  Borrower's Indebtedness
10.02              Notice Addresses

EXHIBITS
A-1                  Form of Loan Borrowing Notice
A-2                  Form of Swing Loan Request
B-1                  Form of Swingline Note
B-2                  Form of Revolving Note
B-3                  Form of Term Note
C-1                  Form of Compliance Certificate
C-2                  Borrowing Base Certificate
D                         Form of Assignment and Assumption
E                          Form of Borrower Joinder Agreement
F                          Form of Lender Joinder Agreement
G                         Form of Guaranty
H                         Form of Security Agreement
I                            Form of Partial Release Letter
Page v

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
This FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (as amended, modified, restated or supplemented from time to time, this "Credit Agreement" or this "Agreement") is entered into as of December 19, 2014 by and among GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, "GECC" and in its capacity as agent for the Lenders, together with its successors, "Administrative Agent"), the lender parties other than GECC who are or hereafter become parties to this Agreement (together with GECC, individually, a "Lender", and collectively, the "Lenders", as the context may require), and THE PARTIES LISTED ON SCHEDULE 1.01 ATTACHED HERETO (each of the foregoing entities and each of the entities from time to time executing a Joinder Agreement pursuant to Section 6.15 hereof shall be hereinafter referred to individually as "Borrower" and collectively as the "Borrowers").
RECITALS:
A.            Certain of the Lenders (the "Original Lenders") agreed, subject to the terms and conditions of that certain Credit Agreement dated as of February 23, 2010, by and among certain of the entities identified on Schedule 1.01 attached hereto (collectively, the "Original Borrowers"), Administrative Agent and the Original Lenders thereto, as amended by that certain First Amendment to Credit Agreement and Other Credit Documents, dated as of May 5, 2010 (as amended, the "2010 Credit Agreement") to make a revolving credit facility to Original Borrowers in the maximum principal amount of $120,000,000.00 (the "Original Loan").

B.            BKD Kansas Properties, LLC, a Delaware limited liability company ("BKD"), became a Borrower under the 2010 Credit Agreement pursuant to that certain Joinder Agreement dated as of March 5, 2010.  BLC Wellington-Cleveland, LLC, BLC Wellington-Colonial Heights, LLC, BLC Wellington-Gardens, LLC, AHC Southland-Ormond Beach, LLC, AHC Monroe Township, LLC, BLC Adrian-GC, LLC, BLC Las Vegas-GC, LLC, BLC Belleville-GC, LLC, and BLC Findlay-GC, LLC, each a Delaware limited liability company, became Borrowers under the 2010 Credit Agreement pursuant to that certain Joinder Agreement dated June 24, 2010 (together with BKD, collectively, the "Joined Borrowers").  BLC Wellington-Johnson City, LLC and BLC Wellington-Kingston, LLC, each a Delaware limited liability company, became Borrowers under the 2010 Credit Agreement pursuant to that certain Joinder Agreement dated as of September 16, 2010 (together with Original Borrowers [other than FIT Ramsey, LLC, which was released pursuant to the terms of the 2010 Credit Agreement] and Joined Borrowers, the "2011 Borrowers").

C.            Certain of the Lenders (the "2011 Lenders") and the 2011 Borrowers executed that certain Amended and Restated Credit Agreement (the "2011 Original Credit Agreement") dated as of January 31, 2011, pursuant to which the 2011 Lenders and 2011 Borrowers agreed to extend the maturity date and increase the revolving credit facility under the 2010 Credit Agreement as more fully set forth therein (as increased and extended, the "2011 Credit Facility") for the purposes of refinancing certain existing debt, which 2011 Credit Agreement amended, restated and consolidated in its entirety the 2010 Credit Agreement and was executed in full replacement of the 2010 Credit Agreement.

D.            BLC Southerland Place-Midlothian, LLC, BLC Southerland Place-Germantown, LLC, BLC Windsor Place, LLC, BLC Emerald Crossings, LLC, BKD Sterling House of Duncan, LLC, BKD Sterling House of Edmond, LLC, BKD Sterling House of Enid, LLC, BKD Sterling House of Midwest City, LLC, BKD Sterling House of Oklahoma City North, LLC, BKD Sterling House of Oklahoma City South, LLC, BKD Sterling House of Ponca City, LLC, BKD Sterling House of Cedar Hill, LLC, BKD Sterling House of Palestine, LLC, BKD Sterling House of Waxahachie, LLC, BKD Wynwood of Madison West Real Estate, LLC ("Madison") and BKD Brookdale Place of Brookfield, LLC ("Brookfield"), each a Delaware limited liability company (collectively, the "2011 Additional Borrowers") became "Borrowers" under the 2011 Original Credit Agreement pursuant to that certain Joinder Agreement dated as of March 4, 2011 among Administrative Agent and 2011 Additional Borrowers.

E.            Lake Seminole Square Management Company, Inc., and ARC Galleria Woods, Inc., each a Tennessee corporation, became "Borrowers" under the 2011 Original Credit Agreement pursuant to that certain Joinder Agreement dated October 27, 2011 (collectively, the "2011 Joined Borrowers").

F.            The 2011 Original Credit Agreement was amended by (i) First Amendment to Amended and Restated Credit Agreement and Other Credit Documents dated as of February 23, 2011, (b) Second Amendment to Amended and Restated Credit Agreement and Other Credit Documents dated as of October 27, 2011 and (c) Third Amendment to Amended and Restated Credit Agreement and Other Credit Documents dated as of December 17, 2012 (the 2011 Original Credit Agreement, as so amended, herein called the "2011 Credit Agreement").

G.            The 2011 Borrowers, the 2011 Additional Borrowers (other than Madison and Brookfield) and the 2011 Joined Borrowers (collectively, the "2012 Borrowers"), Administrative Agent and Lenders executed that certain Second Amended and Restated Credit Agreement dated as of March 28, 2013 pursuant to which the parties agreed to, among other things, extend the maturity date of the revolving credit facility under the 2011 Credit Agreement and to grant the 2012 Borrowers the right upon satisfaction of certain conditions to increase the amount of the revolving credit facility for the purposes of refinancing certain existing debt and for the purposes hereinafter set forth (the "March 2013 Credit Agreement").

H.            By Joinder Agreement dated as of July 12, 2013 (the "July 2013 Joinder Agreement"), BKD Sterling House Of Bowling Green, LLC, BKD Sterling House Of Mansfield, LLC, AHC Southland-Ormond Beach, LLC, Brookdale Place at Fall Creek, LLC, Brookdale Place at Willow Lake, LLC, Brookdale Place of West Hartford, LLC and Brookdale Place at Kenwood, LLC, each a Delaware limited liability company, became "Borrowers" under the March 2013 Credit Agreement (collectively, the "2013 Joined Borrowers").

I.            The March 2013 Credit Agreement was amended and restated in its entirety pursuant to the Third Amended and Restated Credit Agreement dated as of September 20, 2013 (the "September 2013 Credit Agreement").

J.            The Borrowers have requested Lenders to increase the amount of the credit facility and make other modifications to the credit facility (as amended hereby, the "Credit Facility") and to execute and deliver this Credit Agreement pursuant to which the September

2013 Credit Agreement will be amended, restated and consolidated in its entirety in full replacement of the September 2013 Credit Agreement.

K.            Lenders have agreed to provide the Credit Facility to the Borrowers, and amend and restate the September 2013 Credit Agreement in its entirety, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree the September 2013 Credit Agreement is amended and restated in its entirety as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01            Defined Terms.

As used in this Credit Agreement, the following terms have the meanings set forth below:
"Administrative Agent" means General Electric Capital Corporation in its capacity as administrative agent for the Lenders under any of the Credit Documents, or any successor administrative agent.
"Administrative Agent's Office" means the Administrative Agent's address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrowers and the Lenders.
"Adjusted Expenses" means actual operating expenses related to the Borrowing Base Assets, excluding any rent and interest paid by Operating Tenants and depreciation recorded by the Operating Tenants or Borrowers on a stabilized accrual basis for the previous twelve (12) month period (as reasonably adjusted by Administrative Agent), including: (i) recurring expenses (e.g., tenant improvements, leasing commissions, carpeting replacement, appliance and drapery replacement and such others as determined by Administrative Agent), (ii) real estate taxes, (iii) management fees (whether paid or not) in an amount not less than five percent (5%) of effective gross income (or the actual management fee paid, if higher), and (iv) a replacement reserve (whether reserved or not) of not less than Three Hundred Fifty and No/100 Dollars ($350.00) per Senior Housing Unit.
"Adjusted Net Operating Income" or "ANOI" means annualized Adjusted Revenue less Adjusted Expenses, based upon the financial reports provided by Borrowers under Section 6.01 and approved by Administrative Agent in its reasonable discretion; provided, however, if the actual Occupancy Rate of any Borrowing Base Asset exceeds 95%, ANOI for such Borrowing Base Asset shall be proportionately reduced assuming an Occupancy Rate of 95%.
"Adjusted Revenue" means revenues (excluding revenues from therapy and home health services to independent and assisted living residents of the Borrowing Base Assets, other than the Included Therapy Revenue) from the Borrowing Base Assets for the period in question (and if none specified, then for the most current twelve (12) months), as determined under GAAP, as adjusted based upon definitive changes (federal or state) in the Medicare and/or Medicaid reimbursement rates, but excluding (a) nonrecurring income and non-property related income (as determined by Administrative Agent in its sole discretion) and income from tenants and/or residents that is classified as "bad debt" under generally accepted accounting principles and (b) other revenue for such period not to exceed ten percent (10%) of the amounts included in clause (a) above for laundry, vending, parking and other occupancy payments (but excluding late fees and interest income) based upon collections for such period.
"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.
"Advance" or "Advances" have the meanings provided in Section 2.01(b).
"Affected Lender" has the meaning provided in Section 10.16.
"Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
"Agent-Related Persons" means the Administrative Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
"Aggregate Commitments" means the Commitments of all the Lenders.
"Aggregate Revolving Loan Commitment Amount" means the sum of Four Hundred Million Dollars ($400,000,000), as increased pursuant to Section 2.01(b(ii) or reduced pursuant to Section 2.01(b)(iii).
"Aggregate Term Loan Commitment Amount" has the meaning provided in Section 2.01(a).
"Agreement" has the meaning provided in the introductory paragraph hereof.
"Allocable Amount" has the meaning provided in Section 2.13(i).
"Applicable Percentage" means each of the following percentages per annum, as applicable, based upon the Outstanding Amount Percentage:
Outstanding Amount Percentage	Applicable Percentage
≤35%	2.50%
>35%, but ≤50%	3.25%
>50, but ≤100%	3.50%

Any increase or decrease in the Applicable Percentage resulting from a change in the Outstanding Amount Percentage shall become effective as of the first Business Day immediately following the change in the Outstanding Amount Percentage.
"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
"Arizona Facility" has the meaning provided in Section 5.13(b).
"Assignee Group" means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.07(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent and, if such assignment and assumption requires their consent, the Borrowers.
"Assignment of Leases" means an assignment of leases, rents and profits to the Administrative Agent with respect to the applicable Borrower's interests in a Mortgaged Borrowing Base Asset (which assignment may be contained within the related Mortgage Instrument); provided that each such Assignment of Leases shall, subject to the terms and conditions of the applicable underlying lease, directly assign to the Administrative Agent the following: (a) all existing and future leases, subleases, tenancies, licenses, occupancy agreements or agreements to lease all or any portion of such Borrowing Base Asset (including, without limitation, any applicable Facility Operating Lease), whether written or oral or for a definite period or month-to-month, together with any extensions, renewals, amendments, modifications or replacements thereof, and any options, rights of first refusal, pledges, security agreements and guarantees of any tenant's obligations under any lease or sublease now or hereafter in effect with respect to the Borrowing Base Asset (individually, for the purposes of this definition, a "Lease" and collectively, the "Leases"); and (b) all rents (including, without limitation, base rents, minimum rents, additional rents, percentage rents, parking, maintenance and deficiency rents and payments which are characterized under the terms of the applicable Lease as payments of interest and/or principal with respect to the applicable Borrowing Base Asset), security deposits (in whatever form, including cash and letters of credit), tenant escrows, income, receipts, revenues, reserves, issues and profits of the Borrowing Base Asset from time to time accruing, including, without limitation, (i) all rights to receive payments arising under, derived from or relating to any Lease, (ii) all lump sum payments for the cancellation or termination of any Lease, the waiver of any term thereof, or the exercise of any right of first refusal, call option, put option or option to purchase, and (iii) the return of any insurance premiums or ad valorem tax payments made in advance and subsequently refunded.  In furtherance (and not limitation) of the foregoing, each Assignment of Leases shall assign to the Administrative Agent any and all of the applicable Borrower's rights to collect or receive any payments with respect to the applicable Borrowing

Base Asset.  Finally, each Assignment of Leases shall, in any case, be in form and substance satisfactory to the Administrative Agent in its discretion and suitable for recording in the applicable jurisdiction; and "Assignments of Leases" means a collective reference to all such Assignments of Leases.
"Attorney Costs" means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated reasonable and documented cost of internal legal services and all expenses and disbursements of internal counsel.
"Attributable Principal Amount" means (a) in the case of Capital Leases, the amount of capital lease obligations determined in accordance with GAAP, (b) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a capital lease determined in accordance with GAAP, (c) in the case of Securitization Transactions, the outstanding principal amount of such financing, after taking into account reserve amounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in the case of Sale and Leaseback Transactions, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.
"Audited Financial Statements" means the audited consolidated balance sheet of the Parent and its consolidated Subsidiaries for the fiscal year ended December 31, 2013, and the related consolidated statements of earnings, shareholders' equity and cash flows for such fiscal year of the Parent and its consolidated Subsidiaries, including the notes thereto.
"Availability Amount" means, as of any Determination Date, the sum of the following amounts:  (a) the annualized ANOI (based on the trailing six (6) month period prior to the Determination Date) for the Performing Assets that are not skilled nursing facilities or Entrance Fee Facilities, divided by 10%, (b) the annualized ANOI (based on the trailing six (6) month period prior to the Determination Date) for the Performing Assets that are skilled nursing facilities, but not Entrance Fee Facilities, divided by 12%, and (c) the sum of (i) annualized ANOI (based on the trailing six (6) month period prior to the Determination Date) for Performing Assets that are Entrance Fee Facilities, divided by 11.75% and (ii) the amount of any Net Entrance Fees recorded or earned during the trailing 12-month period prior to the Determination Date, times 5.0, provided in no event may the Availability Amount derived from Entrance Fee Facilities exceed thirty percent (30%) of the total Availability Amount.
"Award" has the meaning provided in Section 6.23.
"Bankruptcy Event" means, with respect to any Person, the occurrence of any of the following: (a) the entry of a decree or order for relief by a court or governmental agency in an involuntary case under any applicable Debtor Relief Law or any other bankruptcy, insolvency or other similar law now or hereafter in effect, or the appointment by a court or governmental agency of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or the ordering of the winding up or liquidation of its affairs by a court or governmental agency and such decree, order or appointment is not vacated or discharged within sixty (60) days of its filing (or, if such order cannot be reasonably vacated or discharged within such period, ninety (90) days, so long as the applicable Person has diligently commenced the actions necessary to discharge or vacate such order and is diligently pursuing completion thereof); or (b) the commencement against such Person of an involuntary case under any applicable Debtor Relief Law or any other bankruptcy, insolvency or other similar law now or hereafter in effect, or of any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed for a period of sixty (60) consecutive days (or, if such proceeding cannot be reasonably dismissed within such period, ninety (90) consecutive days, so long as the applicable Person has diligently commenced the actions necessary to obtain such dismissal and is diligently pursuing completion thereof), or the repossession or seizure by a creditor of such Person of a substantial part of its Property; or (c) such Person shall commence a voluntary case under any applicable Debtor Relief Law or any other bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or the taking possession by a receiver, liquidator, assignee, creditor in possession, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (d) the filing of a petition by such Person seeking to take advantage of any Debtor Relief Law or any other applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding‑up, or composition or adjustment of debts, or (e) such Person shall fail to contest in a timely and appropriate manner (and if not dismissed within sixty (60) days (unless such dismissal cannot be reasonably obtained within such period, ninety (90) days, so long as the applicable Person has diligently commenced the actions necessary to dismiss such filing and is diligently pursuing completion thereof)) or shall consent to any petition filed against it in an involuntary case under such bankruptcy laws or other applicable Law or consent to any proceeding or action relating to any bankruptcy, insolvency, reorganization, winding‑up, or composition or adjustment of debts with respect to its assets or existence, or (f) such Person shall admit in writing, or such Person's financial statements shall reflect, an inability to pay its debts generally as they become due.
"Base Rate" means for any day a fluctuating rate per annum equal to the rate of interest in effect for such day as publicly announced from time to time by the Base Rate Bank as its "prime rate,"  The "prime rate" is a rate set by the Base Rate Bank based upon various factors including Base Rate Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in the prime rate announced by Base Rate Bank shall take effect at the opening of business on the day specified in the public announcement of such change.
"Base Rate Bank" means Wells Fargo Bank, National Association.
"Blocked Account Agreements" means, collectively, the Amended and Restated Deposit Account Control Agreement executed with respect to the Portfolio General Receivables Account and the Amended and Restated Collection Account Agreement executed with respect to the Third Party Payor Receivables Accounts, in each case executed by Borrower Representative, as agent for Borrowers, Administrative Agent and the bank named therein (the "Blocked Account Bank").
"Borrower" and "Borrowers" shall have the meanings given to such terms in the introductory paragraph hereof.
"Borrower Joinder Agreement" means a joinder agreement in the form of Exhibit E hereto, to be executed by each new Person who becomes a Borrower in accordance with Section 6.15 hereof.
"Borrower Representative" has the meaning provided in Section 2.14 hereof.
"Borrowing" means a borrowing hereunder consisting of (a) Advances under the Revolving Loan, (b) the Term Loan and/or (c) the Swing Loans, each made to or for the benefit of Borrowers by Lenders pursuant to Article 2 of this Agreement.
"Borrowing Base Amount" means, as of any Determination Date, an amount equal to the sum of the Mortgage Asset Borrowing Base Amount, plus the Pledged Asset Borrowing Base Amount.
"Borrowing Base Asset" means a Real Property Asset which, as of any date of determination, satisfies all of the following requirements:  (a) such Real Property Asset is 100% owned by a Borrower in fee simple or pursuant to the terms of an Eligible Ground Lease; (b) the Administrative Agent, on behalf of the Lenders, shall have received each of the Borrowing Base Asset Deliverables with respect to such Real Property Asset, in each case in form and substance acceptable to the Administrative Agent in its discretion; (c) such Real Property Asset is not subject to any Lien (other than a Permitted Lien) or any Negative Pledge (other than any Negative Pledge Instrument); (d) such Real Property Asset is free of all material mechanical and structural defects, environmental conditions (as evidenced by environmental reports acceptable to Administrative Agent) or other adverse matters except for defects, conditions or matters individually or collectively which are not material to the profitable operation of such Real Property Asset and the most recently‑delivered FIRREA‑compliant MAI appraisal with respect to such Real Property Asset is acceptable to the Administrative Agent in its discretion; (e) such Real Property Asset has been fully developed for use as a skilled nursing facility, domestic assisted living facility, independent living facility, rehabilitation hospital or other healthcare facility acceptable to the Administrative Agent and Required Lenders; (f) such Real Property Asset is operated by the Borrower-owner or is leased to and operated by an Eligible Tenant pursuant to a Facility Operating Lease reasonably acceptable to the Administrative Agent; (g) no required rental payment, principal or interest payment, payments of real property taxes or payments of premiums on insurance policies payable to the applicable Borrower-owner with respect to such Real Property Asset is past due beyond the earlier of the applicable grace period with respect thereto, if any, and sixty (60) days; (h) no event of default has occurred and is then continuing under any Material Contract applicable to such Borrowing Base Asset; (i) no Material Contract applicable to such Borrowing Base Asset shall have been terminated without the prior written consent of the Required Lenders; (j) no condemnation or condemnation proceeding shall have been instituted (and remain undismissed for a period of ninety (90) consecutive days), in each case, with respect to a material portion of the Real Property Asset; (k) no material casualty event shall have occurred with respect to the improvements located on such Real Property Asset which is not able to be fully remediated with available insurance proceeds; (l) no Hazardous Substances are located on or under such Real Property Asset and no other environmental conditions exist in connection with such Real Property Asset which constitute a violation of any Environmental Law; and (m) is located in the United States.  "Borrowing Base Assets" means a collective reference to all Borrowing Base Assets in existence at any given time.
"Borrowing Base Asset Deliverables" means, with respect to any Real Property Asset which is proposed for qualification as a "Borrowing Base Asset" hereunder, a collective reference to each of the following (with each such item to be in form and substance acceptable to the Administrative Agent):
(a)            with respect to any Mortgaged Real Property Asset, a fully executed and notarized Mortgage Instrument and Assignments of Leases with respect to such Real Property Asset and a related legal opinion from special local counsel to the Borrowers opining as to the propriety of the form of such documents for recording in the applicable jurisdiction and such other matters as may be required by the Administrative Agent;

(b)            with respect to any Pledged Real Property Asset, a fully executed Negative Pledge Instrument with respect to such Real Property Asset and a fully executed Pledge Agreement with respect to the Equity Interests in the Borrower owning such Real Property Asset.

(c)            a fully executed copy of any Facility Operating Lease applicable to such Real Property Asset, together with an estoppel certificate from the applicable Eligible Tenant and a subordination, non‑disturbance and attornment agreement with respect to such Facility Operating Lease on any Mortgaged Real Property Asset (the "Facility Operating Lease SNDA");

(d)            in the case of a Real Property Asset which constitutes a leasehold interest, evidence that (i) the applicable lease, a memorandum of lease with respect thereto, or other evidence of such lease in form and substance reasonably satisfactory to the Administrative Agent, and which, with respect to any Mortgaged Real Property Asset, has been properly recorded in all places to the extent necessary or desirable, in the reasonable judgment of the Administrative Agent, so as to enable the Mortgage Instrument encumbering such leasehold interest to effectively create a valid and enforceable first priority lien (subject to Permitted Liens and required landlord consents) on such leasehold interest in favor of the Administrative Agent (or such other Person as may be required or desired under local law) for the benefit of Lenders and (ii) that such lease qualifies as an Eligible Ground Lease hereunder, together with such estoppels, waivers and/or consents from the lessor under such Eligible Ground Lease as are required by the terms thereof or otherwise reasonably requested by the Administrative Agent;

(e)            maps or plats of an as‑built survey of the site constituting the Real Property Asset sufficient in all cases to delete the standard survey exception from the applicable Mortgage Policy;

(f)            a FIRREA‑compliant MAI appraisal, commissioned, reviewed and approved by the Administrative Agent (or otherwise acceptable to the Administrative Agent, in its discretion) with respect to such Real Property Asset;

(g)            evidence as to the compliance of such Real Property Asset and the improvements related thereto with applicable zoning and use requirements;

(h)            with respect to any Mortgaged Real Property Asset, an ALTA mortgagee title insurance policy (or its equivalent in non-ALTA jurisdictions) with respect to the applicable Real Property Asset (each, a "Mortgage Policy" and collectively, the "Mortgage Policies"), assuring the Lender that the Mortgage Instrument creates a valid and enforceable first priority mortgage lien on the applicable Real Property Asset, free and clear of all defects and encumbrances except Permitted Liens, which Mortgage Policy shall (i) be in an amount acceptable to the Administrative Agent, (ii) be issued by an insurance company reasonably acceptable to the Administrative Agent, (iii) include such available endorsements and reinsurance as the Administrative Agent may reasonably require and (iv) otherwise satisfy the reasonable title insurance requirements of the Administrative Agent;

(i)            evidence as to whether the applicable Real Property Asset is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a "Flood Hazard Property") and if such Real Property Asset is a Flood Hazard Property, (i) the applicable Borrower's written acknowledgment of receipt of written notification from the Administrative Agent (A) as to the fact that such Real Property Asset is a Flood Hazard Property and (B) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (ii) copies of insurance policies or certificates of insurance evidencing flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent as sole loss payee on behalf of the Lenders under a standard mortgagee endorsement;

(j)            copies of any material subleases which would be required to be disclosed on Part V of Schedule 5.12 hereof with respect to such Real Property Asset if approved as a Borrowing Base Asset;

(k)            evidence that the Operating Tenant under the applicable Facility Operating Lease is an Eligible Tenant;

(l)            a Phase I environmental assessment from an environmental consultant acceptable to the Administrative Agent, dated as of a date acceptable to the Administrative Agent and indicating that, as of such date, no Hazardous Substances or other conditions on, under or with respect to the applicable Real Property Asset constitute a violation of any Environmental Laws and that, in any case, no commercially unreasonable amount of any Hazardous Substances are located on or under such Real Property Asset; and

(m)            evidence of insurance coverage with respect to such Real Property Asset meeting the requirements set forth herein and establishing the Administrative Agent as loss payee, as required pursuant to the terms hereof.

"Borrowing Base Certificate" means a certificate substantially in the form of Exhibit C‑2 hereto delivered to the Administrative Agent pursuant to Section 6.02(b) or more frequently at the option of the Borrower Representative and (a) setting forth each Real Property Asset of the Borrowers, identifying which such Real Property Assets are Borrowing Base Assets, and certifying the Collateral Value Amount with respect to each such Borrowing Base Asset, (b) certifying (based upon its own information and the information made available to the Parent by the applicable Operating Tenants, which information the Parent believes in good faith to be true and correct in all material respects) (i) as to the calculation of the Borrowing Base Amount as of the date of such certificate and (ii) that each Real Property Asset used in the calculation of the Borrowing Base Amount meets each of the criteria for qualification as a Borrowing Base Asset and (c) providing such other information with respect to the Real Property Assets and/or Borrowing Base Assets as the Administrative Agent may reasonably require.
"Business" or "Businesses" means, at any time, a collective reference to the businesses operated by the respective Borrowers or Parent, as applicable, at such time.
"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of Illinois or the state where the Administrative Agent's Office is located and, if such day relates to determining the Eurodollar Rate hereunder, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.
"Capitalized Loan Fees" means, with respect to the Parent and its Subsidiaries, and with respect to any period, (a) any up-front, closing or similar fees paid by such Person in connection with the incurrence or refinancing of Indebtedness during such period and (b) all other costs incurred in connection with the incurrence or refinancing of Indebtedness during such period, including, without limitation, appraisal fees paid to lenders, costs and expenses incurred in connection with Swap Contracts, engineering reports, phase I environmental report and other report review fees paid to lenders and legal fees, in each of the foregoing cases, that are capitalized on the balance sheet of such Person in accordance with GAAP and amortized over the term of such Indebtedness.
"Capital Lease" means a lease that would be capitalized on a balance sheet of the lessee prepared in accordance with GAAP.
"Capital Lease Obligation" means, with respect to a Capital Lease, the amount of rental and other obligations of the lessee thereunder which would, in accordance with GAAP, appear on a balance sheet of such lessee in respect of such Capital Lease.
"Capital Stock" means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

"Cash Equivalents" means (a) securities issued or directly and fully guaranteed or insured by (i) the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short‑term commercial paper rating from S&P is at least A‑1 or the equivalent thereof or from Moody's is at least P‑1 or the equivalent thereof (each an "Approved Bank"), in each case with maturities of not more than two hundred seventy (270) days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A‑1 (or the equivalent thereof) or better by S&P or P‑1 (or the equivalent thereof) or better by Moody's and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940, as amended, that are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof.
"Cash Lease Expense" means for any period, the aggregate amount of fixed and contingent rentals payable (on a cash basis) by the Parent and its Subsidiaries for such period with respect to leases of real and personal property, determined on a consolidated basis, provided that payments in respect of Capital Lease Obligations shall not constitute Cash Lease Expense.
"Cash Management Agreement" means any agreement existing as of the date hereof, including the Blocked Account Agreement, or from time to time during the term of the Loan among Administrative Agent, Borrowers, Borrower Representative on behalf of the Borrowers and/or Operators and a bank approved by Administrative Agent regarding the establishment and operation of a lockbox account, blocked account or similar account into which rents and other revenue are to be deposited.
"Cash Management Obligations" shall mean any and all obligations arising under any agreement relating to credit cards, purchasing cards, treasury, depositary or cash management services or automated clearinghouse transfer of funds entered into with a Lender or an Affiliate of a Lender.
"Casualty" has the meaning specified in Section 6.22.
"Change of Control" means the occurrence of any of the following events:  (a) any Person or two or more Persons acting in concert, shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, control over, voting stock of the Parent (or other securities convertible into such voting stock) representing thirty-five percent (35%) or more of the combined voting power of all voting stock of the Parent, (b) during any period of up to twenty-four (24) consecutive months, commencing after the Closing Date, individuals who at the beginning of such twenty-four (24) month period were directors of the Parent (together with any new director whose election by the Parent's Board of Directors or whose nomination for election by the Parent's shareholders was approved by a vote of at least fifty percent (50%) of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of the Parent then in office, or (c) the Parent shall fail to own (directly or indirectly) 100% of the Capital Stock of the Borrowers.  As used herein, "beneficial ownership" shall have the meaning provided in Rule 13d‑3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934.
"Closing Date" means the date hereof.
"CMS" means the Centers for Medicare & Medicaid Services, the federal agency responsible for administering the Medicare, Medicaid, SCHIP (State Children's Health Insurance), HIPAA, CLIA (Clinical Laboratory Improvement Amendments), and any other federal health-related programs affecting the operation of the Borrowing Base Assets.
"Collateral" means a collective reference to all real and personal Property (including without limitation, the Borrowing Base Assets) with respect to which Liens in favor of the Administrative Agent are either executed, identified or purported to be granted pursuant to and in accordance with the terms of the Collateral Documents but excluding (a) revenues from therapy and home health services to independent and assisted living residents of the Borrowing Base Assets until such time as all or a portion of such revenue is deposited to an account subject to a Cash Management Agreement and (b) any other personal property specifically excluded pursuant to the terms of another Credit Document.
"Collateral Documents" means a collective reference to the Mortgage Instruments, the Security Agreement, the Assignments of Leases, the Pledge Agreements, the Negative Pledge Instruments and any UCC financing statements securing payment hereunder, or any other documents securing the Obligations under this Credit Agreement or any other Credit Document.
"Collateral Value" means, with respect to any Borrowing Base Asset or Real Property Asset, an amount equal to the "as‑is" appraised value of such Real Property Asset (on an individual, as opposed to portfolio values, basis), as determined by the most recently delivered FIRREA‑compliant MAI appraisals commissioned, reviewed and approved by the Administrative Agent or otherwise acceptable to the Administrative Agent in its discretion.
"Commitment" means, for each Lender, the sum of its Revolving Loan Commitment and its Term Loan Commitment.
"Commitment Percentage" means, as to any Lender, the percentage equivalent of such Lender's Revolving Loan Commitment Amount and Term Loan Commitment Amount divided by the Aggregate Revolving Loan Commitment Amount and the Aggregate Term Loan Commitment Amount; provided that after the Term Loan has been funded, Commitment Percentages shall be determined for the Term Loan by reference to the outstanding principal balance thereof as of any date of determination rather than the Term Loan Commitments;

provided, further, that following acceleration of the Loans, such term means, as to any Lender, the percentage equivalent of the principal amount of the Loans held by such Lender, divided by the aggregate principal amount of the Loans held by all Lenders.
"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
"Compensation Period" has the meaning provided in Section 2.10(c).
"Compliance Certificate" means a certificate substantially in the form of Exhibit C‑1; provided, that each such Compliance Certificate shall, in any case, include (without limitation): (a) a Borrowing Base Certificate in the form of Exhibit C‑2; (b) an updated version of Schedules 5.11, 5.12, 5.13 and 5.18, along with a summary of changes made to such schedules since the previous delivery thereof; provided, further, that upon the delivery of such updated schedules, then Schedule 5.11, Schedule 5.12, Schedule 5.13 and Schedule 5.18 shall each be deemed to have been amended and restated to read in accordance with the applicable updated schedule and the representations and warranties with respect thereto shall apply to such amended and restated schedules and (c) supporting documents and materials reasonably required by the Administrative Agent for the evidencing of the calculations and certifications made in connection therewith.
"CON" has the meaning provided in Section 6.20.
"Condemnation" has the meaning provided in Section 6.23.
"Confidential Information" has the meaning provided in Section 10.08.
"Consolidated EBITDA" means, for any period, for any Person, net income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such consolidated net income for such period, the sum of (a) income tax expense, (b) interest expense of such Person and its Subsidiaries, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness whether paid, accrued or capitalized and including, without limitation, the interest component of Capital Lease Obligations, (c) depreciation and amortization expense, (d) net entrance fees received, (e) non-cash compensation expense, (f) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (g) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such consolidated net income for such period, losses on sales of assets outside of the ordinary course of business), (h) such Person's share of distributions from Unconsolidated Joint Ventures and (i) any other non-cash charges (such as loss on extinguishment of debt, equity in loss of unconsolidated ventures, change in fair value of derivatives and amortization, straight line rent, etc.), and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such consolidated net income for such period, gains on the sales of assets outside of the ordinary course of business), (b) any other non-cash income (including, without limitation, any GAAP income related to entrance fees), (c) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income and (d) straight line rental revenue that is non-cash.
"Consolidated EBITDAR" means for any period, Consolidated EBITDA of the Parent and its Subsidiaries for such period plus Cash Lease Expense of the Parent and its Subsidiaries for such period.
"Consolidated Fixed Charge Coverage Ratio" means for any period, the ratio of (a) Consolidated EBITDAR of the Parent and its Subsidiaries for such period to (b) Consolidated Fixed Charges for such period, including any pro forma adjustments for Interest Expense in connection with the pro forma calculations under subsection (i) below, plus Cash Lease Expense for such period provided:
(i)
the Consolidated EBITDA of any Person acquired by the Parent or its Subsidiaries during the last quarter of such four quarter period shall be included on a pro forma basis (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such quarter) determined on an annualized basis based on the most recent fiscal quarter of such Person for which financial statements are available if the consolidated balance sheet of such acquired Person and its consolidated Subsidiaries as at the end of the period preceding the acquisition of such Person and the related consolidated statements of income and stockholders' equity and of cash flows for the period, in each case, to the extent available, in respect of which Consolidated EBITDA is to be calculated (x) have been previously provided to the Administrative Agent and the Lenders and (y) either (1) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (2) have been found reasonably acceptable by the Administrative Agent;

(ii)
the Consolidated EBITDA of any Person acquired during the first, second or third quarters of such four quarter period shall be deemed to be equal to Consolidated EBITDA of such Person for the number of fiscal quarters elapsed since the date of acquisition (after giving effect to any pro forma adjustment made pursuant to clause (i) above) multiplied by 4, 2 and 4/3, respectively; and

(iii)
the Consolidated EBITDA of any Person Disposed of by the Parent or its Subsidiaries during such period shall be excluded for such four quarter period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period).

"Consolidated Fixed Charges" means for any period, the sum (without duplication) of (a) Consolidated Interest Expense of the Parent and its Subsidiaries for such period, (b) cash income taxes actually paid by the Parent or any of its Subsidiaries on a consolidated basis during such period, (c) scheduled payments made during such period on account of principal of Indebtedness of the Parent or any of its Subsidiaries, (d) dividends accrued (whether or not declared or payable) on the common and preferred stock of the Parent and its Subsidiaries during such period, (e) the Parent's and its Subsidiaries' pro rata share of all expenses and payments referred to in the preceding clauses (a) and (b) of any unconsolidated Person in which they have an equity interest and (f) maintenance capital expenditures in an amount equal to the product of (i) $575 per Senior Living Unit per annum, and (ii) the number of Senior Living Units owned or leased by the Parent and its Subsidiaries during such period measured at the end of the most recent calendar quarter ending prior to such date of determination.
"Consolidated Interest Expense" means with respect to any Person for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers' acceptance financing and net costs of such Person under Swap Contracts (but only to the extent included in interest expense in such Person's financial statement and to the extent actually paid) in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).
"Consolidated Net Income" means, with respect to any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Parent and its Consolidated Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Parent or is merged into or consolidated with the Parent or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Parent) in which the Parent or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Parent or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Parent to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligations (other than under any Credit Document) or requirement of Law applicable to such Subsidiary.
"Consolidated Parties" means the Parent and its Consolidated Subsidiaries, as determined in accordance with GAAP.
"Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Parent in its consolidated financial statements if such statements were prepared as of such date.
"Consolidated Tangible Net Worth" means (i) Stockholders' Equity plus or minus (ii) Minority Interests plus (iii) cumulative net additions of Depreciation and Amortization Expense deducted in determining income for all fiscal quarters ending after the date of Parent's formation plus (iv) non-cash deferred gains from sale-leaseback transactions and deferred entrance fee revenue, minus (v) Intangible Assets, in each case, for the most recent fiscal quarter ending prior to such date for which financial statements are available.
"Contract Rate" means (a) the Eurodollar Rate plus the Applicable Percentage or (b) if the provisions of Section 3.02 or Section 3.03 apply and Borrowers elect to request Borrowings using the Base Rate, in which event it shall mean the Base Rate plus the Applicable Percentage; provided that in no event would use of the Base Rate plus Applicable Percentage increase or decrease the Lender's rate of return over what it would have received at the Eurodollar Rate plus the Applicable Percentage.
"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  "Controlling" and "Controlled" have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote twenty-five percent (25%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.
"Control Investment Affiliates" means, as to any Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.  For purposes of this definition, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
"COSO" means the Committee of Sponsoring Organizations of the Treadway Commission.
"Credit Agreement" has the meaning given to such term in the introductory paragraph hereof.
"Credit Documents" means this Credit Agreement, the Collateral Documents, the Notes, the Guaranty, the Proposal, the Lender Joinder Agreements, the Borrower Joinder Agreements, the Borrowing Base Certificates, the Hazardous Materials Indemnity Agreement and the Compliance Certificates.
"Credit Party" means, as of any date, the Borrowers or Guarantor; and "Credit Parties" means a collective reference to each of them.
"Daily Unused Fee" means, for any day during the Revolving Loan Commitment Period, (a) when the balance of the Outstanding Amount of Obligations (including Swing Loans and Letter of Credit Obligations) is less than an amount equal to fifty percent (50%) of the then Aggregate Commitments, an amount equal to (i) thirty-five hundredths percent (0.35%) multiplied by (ii) the amount by which the Aggregate Commitments exceed the sum of the Outstanding Amount of Obligations (including Swing Loans and Letter of Credit Obligations) as of the beginning of such day, divided by (iii) 365 and (b) when the balance of the Outstanding Amount of Obligations (including Swing Loans and Letter of Credit Obligations) is equal to or greater than an amount equal to fifty percent (50%) of the then Aggregate Commitments, an amount equal to (i) twenty-five hundredths percent (0.25%) multiplied by, (ii) the amount by which the Aggregate Commitments exceed the sum of the Outstanding Amount of Obligations

(including Swing Loans and Letter of Credit Obligations) as of the beginning of such day, divided by (iii) 365.
"Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
"Debt Yield" means the ratio, expressed as a percentage, as of the date of determination of (a) Adjusted Net Operating Income from Performing Assets as determined by the Administrative Agent for a particular period, to (b) the outstanding principal balance of the Loan as of such date.
"Default" means any event, act or condition that, with notice, the passage of time, or both, would constitute an Event of Default.
"Default Rate" means an interest rate equal to the Contract Rate plus five percent (5%) per annum.
"Defaulting Lender" means any Lender that (a) has failed to fund any portion of the Advances required to be funded by it hereunder within two (2) Business Days of the date required to be funded by it hereunder and has not cured such failure prior to the date of determination, (b) has notified the Borrowers, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, (d) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, and has not cured such failure prior to the date of determination, or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
"Depreciation and Amortization Expense" means for any period, without duplication, the sum for such period of (i) total depreciation and amortization expense, whether paid or accrued, of the Parent and its Subsidiaries during such period, plus (ii) the Parent's and its Subsidiaries' pro rata share of depreciation and amortization expenses of Unconsolidated Joint Ventures for such period.  For purposes of this definition, the Parent's and its Subsidiaries' pro rata share of depreciation and amortization expense of any Unconsolidated Joint Venture shall be deemed equal to the product of (i) the depreciation and amortization expense of such Unconsolidated

Joint Venture, multiplied by (ii) the percentage of the total outstanding Equity Interests of such Unconsolidated Joint Venture held by the Parent or such Subsidiary, expressed as a decimal.
"Determination Date" has the meaning specified in Section 2.03.
"Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
"Disqualified Assignee" means (i) the Parent or any of Parent's Affiliates or Subsidiaries or (ii) any readily identifiable competitor of a Borrower or its Affiliates that owns or operates 10,000 or more senior housing units, including any healthcare real estate investment trust.
"Disqualified Stock" means any capital stock, warrants, options or other rights to acquire capital stock (but excluding any debt security which is convertible, or exchangeable, for capital stock), which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable prior to the Maturity Date, pursuant to a sinking fund obligation or otherwise, or is or may be redeemable at the option of the holder thereof, in whole or in part, prior to the Maturity Date.
"Dollar" or "$" means the lawful currency of the United States.
"Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender; and (c) an Approved Fund.
"Eligible Ground Lease" means, at any time, a ground lease (a) under which a Borrower is the lessee or holds equivalent rights and is the fee owner of the improvements located thereon, (b) that has a remaining term of not less than thirty (30) years, (c) under which any required rental payment, principal or interest payment or other payment due under such lease from such Borrower to the ground lessor is not more than sixty (60) days past due and any required rental payment, principal or interest payment or other payment due to such Borrower under any sublease of the applicable real property lessor is not more than sixty (60) days past due, (d) where no party to such lease is subject to a then‑continuing Bankruptcy Event, (e) such ground lease (or a related document executed by the applicable ground lessor) contains customary provisions protective of any lender to the lessee and (f) where the Borrower's interest in the underlying Real Property Asset or the lease is not subject to (i) any Lien other than Permitted Liens and other encumbrances acceptable to the Administrative Agent and the Required Lenders, in their discretion, or (ii) any Negative Pledge.
"Eligible Tenant" means an Operating Tenant which (a) is not in arrears on any required rental payment, principal or interest payment, payments of real property taxes or payments of premiums on insurance policies with respect to its lease or sublease beyond the later of (i) the applicable grace period with respect thereto, if any, and (ii) forty-five (45) days; (b) is not subject to a then‑continuing Bankruptcy Event; and (c) is reasonably acceptable in all material respects to the Administrative Agent and the Required Lenders (it being understood that for purposes of this clause (c), each Operating Tenant set forth on Schedule 5.12 hereto on the Closing Date (as updated pursuant to any Borrower Joinder Agreement),  is deemed acceptable).
"Entrance Fee Facilities" means such Borrowing Base Assets that are approved by Administrative Agent from time to time to be included in the Collateral that provide for the payment of entrance payments and/or fees.
"Environmental Laws" means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
"Equity Interests" means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
"ERISA" means the Employee Retirement Income Security Act of 1974.
"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Parent within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).
"ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Parent or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Parent or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent or any ERISA Affiliate.

"Eurodollar Base Rate" means for any Interest Period, the rate determined by the Administrative Agent to be the offered rate for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London, England time) on the second full Business Day next preceding the first day of each Interest Period, but in no event less than zero (0).  In the event that such rate does not appear on the Reuters Screen LIBOR01 page at such time, the "Eurodollar Base Rate" shall be determined by reference to such other comparable publicly available service for displaying the offered rate for deposit in Dollars in the London interbank market as may be selected by the Administrative Agent and, in the absence of availability, such other method to determine such offered rate as may be selected by the Administrative Agent in its sole discretion.
"Eurodollar Rate" means for any Interest Period, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 ‑ Eurodollar Reserve Percentage

"Eurodollar Reserve Percentage" means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities").  The Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
"Event of Acceleration" means any of the events or conditions set forth in Sections 8.01(f), (g) or (j) with respect to the Parent or any Borrower.
"Event of Default" has the meaning provided in Section 8.01.
"Excluded Rate Contract Obligation" means, with respect to any Guarantor, any guarantee of any Swap Obligations under a Secured Rate Contract if, and only to the extent that and for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligations under a Secured Rate Contract (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation under a Secured Rate Contract.  If a Swap Obligation under a Secured Rate Contract arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation under a Secured Rate Contract that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
"Extension of Credit" means with respect to (a) any Lender, collectively, all Advances, the Term Loan and any Letters of Credit or participations therein made, Issued or purchased by such Lender pursuant to this Agreement, and (b) the Swingline Lender, collectively, all Swing Loans made by Swingline Lender pursuant to this Agreement.
"Facility Operating Lease SNDA" shall have the meaning provided in the definition of "Borrowing Base Asset Deliverables" contained in this Section 1.01.
"Facility Operating Leases" means each lease or master lease with respect to any Borrowing Base Asset from the applicable Borrower as lessor, to an Eligible Tenant, which, in the reasonable judgment of the Administrative Agent, is a triple net lease such that such Eligible Tenant is required to pay all taxes, utilities, insurance, maintenance, casualty insurance payments and other expenses with respect to the subject Borrowing Base Asset (whether in the form of reimbursements or additional rent) in addition to the base rental payments required thereunder such that net operating income for such Borrowing Base Asset (before non-cash items) equals the base rent paid thereunder; provided, that each such lease or master lease shall be in form and substance reasonably satisfactory to the Administrative Agent; as the foregoing may be amended and extended from time to time after the Closing Date in accordance with and subject to the terms of this Agreement and the Facility Operating Lease SNDA applicable thereto.
"Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day immediately succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the immediately succeeding Business Day, and (b) if no such rate is so published on such immediately succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to the next 1/100th of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
"Final Availability Date" means the earlier of the (a) expiration of the Revolving Loan Commitment  Period and (b) five (5) Business Days prior to the Maturity Date.
"FIRREA" means the Financial Institutions Reform, Recovery and Enforcement Act and the regulations promulgated pursuant to such act.
"Flood Hazard Property" has the meaning provided in the definition of "Borrowing Base Asset Deliverables" contained in this Section 1.01.
"Foreign Lender" has the meaning provided in Section 10.15(a)(i).
"FRB" means the Board of Governors of the Federal Reserve System of the United States.
"Fund" means any Person (other than a natural person) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

"Funded Debt" means, as to any Person (or consolidated group of Persons) at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)            all obligations for borrowed money, whether current or long‑term (including the Obligations hereunder), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)            all purchase money indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business) and all indebtedness and obligations in respect of the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of business and payable on customary trade terms);

(c)            all direct obligations under letters of credit (including standby and commercial), bankers' acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep‑well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(d)            the Attributable Principal Amount of Capital Leases and Synthetic Leases;

(e)            the Attributable Principal Amount of Securitization Transactions;

(f)            all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments;

(g)            Support Obligations in respect of Funded Debt of another Person (other than Persons in such group, if applicable); and

(h)            Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person (or, if applicable, any Person in such consolidated group) for payment thereof.

For purposes hereof, the amount of Funded Debt shall be determined based on (i) the outstanding principal amount in the case of borrowed money indebtedness under clause (a), (ii) the outstanding purchase money indebtedness and the deferred purchase obligations under clause (b), (iii) the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (c), and (iv) the amount of Funded Debt that is the subject of the Support Obligations in the case of Support Obligations under clause (g).  For purposes of clarification, "Funded Debt" of Persons constituting a consolidated group shall not include inter‑company indebtedness of such Persons, general accounts payable of such Persons which arise in the ordinary course of business, accrued expenses of such Persons incurred in the ordinary course of business or minority interests in joint ventures or limited partnerships (except to the extent set forth in clause (h) above).

"GAAP" means generally accepted accounting principles in effect in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board from time to time applied on a consistent basis, subject to the provisions of Section 1.03.
"Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
"Guarantor" means the Parent.
"Guaranty" means the Amended and Restated Guaranty in the form of Exhibit G dated as of the date hereof executed by the Parent, as amended, supplemented or otherwise modified from time to time.
"Hazardous Materials Indemnity Agreement" means the Third Amended and Restated Hazardous Materials Indemnity Agreement dated as of the date hereof executed by the Parent, as amended, supplemented or otherwise modified from time to time.
"Hazardous Substance" means any toxic or hazardous substance, including petroleum and its derivatives regulated under the Environmental Laws.
"Healthcare Facilities" means any skilled nursing facilities, mentally retarded and developmentally disabled facilities, rehab hospitals, long term acute care facilities, intermediate care facilities for the mentally disabled, medical office buildings, domestic assisted living facilities, independent living facilities or Alzheimer's care facilities and any ancillary businesses that are incidental to the foregoing.
"Healthcare Laws" has the meaning provided in Section 5.19(a).
"HIPAA" means the Health Insurance Portability and Accountability Act of 1996 and the related regulations set forth at 45 CFR Parts 160 and 164.
"HMO" means any health maintenance organization, managed care organization, any Person doing business as a health maintenance organization or managed care organization, or any Person required to qualify or be licensed as a health maintenance organization or managed care organization under applicable federal or state law (including, without limitation, HMO Regulations).
"Included Therapy Revenue" means revenues from therapy and home health services to independent and assisted living residents of the Borrowing Base Assets which are deposited to an account subject to a Cash Management Agreement.
"Increase Option" has the meaning provided in Section 2.01(b).

"Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)            all Funded Debt;

(b)            all contingent obligations under letters of credit (including standby and commercial), bankers' acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep‑well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(c)            net obligations under any Swap Contract;

(d)            Support Obligations in respect of Indebtedness of another Person; and

(e)            Indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.
For purposes hereof, the amount of Indebtedness shall be determined based on Swap Termination Value in the case of net obligations under Swap Contracts under clause (c) and based on the outstanding principal amount of the Indebtedness that is the subject of the Support Obligations in the case of Support Obligations under clause (d).
"Indemnified Liabilities" has the meaning provided in Section 10.05.
"Indemnitees" has the meaning provided in Section 10.05.
"Intangible Assets" means assets that are considered intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents and Capitalized Loan Fees.
"Interest Period" means each period commencing on the first day of a calendar month and ending on the date three months thereafter, provided that:
(a)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the immediately succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b)            any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)            no Interest Period shall extend beyond the Maturity Date.

"Internal Control Event" means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower's internal controls over financial reporting, in each case as described in the Securities Laws.
"Internal Revenue Code" means the Internal Revenue Code of 1986 as amended.
"Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
"IRS" means the United States Internal Revenue Service.
"Issue" means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing.  The terms "Issued" and "Issuance" have correlative meanings.
"Joint Commission" has the meaning provided in Section 5.19(b).
"Laws" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
"L/C Issuance Fee" means the customary fees at then prevailing rates, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of each L/C Issuer or prospective L/C Issuer in respect of the application for, and the Issuance, negotiation, acceptance, amendment, transfer and payment of, each Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is Issued, provided, if the L/C Issuer is GECC or an Affiliate thereof, such fee will not exceed 25 bps (0.25%) times the face amount of the Letter of Credit.
"L/C Issuer" means any Lender or an Affiliate thereof or a bank or other legally authorized Person, in each case, reasonably acceptable to Administrative Agent, which elects to be an issuer of Letters of Credit pursuant to the terms of Section 2.01(c) hereof.

"L/C Reimbursement Obligation" means, for any Letter of Credit, the obligation of the Borrowers to the L/C Issuer thereof or to Administrative Agent, as and when matured, to pay all amounts drawn under such Letter of Credit.
"L/C Request" has the meaning provided in Section 2.01(c).
"L/C Sublimit" has the meaning provided in Section 2.01(c).
"Lender" means each of the Persons identified as a "Lender" on the signature pages hereto and each Person who joins as a Lender pursuant to the terms hereof, together with their respective successors and assigns.
"Lender Joinder Agreement" means a joinder agreement in the form of Exhibit F, executed and delivered in accordance with the provisions of Section 2.01(b).
"Lending Office" means, as to any Lender, the office or offices of such Lender set forth in such Lender's Administrative Questionnaire or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.
"Letter of Credit" means any documentary or standby letter of credit Issued for the account of a Borrower or Guarantor by an L/C Issuer, and any bankers' acceptance issued by a Borrower or Guarantor, for which Administrative Agent and Lenders have incurred Letter of Credit Obligations.
"Letter of Credit Obligations" means all outstanding obligations incurred by Administrative Agent and Lenders at the request of the Borrowers or Guarantor, whether direct or indirect, contingent or otherwise, due or not due, in connection with the Issuance of Letters of Credit by L/C Issuers or the purchase of a participation as set forth in Section 2.01(c) with respect to any Letter of Credit.  The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Administrative Agent and Lenders thereupon or pursuant thereto.
"Licenses" has the meaning provided in Section 5.19(b)(i).
"Lien" means any mortgage, deed of trust, deed to secured debt, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).
"Loan" means, collectively, the Revolving Loan, the Term Loan and any Swing Loan to be made pursuant to the terms of this Credit Agreement.
"Loan Borrowing Notice" means a notice of a Borrowing, which, if in writing, shall be substantially in the form of Exhibit A.
"Management Agreements" means, collectively, those certain agreements between Borrowers and the Property Managers or between Operating Tenants and the Property Managers for the management of certain of the Borrowing Base Assets, and as described on Part II of Schedule 5.12.
"Material Action" means to file any insolvency, or reorganization case or proceeding, to institute proceedings to have any Borrower or any Credit Party be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against any Borrower or any Credit Party, to file a petition seeking, or consent to, reorganization or relief with respect to any Borrower or any Credit Party under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for any Borrower or any Credit Party or a substantial part of its respective property, to make any assignment for the benefit of creditors of any Borrower or any Credit Party, the admission in writing by any Borrower or any Credit Party of such Person's inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing.
"Material Adverse Effect" means a material adverse effect on (i) the condition (financial or otherwise), operations, business, assets, liabilities or prospects of (A) the Parent and its Consolidated Subsidiaries taken as a whole or (B) the Borrowers taken as a whole, (ii) the ability of the Parent or the Borrowers to perform any material obligation under the Credit Documents, or (iii) the rights and remedies of the Administrative Agent and the Lenders under the Credit Documents.
"Material Contract" means, collectively, any Facility Operating Lease, any property management agreement, any cash management agreement, or any similar agreement with respect to any Borrowing Base Asset.
"Maturity Date" means, as applicable, the earlier of (a) January 3, 2020, or (b) any earlier date on which the all of the Obligations are required to be paid in full, by acceleration or otherwise, under this Agreement or any of the other Credit Documents.
"Maximum Rate" has the meaning provided in Section 10.10.
"Medicaid" means the medical assistance programs administered by state agencies and approved by CMS pursuant to the terms of Title XIX of the Social Security Act, codified at 42 U.S.C. 1396 et seq.
"Medical Services" means medical and health care services provided to a Person, including, but not limited to, medical and health care services provided to a Person which are covered by a policy of insurance, and includes physician services, nurse and therapist services, dental services, hospital services, skilled nursing facility services, comprehensive outpatient rehabilitation services, home health care services, residential and out-patient behavioral healthcare services, and medicine or health care equipment provided to a Person for a necessary or specifically requested valid and proper medical or health purpose.

"Medicare" means the program of health benefits for the aged and disabled administered by CMS pursuant to the terms of Title XVIII of the Social Security Act, codified at 42 U.S.C. 1395 et seq.
"Minority Interests" means that portion of "minority interests" as set forth in the Parent's financial statements.
"Moody's" means Moody's Investors Service, Inc.  and any successor thereto.
"Mortgage Instrument" means, for any Mortgaged Real Property Asset, a first lien priority mortgage, deed of trust or deed to secure debt in favor of the Administrative Agent (for the benefit of the Lenders) with respect to such Mortgaged Real Property Asset.  Each Mortgage Instrument shall be in form and substance satisfactory to the Administrative Agent and suitable for recording in the applicable jurisdiction.
"Mortgage Policies" shall have the meaning assigned to such term in the definition of "Borrowing Base Asset Deliverables" contained in this Section 1.01.
"Mortgaged Assets Borrowing Base Amount" means, as of any Determination Date, the lesser of (a) the Availability Amount as of such date and (b) the Mortgaged Assets Collateral Value as of such date, in each case for the Mortgaged Borrowing Base Assets that are Performing Assets.
"Mortgaged Assets Collateral Value" means an amount equal to (a) seventy percent (70%) multiplied by (b) the Collateral Value as of such date for each Mortgaged Borrowing Base Asset.
"Mortgaged Borrowing Base Asset" means a Borrowing Base Asset that is subject to a Mortgage Instrument and Assignment of Leases.
"Mortgaged Real Property Asset" means a Real Property Asset that is subject to a Mortgage and Assignment of Leases.
"Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Parent or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
"Negative Pledge" means any agreement (other than this Credit Agreement or any other Credit Document) that in whole or in part prohibits the creation of any Lien on any assets of a Person; provided, however, that an agreement that establishes a maximum ratio of unsecured debt to unencumbered assets, or of secured debt to total assets, or that otherwise conditions a Person's ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person's ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a "Negative Pledge" for purposes of this Credit Agreement.

"Negative Pledge Instrument" means, for any Pledged Borrowing Base Asset, a negative pledge agreement pursuant to which the owner of the Pledged Borrowing Base Asset is prohibited from the creation of a Lien on such Pledged Borrowing Base Asset.  Each Negative Pledge Instrument shall be in form of Exhibit I attached hereto, with such modifications as are necessary to render it suitable for recording in the applicable jurisdiction in which the Pledged Borrowing Base Asset is located.
"Net Entrance Fees" means the entrance fee sales at the Entrance Fee Facilities, less any refunds paid, during the period in question.
"Notes" or "Notes" means (a) the note or notes in the form of Exhibit B-1 and Exhibit B‑2 attached hereto given to the Lenders to evidence the Revolving Loan and the Term Loan, respectively, as amended, restated, modified, supplemented, extended, renewed or replaced and (b) the Swingline Notes.
"Obligations" means, without duplication, all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to the Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
"Occupancy Rate" means, with respect to any Real Property Asset, the percentage of (a) total patient days relating to such Real Property Asset for any reporting period divided by (b) the product of (i) total number of  in-service beds  (as determined as of the date such Real Property Asset qualifies as a Borrowing Base Asset) at such Real Property Asset and (ii) the total days in such reporting period.
"Operating Tenant" means any Person who is a lessee with respect to the Facility Operating Leases or any other lease of an entire Borrowing Base Asset held by any Borrower as lessor or as an assignee of the lessor thereunder.
"Operator", individually, and "Operators", collectively, means the applicable Property Manager, Operating Tenant and any successor to such Operator approved by Administrative Agent.  If there exists a Property Manager, Operating Tenant, or any combination thereof, with respect to any Borrowing Base Asset, then "Operator" shall refer to all such entities, collectively and individually as applicable and as the context may require.
"Ordinary Course of Business" means, in respect of any transaction involving any Person, the ordinary course of such Person's business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Credit Document.
"Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non‑U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
"Other Taxes" has the meaning provided in Section 3.01.
"Outstanding Amount" means the aggregate outstanding principal amount of the Loan plus the outstanding Letter of Credit Obligations after giving effect to any Borrowings, Issuance and prepayments or repayments of the Loan or Letter of Credit Obligations, as the case may be, occurring on such date.
"Outstanding Amount Percentage" means a fraction, stated as a percentage, the numerator of which is the Outstanding Amount and the denominator of which is the Aggregate Commitments.
"Overpaying Borrower" has the meaning provided in Section 2.13(j).
"Overpayment Amount" has the meaning provided in Section 2.13(j).
"Parent" means Brookdale Senior Living Inc., a Delaware corporation.
"Parent Cash Management System" has the meaning provided in Section 6.24.
"Parent Sweep Account" means the account established at Bank of America, N.A., or another national bank or other financial institution approved by Administrative Agent into which deposits from the Portfolio General Receivables Account will be swept on a daily basis, all as more fully described in Section 6.24.
"Participant" has the meaning provided in Section 10.07(d).
"Patriot Act" means the USA Patriot Act, Pub. L. No. 107-56 et seq.
"Payment Date" has the meaning provided in Section 2.04(a)(ii), and is the date that a regularly scheduled payment of interest is due.
"PBGC" means the Pension Benefit Guaranty Corporation.
"Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Parent or any ERISA Affiliate or to which the Parent or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

"Performing Assets" means Borrowing Base Assets that as of any Determination Date have positive ANOI.
"Permitted Liens" means, as to any Person: (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA), in each case, which are not yet due and payable; (b) Liens evidencing the claims of materialmen, mechanics, carders, warehousemen or landlords for labor, materials, supplies or rentals, in each case, incurred in the ordinary course of business and which are not at the time required to be paid or discharged; provided, that with respect to any Borrowing Base Asset, no exception is taken therefor in the related Mortgage Policy or such Mortgage Policy otherwise affirmatively insures over such Liens in form and substance satisfactory to the Administrative Agent; (c) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workmen's compensation, unemployment insurance or similar applicable Laws; (d) zoning restrictions, easements, rights‑of‑way, covenants, reservations and other rights, restrictions or encumbrances of record on the use of Real Property Assets, which do not materially detract from the value of such property or materially impair the use thereof for the business of such Person; (e) Liens described on Schedule 7.01 and, with respect to the Borrowing Base Assets, as set forth on the Mortgage Policies (or updates thereto) delivered in connection herewith; (f) Liens securing Indebtedness permitted under Section 7.02(d); and (g) Liens, if any, in favor of the Administrative Agent for the benefit of the Lenders.
"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
"Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by the Parent or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.
"Pledge Agreement" means a pledge agreement in the form of Exhibit J hereto, to be executed by each holder of the Equity Interests in a Borrower owning a Pledged Borrowing Base Asset.
"Pledged Assets Borrowing Base Amount" means an amount equal to the lesser of (a) the Availability Amount as of such date and (b) the Pledged Asset Collateral Value as of such date, in each case for the Pledged Borrowing Base Assets that are Performing Assets; provided in no event may the Pledged Assets Borrowing Base Amount , as of any date, exceed an amount equal to (i) the Mortgaged Assets Borrowing Base Amount as of such date multiplied by (ii) ten percent (10%).
"Pledged Asset Collateral Value" means an amount equal to (a) sixty percent (60%) multiplied by (b) the Collateral Value as of such date for each Pledged Borrowing Base Asset.
"Pledged Borrowing Base Asset" means a Borrowing Base Asset that is subject to a Negative Pledge Instrument.
"Pledged Real Property Asset" means a Real Property Asset that is to be subject to a Negative Pledge Instrument.

"Portfolio General Receivables Account" means an account established at Wells Fargo Bank, National Association, or another national bank or other financial institution approved by Administrative Agent into which the Borrowers will deposit, or cause to be deposited, all general receivables and other income generated from the operations of the Borrowing Base Assets and proceeds of the Third Party Payor Receivables Accounts, and which account will be (a) in the name of Borrower Representative, as agent for all Borrowers, and (b) subject to a Blocked Account Agreement in form satisfactory to Administrative Agent.
"Prepayment Premium" means (a) during the period commencing on the Closing Date through to the date that is one day prior to the one year anniversary of the Closing Date, an amount equal to two percent (2%) times the then outstanding unpaid principal balance of the Term Loan, (b) for the period commencing on the first anniversary of the Closing Date through the date that is one day prior to the second anniversary of the Closing Date, one percent (1%) times the then outstanding unpaid principal balance of the Term Loan and (c) for all periods thereafter, zero percent (0%) times the outstanding unpaid principal balance of the Term Loan.
"Principal Obligations" has the meaning provided in Section 2.06(b).
"Prior Closing Date" means any of January 31, 2011, March 28, 2013, July 12, 2013 and September 20, 2013.
"Prohibited Person" means any Person (i) listed in the annex to, or who is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the "Executive Order"); (ii) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the annex to, or is otherwise subject to the provisions, of the Executive Order; (iii) with whom a Person is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering Law, including the Executive Order; (iv) who commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order; (v) that is named as a "specially designated national and blocked person" on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or at any replacement website or other replacement official publication of such list; or who is an Affiliate of a Person listed in clauses (i) - (v) above.
"Property Manager" means any manager under the Management Agreements listed on Part II of Schedule 5.12 and any successor property manager approved by Administrative Agent.
"Proposal" means the Proposal from GECC to the Parent, dated October 15, 2014, and accepted by the Parent on October 15, 2014 with respect to the September 2013 Credit Agreement and this Credit Agreement.
"Qualified ECP Guarantor" means, in respect of any Swap Obligation under a Secured Rate Contract, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation under a Secured Rate Contract or such other person as constitutes an "eligible contract participant" under the Commodity Exchange Act and can cause another person to qualify as an "eligible contract participant" at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
"Real Estate Taxes" means any real estate taxes and assessments, franchise taxes and charges, and other governmental charges that may become a Lien upon the Borrowing Base Assets or become payable during the term of the Loan.
"Real Property Asset" means, a parcel of real property, together with all improvements (if any) thereon, owned in fee simple or leased pursuant to an Eligible Ground Lease by any Person; "Real Property Assets" means a collective reference to all Real Property Assets.
"Register" has the meaning provided in Section 10.07(c).
"Registered Public Accounting Firm" has the meaning specified in the Securities Laws and shall be independent of the Borrowers as prescribed by the Securities Laws.
"Regulation T" means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time.
"Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
"Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time.
"Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.
"Release Price" has the meaning provided in Section 7.12.
"Replacement Escrow Fund" has the meaning provided in Section 2.15(b).
"Replacement Lender" has the meaning provided in Section 10.16.
"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty‑day notice period has been waived.
"Required Lenders" means, as of any date of determination, three or more unaffiliated Lenders (except to the extent less than three Lenders exists as of such date in which event it shall mean two Lenders) having at least (i) 51% of the Aggregate Commitments or, (ii) if the commitments of each Lender to make Advances have been terminated pursuant to Article VIII, unaffiliated Lenders holding in the aggregate at least 51% of the Obligations (other than the Swing Loans); provided that the Commitment of, and the portion of the Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

"Responsible Officer" means the chief executive officer, the president, a co-president, an executive vice-president, the chief operating officer and the chief financial officer of any Credit Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.
"Restoration Threshold" means on a per Borrowing Base Asset basis, the lesser of (a) $1,000,000 or (b) an amount equal to 20% times the pre-casualty value of the affected Borrowing Base Asset, as determined by Administrative Agent.
"Revolving Lender" means each Lender with a Revolving Loan Commitment (or if the Revolving Loan Commitments have terminated, who holds Revolving Loans or participations in Swing Loans or Letter of Credit Obligations).
"Revolving Loan" means the Advances to be made by the Lenders from time to time pursuant to the terms of Section 2.01(b).
"Revolving Loan Commitment" means, with respect to each Lender, the commitment of such Lender to make Advances under the Revolving Loan, to Issue and/or purchase participations in Letters of Credit and to share in the Obligations with respect to Revolving Loans and Letters of Credit hereunder up to such Lender's Revolving Loan Commitment Percentage thereof.
"Revolving Loan Commitment Amount" means, with respect to each Lender, the amount of such Lender's Revolving Loan Commitment.  The initial Revolving Loan Commitment Amounts are set forth on Schedule 2.01(b).
"Revolving Loan Commitment Percentage" means, at any time for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Lender's Revolving Loan Commitment Amount and the denominator of which is the Aggregate Revolving Loan Commitment Amount.  The initial Revolving Loan Commitment Percentages are set forth on Schedule 2.01(b).
"Revolving Loan Commitment Period" means the period from and including the Closing Date to the earlier of (a) the Maturity Date or (b) the date on which the Revolving Loan Commitments shall have been terminated as provided herein.
"Revolving Loan Termination Date" has the meaning provided in Section 2.01(b)(iv).
"S&P" means Standard & Poor's Ratings Services, a division of The McGraw‑Hill Companies, Inc.  and any successor thereto.
"Sale and Leaseback Transaction" means, with respect to the Parent or any Subsidiary, any arrangement, directly or indirectly, with any person whereby the Parent or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
"Sarbanes‑Oxley" means the Sarbanes‑Oxley Act of 2002.
"SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
"Secured Rate Contract"  means any Swap Contract between the Borrowers and the counterparty thereto, which (i) has been provided or arranged by GECC or any Lender hereunder or an Affiliate of GECC or any Lender, or (ii) Administrative Agent has acknowledged in writing constitutes a "Secured Rate Contract" hereunder.
"Securities Laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes‑Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.
"Securitization Transaction" means any financing or factoring or similar transaction (or series of such transactions) entered by any member of the Consolidated Parties pursuant to which such member of the Consolidated Parties may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment (the "Securitization Receivables") to a special purpose subsidiary or affiliate (a "Securitization Subsidiary") or any other Person.
"Security Agreement" means the Fourth Amended and Restated Security Agreement dated as of the date hereof, as amended, supplemented, restated or otherwise modified from time to time.
"Senior Housing Units" means, collectively, each skilled nursing bed, assisted living unit, memory care unit and independent living unit located on and comprising the Borrowing Base Assets.
"Solvent" means, with respect to any person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
"State Regulator" means the applicable state department of health or other applicable state regulatory agency with jurisdiction over the Borrowers, the Operators or the Real Property Assets with respect to the Healthcare Laws affecting the maintenance, use or operation of the Real Property Assets or the provision of services to the occupants of the Real Property Assets.
"Stockholders' Equity" means, as of any date of determination, the consolidated Stockholders' Equity of the Parent as at such date determined in accordance with GAAP and shown in the financial consolidated statements of the Parent and its Subsidiaries, provided that, there shall be excluded from Stockholders' Equity any amount attributable to Disqualified Stock.
"Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise provided, "Subsidiary" shall refer to a Subsidiary of the Parent and shall include all of the Borrowers.
"Super Majority Required Lenders" means, as of any date of determination, three or more unaffiliated Lenders (except to the extent less than three Lenders exists as of such date in which event it shall mean two Lenders) having at least (i) 75% of the Aggregate Commitments or, (ii) if the commitments of each Lender to make Advances have been terminated pursuant to Article VIII, unaffiliated Lenders holding in the aggregate at least 75% of the Obligations (other than the Swing Loans); provided that the Commitment of, and the portion of the Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
"Support Obligations" means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person.  The amount of any Support Obligations shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.
"Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross‑currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.
"Swap Obligation" means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act.
"Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark‑to‑market values for such Swap Contracts, as determined based upon one or more mid‑market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
"Swing Loan" has the meaning provided in Section 2.05.
"Swingline Commitment" means the amount of up to $50,000,000.00.
"Swingline Lender" means, each in its capacity as Swingline Lender hereunder, GECC or, upon the resignation of GECC as Administrative Agent hereunder, any Lender (or Affiliate or Approved Fund of any Lender) that agrees, with the approval of Administrative Agent (or, if there is no such successor Administrative Agent, the Required Lenders) and the Borrowers, to act as the Swingline Lender hereunder.
"Swingline Notes" means the note or notes executed by Borrowers and payable to the Swingline Lender, in substantially the form of Exhibit B-1 hereto, evidencing the Indebtedness of the Borrowers to the Swingline Lender under the Swing Loans.

"Swingline Request" has the meaning provided in Section 2.05.
"Synthetic Lease" means any synthetic lease, tax retention operating lease, off‑balance sheet loan or similar off‑balance sheet financing arrangement that is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.
"Tax Impound" has the meaning provided in Section 2.15(a).
"Taxes" has the meaning provided in Section 3.01.
"Term Loan" has the meaning provided in Section 2.01(a).
"Term Loan Commitment" has the meaning provided in Section 2.01(a).
"Term Loan Commitment Amount" means, with respect to each Lender, the amount of such Lender's Term Loan Commitment.  The initial Term Loan Commitment Amounts are set forth on Schedule 2.01(a).
"Third Party Payor Programs" means any participation or provider agreement with any third-party payor, including Medicare, Medicaid, Blue Cross and/or Blue Shield, Tricare and any other private commercial insurance managed care and employee assistance program.
"Third Party Payor Receivables Accounts" means the accounts established at Wells Fargo Bank, National Association, or another national bank or other financial institution approved by Administrative Agent for each Borrowing Base Asset that is a skilled nursing facility and into which the Borrowers will deposit, or cause to be deposited, all Medicaid, Medicare and Tricare receivables generated from the operations at such Borrowing Base Assets, and which accounts will be (a) in the name of the Borrower Representative, as agent for Borrowers, to which such receivables are payable and (b) subject to a Blocked Account Agreement in form satisfactory to Administrative Agent.
"Threshold Amount" means for any provision relating to (a) the Borrowers as a whole, the Parent or the Consolidated Parties as a whole, $20,000,000 and (b) any Borrower, individually, $500,000.
"Treasury Rate" means, as of any date of determination, (a) the yield reported, as of 10:00 a.m. (New York City time) on such date (or to the extent such date is not a Business Day, the Business Day immediately preceding such date) on the display designated as page "PX‑1" of the Bloomberg Financial Markets Services Screen (or such other display as may replace page "PX‑1" of the Bloomberg Financial Markets Services Screen) for actively traded U.S. Treasury securities having a ten (10) year maturity as of such date, or (b) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of such day in Federal Reserve Statistical Release H.15(519) (or any comparable successor publication) for actively traded U.S.  Treasury securities having a constant maturity equal to ten (10) years.

"Tricare" means the health care program of the United States Department of Defense Military Health System.
"Unconsolidated Joint Venture" means any Joint Venture of the Parent or any of its Subsidiaries in which the parent or such Subsidiary holds any Equity Interest but which would not be combined with the Parent in the consolidated financial statements of the Parent in accordance with GAAP.
"Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.
"United States" or "U.S." means the United States of America.
"Unused Fee" shall have the meaning provided in Section 2.08(a).
"Wholly Owned" means, with respect to any direct or indirect Subsidiary of any Person, that 100% of the Capital Stock with ordinary voting power issued by such Subsidiary (other than directors' qualifying shares and investments by foreign nationals mandated by applicable Law) is beneficially owned, directly or indirectly, by such Person.
1.02            Interpretive Provisions.
With reference to this Credit Agreement and each other Credit Document, unless otherwise provided herein or in such other Credit Document:
(a)            The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)            (i)            The words "herein," "hereto," "hereof" and "hereunder" and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(ii)	Unless otherwise provided or required by context, Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.
(iii)	The term "including" is by way of example and not limitation.
(iv)
The term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)            In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding"; and the word "through" means "to and including."

(d)            Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Credit Document.

1.03            Accounting Terms.

(a)            All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements for the fiscal year ended December 31, 2013, except as otherwise specifically prescribed herein.

(b)            The Parent will provide a written summary of material changes in GAAP or in the consistent application thereof with each annual and quarterly Compliance Certificate delivered in accordance with Section 6.02(a).  If at any time any change in GAAP or in the consistent application thereof would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Parent or the Required Lenders shall object in writing to determining compliance based on such change, then such computations shall continue to be made on a basis consistent with the most recent financial statements delivered pursuant to Section 6.01(a) or (b) as to which no such objection has been made.

1.04            Rounding.

Any financial ratios required to be maintained by the Parent pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding‑up if there is no nearest number).
1.05            References to Agreements and Laws.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Credit Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
1.06            Times of Day.

Unless otherwise provided, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

ARTICLE II
COMMITMENTS AND ADVANCES
2.01            Loan Commitments.  Subject to the terms and conditions set forth herein:

(a)            The Term Loan.

(i)
Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrowers contained herein, each Lender with a Term Loan Commitment severally and not jointly agrees to lend to the Borrowers on the Closing Date, the amount set forth opposite such Lender's name in Schedule 2.01(a) under the heading "Term Loan Commitment" (such amount being referred to herein as such Lender's "Term Loan Commitment"), with the total amount of the Term Loan Commitments being in the aggregate amount of One Hundred Million and No/100 Dollars ($100,000,000.00) (the "Aggregate Term Loan Commitment"). Amounts borrowed under this Section 2.01(a) are referred to as the "Term Loan."

(ii)	Amounts borrowed as a Term Loan which are repaid or prepaid may not be reborrowed.
(b)            Revolving Loan Commitments.

(i)
Revolving Loan Advances.  During the Revolving Loan Commitment Period, each Lender severally agrees to make revolving credit advances (each an "Advance" and collectively, the "Advances") to the Borrowers (at the request and direction of the Borrower Representative) on any Business Day; provided that after giving effect to any such Advance, (A) with regard to the Lenders collectively, the aggregate outstanding principal amount of the Obligations that are Revolving Loans, plus the outstanding Obligations under the Swing Loans, the outstanding Letter of Credit Obligations and any unreimbursed L/C Reimbursement Obligations that have not been converted to a Revolving Loan, shall not exceed the lesser of (x) the Aggregate Revolving Loan Commitment Amount and (y) the Borrowing Base Amount, minus the then outstanding principal balance of the Term Loan, and (B) with regard to each Lender individually, such Lender's Revolving Loan Commitment Percentage of the outstanding principal balance of Obligations that are Revolving Loans, plus the outstanding Obligations under the Swing Loans, the outstanding Letter of Credit Obligations and any unreimbursed L/C Reimbursement Obligations that have not been converted to a Revolving Loan, shall not exceed its respective Revolving Loan Commitment Amount.  The Loan may be repaid and reborrowed in accordance with the provisions hereof.

(ii)
Increase in Revolving Loan Commitments.  Subject to the terms and conditions set forth herein, the Borrower Representative shall have the one-time right, to be exercised at any time prior to the exercise of its option to decrease or terminate the Revolving Loan Aggregate Commitment Amount under Section 2.01(b)(iii) or (iv) below, to cause an increase in the Aggregate Revolving Loan Commitment Amount by up to Two Hundred Fifty Million Dollars ($250,000,000) (to an aggregate amount of not more than Six Hundred Fifty Million Dollars ($650,000,000) (the "Increase Option").

The exercise of the Increase Option shall be conditioned and effective upon the satisfaction of the following conditions:
(A)            the Borrowers shall obtain commitments for the amount of the Increase Option exercised from existing Lenders or other commercial banks or financial institutions reasonably acceptable to the Administrative Agent, which other commercial banks and financial institutions shall join in this Credit Agreement as Lenders by a Lender Joinder Agreement substantially in the form of Exhibit F attached hereto or other arrangement reasonably acceptable to the Administrative Agent (it being understood that  in no case shall any Lender be required to increase its Revolving Loan Commitment without its written consent);
(B)            if any Advances are outstanding at the time of any such increase, the Borrowers shall make such payments and adjustments on the Advances (including payment of any break‑funding amounts owing under Section 3.05) as may be necessary to give effect to the revised commitment percentages and commitment amounts;
(C)            the Borrowers shall have executed any new or amended and restated Notes (to the extent requested by the Lenders) to reflect the revised commitment amounts;
(D)            the conditions to the making of an Advance set forth in Section 4.02 shall be satisfied; and
(E)            Guarantor shall provide a resolution of its Board of Directors authorizing the increase of the Loan contemplated by the Increase Option and upon Administrative Agent's request, Guarantor shall execute a confirmation of the Guaranty.
In connection with any such increase in the Revolving Loan Commitments, Schedule 2.01(b) shall be revised to reflect the modified Revolving Loan Commitments and Revolving Loan Commitment Percentages of the Lenders, and the Borrowers shall provide supporting corporate resolutions, legal opinions, promissory notes and other items as may be reasonably requested by the Administrative Agent and the Lenders in connection therewith.
(iii)
Reduction of Commitments.  Subject to the terms and conditions set forth herein, the Borrower Representative shall have the one-time right, at any time during the term hereof, upon written notice to the Administrative Agent, to permanently reduce the Aggregate Revolving Loan Commitment Amount.  Once decreased, the Aggregate Revolving Loan Commitment Amount may no longer be increased under Section 2.01(b)(ii).  Any such decrease shall be conditioned and effective upon the satisfaction of each of the following conditions:

(A)            any such notice thereof must be received by 11:00 a.m. at least five (5) Business Days prior to the date of reduction.  The Administrative Agent will give prompt notice to the Lenders of any such reduction of the Credit Facility and Revolving Loan Commitments;

(B)            the Revolving Loan Commitments may not be reduced to an amount less than the principal amount of the Revolving Loans, Swingline Loans and any Letter of Credit Obligations then outstanding.  Any reduction of the Aggregate Revolving Loan Commitments shall be applied to the Revolving Loan Commitment of each Lender according to its Revolving Loan Commitment Percentage thereof.  All commitment or other fees accrued until the effective date of any reduction of the Aggregate Revolving Loan Commitments shall be paid on the effective date of such reduction; and
(C)            effective upon such reduction, the Borrowing Base Amount shall not be less than the reduced Aggregate Revolving Loan Commitment Amount.
In connection with any such decrease in the Commitments, Schedule 2.01(b) shall be revised to reflect the modified Revolving Loan Commitments and Revolving Loan Commitment Percentages of the Lenders, and the Borrowers shall provide supporting corporate resolutions, legal opinions, promissory notes and other items as may be reasonably requested by the Administrative Agent and the Lenders in connection therewith.
(iv)
Special Right to Terminate Revolving Loan Commitments.  Subject to the terms and conditions set forth herein, the Borrower Representative shall have the one-time right, at any time during the term hereof, upon written notice to the Administrative Agent, to terminate the Revolving Loan Commitments.  Any such termination shall be conditioned and effective upon the satisfaction of the following conditions:

A.
any such notice of termination must be received by 11:00 a.m. at least thirty (30) days prior to the effective date of termination (the "Revolving Loan Termination Date"); provided that if any Letters of Credit are outstanding, the Termination Date may be no earlier than the latest expiration date of any such Letters of Credit, unless such Letter of Credit is secured pursuant to the provisions of Section 2.01(c)(viii) below.  The Administrative Agent will give prompt notice to the Lenders of any such termination of the Revolving Loan Commitments.

B.
Borrowers shall pay to Administrative Agent on the Termination Date all amounts outstanding under the Revolving Loan, including all commitment or other fees accrued through and including the Revolving Loan Termination Date and any L/C Reimbursement Obligations then outstanding, provided that no termination fee or penalty shall be payable upon such termination of the Revolving Loan Commitments.

(c)            Letters of Credit.

(i)
Conditions.  On the terms and subject to the conditions contained herein, upon the request of the Borrower Representative, GECC will issue, or one or more L/C Issuers may Issue, in accordance with each such L/C Issuer's usual and customary business practices, and for the account of any Borrower, Letters of Credit (denominated in Dollars) from time to time on any Business Day during the Revolving Loan Commitment Period; provided, however, that no L/C Issuer shall be obligated to Issue any Letter of Credit upon the occurrence of any of the following or, if after giving effect to such Issuance:
(A)            (i) the aggregate outstanding principal amount of the Revolving Loans and Swing Loans plus the outstanding Letter of Credit Obligations and any unreimbursed L/C Reimbursement Obligations that have not been converted to a Revolving Loan would exceed the lesser of (x) the Aggregate Revolving Loan Commitment Amount and (y) the Borrowing Base Amount, minus the then outstanding principal balance of the Term Loan, or (ii) the Letter of Credit Obligations for all Letters of Credit would exceed $50,000,000.00 (the "L/C Sublimit");
(B)            the expiration date of such Letter of Credit (i) is not a Business Day, (ii) is more than one year after the date of Issuance thereof or (iii) is later than the Maturity Date; provided, however, that any Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as (x) each of the Borrowers and such L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period and (y) neither such L/C Issuer nor the Borrowers shall permit any such renewal to extend such expiration date beyond the date set forth in clause (iii) above; or
(C)            (i) any fee due in connection with, and on or prior to, such Issuance has not been paid, including, without limitation, the L/C Issuance Fee, (ii) such Letter of Credit is requested to be Issued in a form that is not acceptable to such L/C Issuer or (iii) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the Borrower Representative on behalf of the Credit Parties, the documents that such L/C Issuer generally uses in the Ordinary Course of Business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the "L/C Reimbursement Agreement").
Furthermore, GECC as an L/C Issuer may elect only to Issue Letters of Credit in its own name and may only Issue Letters of Credit to the extent permitted by applicable Laws, and such Letters of Credit may not be accepted by certain beneficiaries such as insurance companies.  For each Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 4.02 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letters of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from Administrative Agent that any condition precedent contained in Section 4.02 is not satisfied and ending on the date all such conditions are satisfied or duly waived.
Notwithstanding anything else to the contrary herein, if any Lender is a Defaulting Lender, no L/C Issuer shall be obligated to Issue any Letter of Credit unless (w) the Defaulting Lender has been replaced in accordance with Section

2.16, (x) the Letter of Credit Obligations of such Defaulting Lender have been cash collateralized, (y) the Revolving Loan Commitments of the other Lenders have been increased by an amount sufficient to satisfy Administrative Agent that all future Letter of Credit Obligations will be covered by all Revolving Lenders that are not Defaulting Lenders, or (z) the Letter of Credit Obligations of such Defaulting Lender have been reallocated to other Revolving Lenders in a manner consistent with Section 2.16.
(ii)
Notice of Issuance.  The Borrowers shall give the relevant L/C Issuer and Administrative Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and Administrative Agent not later than 1:00 p.m. on the third Business Day prior to the date of such requested Issuance.  Such notice shall be made in a writing or Electronic Transmission substantially in the form of Schedule 2.01(c) duly completed or in any other written form acceptable to such L/C Issuer (an "L/C Request").

(iii)
Reporting Obligations of L/C Issuers.  Each L/C Issuer agrees to provide Administrative Agent, in form and substance satisfactory to Administrative Agent, each of the following on the following dates: (A) (i) on or prior to any Issuance of any Letter of Credit by such L/C Issuer, (ii) immediately after any drawing under any such Letter of Credit or (iii) immediately after any payment (or failure to pay when due) by the Borrowers of any related L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment and Administrative Agent shall provide copies of such notices to each Revolving Lender reasonably promptly after receipt thereof; (B) upon the request of Administrative Agent (or any Revolving Lender through Administrative Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by Administrative Agent on its own behalf or on behalf of any Revolving Lender; and (C) on the first Business Day of each calendar quarter, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to Administrative Agent, setting forth the Letter of Credit Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar quarter.

(iv)
Acquisition of Participations.  Upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the Letter of Credit Obligations, each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related Letter of Credit Obligations in an amount equal to its Revolving Loan Commitment Percentage of such Letter of Credit Obligations.

(v)	Reimbursement Obligations of Borrowers. The Borrowers agree to pay to the L/C Issuer of any Letter of Credit, or to Administrative Agent for the

benefit of such L/C Issuer, each L/C Reimbursement Obligation owing with respect to such Letter of Credit no later than the first Business Day after the Borrower receives notice from such L/C Issuer or from Administrative Agent that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (the "L/C Reimbursement Date") with interest thereon computed as set forth in clause (A) below. In the event that any L/C Reimbursement Obligation is not repaid by the Borrowers as provided in this clause (v) (or any such payment by the Borrowers is rescinded or set aside for any reason), such L/C Issuer shall promptly notify Administrative Agent of such failure (and, upon receipt of such notice, Administrative Agent shall notify each Revolving Lender) and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable on demand by the Borrowers with interest thereon computed (A) from the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date, at the interest rate applicable during such period to Revolving Loans and (B) thereafter until payment in full, at the Default Rate.

(vi)	Reimbursement Obligations of the Revolving Lenders.
(A)            Upon receipt of the notice described in clause (v) above from Administrative Agent, each Revolving Lender shall pay to Administrative Agent for the account of such L/C Issuer its Commitment Percentage of such Letter of Credit Obligations (as such amount may be increased pursuant to Section 2.01(b)).
(B)            By making any payment described in clause (A) above (other than during the continuation of an Event of Default under Section 7.1(f) or 7.1(g)), such Lender shall be deemed to have made a Revolving Loan to the Borrowers, which, upon receipt thereof by Administrative Agent for the benefit of such L/C Issuer, the Borrowers shall be deemed to have used in whole to repay such L/C Reimbursement Obligation.  Any such payment that is not deemed a Revolving Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the Letter of Credit Obligation in respect of the related L/C Reimbursement Obligations.  Such participation shall not otherwise be required to be funded.  Following receipt by any L/C Issuer of any payment from any Lender pursuant to this clause (vi) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay to Administrative Agent, for the benefit of such Lender, all amounts received by such L/C Issuer (or to the extent such amounts shall have been received by Administrative Agent for the benefit of such L/C Issuer, Administrative Agent shall promptly pay to such Lender all amounts received by Administrative Agent for the benefit of such L/C Issuer) with respect to such portion.
(vii)	Obligations Absolute. The obligations of the Borrowers and the Revolving Lenders pursuant to clauses (iv), (v) and (vi) above shall be absolute,

unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (A) (i) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Credit Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (ii) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (iii) any loss or delay, including in the transmission of any document, (B) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Credit Party) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Credit Document or any other contractual obligation or transaction, or the existence of any other withholding, abatement or reduction, (C) in the case of the obligations of any Revolving Lender, (i) the failure of any condition precedent set forth in Section 4.02 to be satisfied (each of which conditions precedent the Revolving Lenders hereby irrevocably waive) or (ii) any adverse change in the condition (financial or otherwise) of any Credit Party and (D) any other act or omission to act or delay of any kind of Administrative Agent, any Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of any obligation of the Borrowers or any Revolving Lender hereunder. No provision hereof shall be deemed to waive or limit the Borrowers' right to seek repayment of any payment of any L/C Reimbursement Obligations from the L/C Issuer under the terms of the applicable L/C Reimbursement Agreement or applicable law.

(viii)
Cash Collateral Pledge. Upon request of Administrative Agent (a) to the extent not paid by Borrowers in accordance with the terms of this Agreement, on demand, at any time, if Administrative Agent or any Lender has honored any drawing request on any Letter of Credit issued hereunder, (b) if as of the Maturity Date or Termination Date any Letters of Credit may remain outstanding and partially or wholly drawn, (c) with respect to Letters of Credit with an expiry date after the Maturity Date or Termination Date, fifteen Business Days prior to the Maturity Date or Termination Date, or (d) upon the occurrence of an Event of Default (and automatically without any requirement for notice or request), the Borrowers shall immediately cash collateralize the Letters of Credit in an amount equal to one hundred five percent (105%) of the amounts available to be drawn under the Letters of Credit according to the records of the Administrative Agent. Such cash collateral shall be pledged to Administrative Agent, for the benefit of the Lenders, as a first and prior perfected security interest in favor of Administrative Agent, for the benefit of the Lenders, and Borrowers shall execute such further documents as required by Administrative Agent to perfect the lien on such cash collateral.

(ix)
Letter of Credit Fee. The Borrowers agrees to pay to Administrative Agent for the ratable benefit of the Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, for each calendar month during which any Letter of Credit Obligation shall remain outstanding, a fee (the "Letter of Credit Fee") in an amount equal to the product of the daily undrawn face amount of all Letters of Credit Issued, guarantied or supported by risk participation agreements multiplied by a per annum rate equal to the Applicable Percentage; provided, however, at Administrative Agent's or Required Revolving Lenders' option, while an Event of Default exists, such rate shall be increased by two percent (2%). Such fee shall be paid to Administrative Agent for the benefit of the Revolving Lenders in arrears, on the first day of each calendar month and on the date on which all L/C Reimbursement Obligations have been discharged. In addition, the Borrower shall pay to Administrative Agent, any L/C Issuer or any prospective L/C Issuer, as appropriate, on demand, such L/C Issuer's L/C Issuance Fee.

2.02            Advances of the Revolving Loan.

(a)            Each Advance of the Revolving Loan shall be made upon the Borrower Representative's irrevocable Loan Borrowing Notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 2:00 p.m., on the date that is two (2) Business Days prior to the requested date of any Advance.  Each telephonic notice pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Borrowing Notice, appropriately completed and signed by a Responsible Officer of the Parent.  Each Borrowing shall be in a principal amount of not less than $500,000.  Each Loan Borrowing Notice (whether telephonic or written) shall specify (i) the requested date of such Borrowing (which shall be a Business Day) and (ii) the principal amount of Advances to be borrowed.

(b)            Following receipt of a Loan Borrowing Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Commitment Percentage of the applicable Advance.  Each Lender shall make the amount of its Advance available to the Administrative Agent in immediately available funds at the Administrative Agent's Office not later than 2:00 p.m. on the Business Day specified in the applicable Loan Borrowing Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Advance, Section 4.01), the Administrative Agent shall make all funds so received available to the party referenced in the applicable Loan Borrowing Notice in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable party on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower Representative.

2.03            Calculation of Availability Amount.

The Availability Amount shall be calculated as of (a) the end of each calendar quarter, and (b) one (1) Business Day immediately following the release or addition of a Borrowing Base Asset pursuant to the terms hereof (the "Determination Date").
2.04            Swing Loans.

(a)            Availability.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, the Swingline Lender may, in its sole discretion, make loans (each a "Swing Loan") available to the Borrowers under the Swingline Commitment from time to time on any Business Day during the period from the Closing Date through the end of the Revolving Loan Commitment Period in an aggregate principal amount at any time outstanding not to exceed the Swingline Commitment; provided, however, that the Swingline Lender may not make any Swing Loan (x) to the extent that after giving effect to such Swing Loan, the aggregate principal amount of the Swing Loan and all Revolving Loans, Letter of Credit Obligations and any unreimbursed L/C Reimbursement Obligations that have not been converted to a Revolving Loan would exceed the Borrowing Base Amount minus the outstanding principal amount of the Term Loan and (y) during the period commencing on the first Business Day after it receives notice from Administrative Agent or the Required Revolving Lenders that one or more of the conditions precedent set forth in Section 4.02 have not been satisfied or duly waived.  In connection with the making of any Swing Loan, the Swingline Lender may but shall not be required to determine that, or take notice whether, the conditions precedent set forth in Section 4.02 have been satisfied or waived.  Each Swing Loan must be repaid as provided herein, but in any event must be repaid in full on the last day of the Revolving Loan Commitment Period.  Within the limits set forth in the first sentence of this clause (a), amounts of Swing Loans repaid may be reborrowed under this clause (a).

(b)            Borrowing Procedures.  In order to request a Swing Loan or to pay off a Swing Loan, the Borrower Representative shall give to Administrative Agent a notice to be received not later than 11:00 a.m. (Chicago time) on the day of the proposed Borrowing or payment, which request for a Swing Loan shall be made in a writing substantially in the form of Exhibit A-1  or in a writing in any other form acceptable to Administrative Agent duly completed (a "Swingline Request").  Administrative Agent shall promptly notify the Swingline Lender of the details of the requested Swing Loan or payment.  Upon receipt of such notice requesting a Swing Loan and subject to the terms of this Agreement, the Swingline Lender may make a Swing Loan available to the Borrower Representative by making the proceeds thereof available to Administrative Agent and, in turn, Administrative Agent shall make such proceeds available to the Borrowers on the date set forth in the relevant Swingline Request.

(c)            Refinancing Swing Loans.

(i)
The Swingline Lender may at any time after making a Swing Loan forward a demand to Administrative Agent (which Administrative Agent shall, upon receipt, forward to each Revolving Lender) that each Revolving Lender pay to Administrative Agent, for the account of the Swingline Lender, such Revolving Lender's Commitment Percentage of the outstanding Swing Loans.

(ii)
Each Revolving Lender shall pay the amount owing by it to Administrative Agent for the account of the Swingline Lender on the Second Business Day following receipt of the notice or demand therefor.  Payments received by Administrative Agent after 1:00 p.m. (Chicago time) may, in Administrative Agent's discretion, be deemed to be received on the next Business Day.  Upon receipt by Administrative Agent of such payment (other than during the continuation of any Event of Default), such Revolving Lender shall be deemed to have made a Revolving Loan to the Borrowers, which, upon receipt of such payment by the Swingline Lender from Administrative Agent, the Borrowers shall be deemed to have used in whole to refinance such Swing Loan. In addition, regardless of whether any such demand is made, upon the occurrence of any Event of Default, each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each Swing Loan in an amount equal to such Revolving Lender's Commitment Percentage of such Swing Loan. If any payment made by any Revolving Lender as a result of any such demand is not deemed a Revolving Loan, such payment shall be deemed a funding by such Revolving Lender of such participation. Such participation shall not be otherwise required to be funded. Upon receipt by the Swingline Lender of any payment from any Revolving Lender pursuant to this clause (c) with respect to any portion of any Swing Loan, the Swingline Lender shall promptly pay over to such Revolving Lender all payments of principal (to the extent received after such payment by such Lender) and interest (to the extent received after such payment by such Lender) and interest (to the extent accrued with respect to the periods after such payment) on account of such Swing Loan received by the Swingline Lender with respect to such portion.

(d)            Obligation to Fund Absolute.  Each Revolving Lender's obligations pursuant to clause (c) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Revolving Lender, Administrative Agent, any other Revolving Lender or any other Person may have against the Swingline Lender, Administrative Agent, any other Lender or any other Person, (B) the failure of any condition precedent set forth in Section 4.02 to be satisfied or the failure of the Borrowers to deliver a Swingline Request (each of which requirements the Revolving Lenders hereby irrevocably waive), and (C) any adverse change in the condition (financial or otherwise) of any Credit Party.

2.05            Mandatory Scheduled Payments of Loans.

(a)            Term Loan.  The Term Loan shall be paid as follows:

(i)
Stub Interest. Borrowers shall pay to Administrative Agent on the date hereof, for the account of the Lenders, a payment of interest only on the Term Loan for the period from the date hereof through the last day of the current month computed at the Contract Rate.

(ii)
Interest Payments.  Commencing on February 1, 2015 and continuing on the first (1st) day of each calendar month thereafter (each, a "Payment Date"), the Borrowers shall pay interest only in arrears computed at the Contract Rate on the outstanding principal balance of the Term Loan.

(iii)            Maturity.  On the earlier of the Maturity Date or the Revolving Loan Termination Date, the Borrowers shall pay all outstanding principal, accrued and unpaid interest, default interest, late charges and all other Obligations due under the Credit Documents with respect to the Term Loan.

(b)            Revolving Loan.  The Revolving Loan shall be payable as follows:

(i)
Stub Interest. Borrowers shall pay to Administrative Agent on the date hereof, for the account of the Lenders, a payment of interest only on the Revolving Loan for the period from the date hereof through the last day of the current month computed at the Contract Rate.

(ii)
Interest Payments.  Commencing on February 1, 2015, and continuing on each Payment Date thereafter, the Borrowers shall pay interest only in arrears computed at the Contract Rate on the outstanding principal balance of the Revolving Loan.

(iii)
Maturity.  On the earlier of the Maturity Date or the Revolving Loan Termination Date, the Borrowers shall pay all outstanding principal, accrued and unpaid interest, default interest, late charges and any and all other Obligations due under the Credit Documents with respect to the Revolving Loan.

2.06            Prepayments.

(a)            Voluntary Prepayments of Revolving Loan.  The Revolving Loan may be repaid in whole or in part without premium or penalty (except amounts payable pursuant to Section 3.05); provided that notice thereof must be received by 11:00 a.m. by the Administrative Agent at least three (3) Business Days prior to the date of prepayment.  Each such notice of voluntary prepayment hereunder shall be irrevocable and shall specify the date and amount of prepayment.  The Administrative Agent will give prompt notice to the applicable Lenders of any prepayment on the Revolving Loan and the Lender's interest therein.  Prepayments hereunder shall be accompanied by accrued interest thereon and breakage amounts, if any, under Section 3.05.

(b)            Mandatory Prepayments of Revolving Loan.

(i)
If at any Determination Date, the aggregate principal amount of the Obligations that are Revolving Loans and Swing Loans, plus the Letter of Credit Obligations (the "Principal Obligations") shall exceed the lesser of (x) the Aggregate Revolving Loan Commitment Amount and (y) the Borrowing Base Amount, minus the then outstanding principal balance of the Term Loan for such date, Borrowers shall within thirty (30) days after such determination, make a prepayment on the Revolving Loan or Term Loan in an amount equal to such excess, or provide additional Borrowing Base Collateral with a Borrowing Base Amount equal to or greater than such excess (provided that the Borrowers shall not be entitled to provide such additional Borrowing Base Collateral pursuant to this clause (B) unless the Borrowing Base Amount, after giving effect to such additional Borrowing Base Collateral, is less than the Aggregate Revolving Loan Commitment Amount).

(ii)
If at any Determination Date, the Debt Yield is less than ten percent (10%), Borrowers shall, within thirty (30) days following the Determination  Date, reduce the Principal Obligations by an amount necessary to achieve a Debt Yield of not less than 10.0% .

(c)            Application.  Prepayments on the Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein.

(d)            Prepayment of Term Loan.  The Term Loan may be prepaid in whole, but not in part at any time during the term of the Loan, provided the Borrowers provide not less than ten (10) Business Days' notice to Administrative Agent of such prepayment and pay with such prepayment all accrued interest, the Prepayment Premium, if applicable, and all other outstanding amounts then due and unpaid under the Term Loan.

2.07            Interest.

(a)            Subject to the provisions of subsection (b) below, the Loan and all Advances thereunder shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Contract Rate.

(b)            If any amount payable by the Borrowers under any Credit Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.  Furthermore, upon the written request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)            In addition to the application of the Default Rate of interest to past due amounts hereunder, if Borrowers fail to pay any installment of interest or principal within five (5) days after the date on which the same is due, Borrowers shall pay to Administrative Agent a late charge on such past due amount, as liquidated damages and not as a penalty, equal to five percent (5%) of such amount, but not in excess of the maximum amount of interest allowed by applicable Law.  The foregoing late charge is intended to compensate Administrative Agent and Lenders for the expenses incident to handling any such delinquent payment and for the losses incurred by Administrative Agent and Lenders as a result of such delinquent payment.  Borrowers agree that, considering all of the circumstances existing on the date this Agreement is executed, the late charge represents a reasonable estimate of the costs and losses Administrative Agent and Lenders will incur by reason of late payment.  Borrowers, Administrative Agent and Lenders further agree that proof of actual losses would be costly, inconvenient, impracticable and extremely difficult to fix.  Acceptance of the late charge shall not constitute a waiver of the Default or Event of Default arising from the past due installment, and shall not prevent Administrative Agent from exercising any other rights or remedies available to Administrative Agent with respect to such Default or Event of Default.

(d)            Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(e)            Anything herein to the contrary notwithstanding, the obligations of the Borrowers  hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrowers shall pay such Lender interest at the highest rate permitted by applicable law ("Maximum Lawful Rate"); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Administrative Agent, on behalf of Lenders is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

2.08            Fees and Expenses.

(a)            Unused Fee.  During the term of the Loan, the Borrowers agree to pay the Administrative Agent for the ratable benefit of the Lenders an unused fee (the "Unused Fee") for each calendar quarter (or portion thereof) in an amount equal to the sum of the Daily Unused Fees incurred during such period.  The Unused Fee shall accrue at all times during the Revolving Loan Commitment Period (and thereafter so long as Obligations shall remain outstanding), including periods during which the conditions to Advances in Section 4.02 may not be met, and shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand); provided, that (i) no Unused Fee shall accrue on the Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (ii) any Unused Fee accrued with respect to the Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender.  The Administrative Agent shall distribute the Unused Fee to the Lenders (other than Defaulting Lenders) pro rata in accordance with the respective Commitments of the Lenders.

(b)            Collateral Monitoring Fee.  The Borrowers shall pay to the Administrative Agent, for its sole benefit, on the first (1st) day of each month during the term of the Loan, in addition to all other amounts due under the Credit Documents, the sum of One Hundred Fifty and No/100 Dollars ($150.00) per Borrowing Base Asset as a collateral monitoring fee.

2.09            Computation of Interest.

All computations of fees and interest shall be made on the basis of a 360‑day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365‑day year).
2.10            Payments Generally.

(a)            All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the Lenders to which such payment is owed, at the Administrative Agent's Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Commitment Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)            Subject to the definition of "Interest Period," if any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)            Unless the Borrowers or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrowers or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrowers or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i)
if the Borrowers fail to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii)
if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrowers to the date such amount is recovered by the Administrative Agent (the "Compensation Period") at a rate per annum equal to the Federal Funds Rate from time to time in effect.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Advance included in the applicable Borrowing.  If such Lender does not pay such amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent may make a demand therefor upon the Borrowers, and the Borrowers shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights that the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.
(d)            If any Lender makes available to the Administrative Agent funds for any Advance to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Advance set forth in Section 4.02 are not satisfied or waived in accordance with the terms hereof or for any other reason, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)            The obligations of the Lenders hereunder to make Advances are several and not joint.  The failure of any Lender to make any Advance or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, nor relieve Borrowers from any obligations hereunder to the Lenders which fulfill such obligations and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f)            Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Advance in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Advance in any particular place or manner.

(g)            If at any time insufficient funds are received by or are available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses (including Attorney Costs and amounts payable under Article III) incurred by the Administrative Agent and each Lender, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(h)            Each Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral and agrees that the Administrative Agent may, and, upon either (A) the direction of the Required Lenders or (B) the termination of any Commitment or the acceleration of any Obligation pursuant to Section 8.02, shall, apply all payments in respect of any Obligation and all proceeds of Collateral in accordance with Section 8.03.

2.11            Sharing of Payments.

If any Lender shall obtain on account of the Loan made by it, any payment (whether voluntary, involuntary, through the exercise of any right of set‑off, or otherwise, but excluding any payments made to a Lender in error by the Administrative Agent (which such payments shall be returned by the Lender to the Administrative Agent immediately upon such Lender's obtaining knowledge that such payment was made in error)) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loan or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's ratable share (according to the proportion of (i) the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon.  The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set‑off, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Credit Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.
2.12            Evidence of Debt.

The Loan made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loan made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  The Borrowers shall execute and deliver to the Administrative Agent a Note for each Lender requesting a Note, which Note shall evidence the Loan made by any such Lender under its Commitment and/or the Swing Loan made by Swingline Lender under its Swingline Commitment, in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Extension of Credit and payments with respect thereto.
2.13            Joint and Several Liability of the Borrowers.

(a)            Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.

(b)            Each Borrower hereby agrees such Borrower is, and each such Borrower's heirs, personal representatives, successors and assigns are, jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Administrative Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all of the Obligations arising under this Credit Agreement and the other Credit Documents, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.  Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 2.13 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 2.13 shall be absolute and unconditional.

(c)            If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations hereunder as and when due or to perform any of such Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d)            The guaranty obligations of each Borrower under the provisions of this Section 2.13 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Credit Agreement or any other circumstances whatsoever, including without limitation, the following:

(i)
the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Credit Agreement, any other Credit Document or any other agreement, document or instrument to which any other Borrower is or may become a party;

(ii)
the absence of any action to enforce this Credit Agreement (including this Section 2.13) or any other Credit Document or the waiver or consent by Administrative Agent and Lenders with respect to any of the provisions thereof;

(iii)
the existence, value or condition of, or failure to perfect any Lien or any security for the Obligations or any action, or the absence of any action, by Administrative Agent and Lenders in respect thereof (including the release of any such security);

(iv)	the insolvency of any other Borrower;
(v)
the institution of any proceeding under the Federal Bankruptcy Code, or any similar proceeding, by or against a Borrower or Administrative Agent's election in any such proceeding of the application of Section 1111(b)(2) of the Federal Bankruptcy Code;

(vi)	any borrowing or grant of a security interest by any Borrower as debtor-in-possession, under Section 364 of the Federal Bankruptcy Code;

(vii)	the disallowance, under Section 502 of the Federal Bankruptcy Code, of all or any portion of Administrative Agent's claim(s) for repayment of any of the Obligations; or
(viii)
any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor other than the payment and performance, in full, of the Obligations.

Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.
(e)            Except as otherwise expressly provided herein, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Credit Agreement), or of any demand for any payment under this Credit Agreement (except to the extent demand is expressly required to be given pursuant to the terms of this Credit Agreement), notice of any action at any time taken or omitted by the Administrative Agent or any Lender under or in respect of any of the Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Credit Agreement.  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Credit Agreement, any and all other indulgences whatsoever by the Lenders in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or any failure to act on the part of the Lenders, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 2.13, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 2.13, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 2.13 shall not be discharged except by performance and then only to the extent of such performance.  The obligations of each Borrower under this Section 2.13 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or any Lender.  The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Lender.

(f)            Notwithstanding anything to the contrary in this Agreement or in any other Credit Document, and except as set forth in Section 2.13(j), each Borrower hereby expressly and irrevocably subordinates to payment of the Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are indefeasibly paid in full in cash.  Each Borrower acknowledges and agrees that this subordination is intended to benefit Administrative Agent and Lenders and shall not limit or otherwise affect such Borrower's liability hereunder or the enforceability of this Section 2.13, and that Administrative Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 2.13.

(g)            If Administrative Agent or any Lender may, under applicable Law, proceed to realize its benefits under any of the Credit Documents giving Administrative Agent or such Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Administrative Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 2.13.  If, in the exercise of any of its rights and remedies, Administrative Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable Laws pertaining to "election of remedies" or the like, each Borrower hereby consents to such action by Administrative Agent or such Lender and waives any claim based upon such action, even if such action by Administrative Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Administrative Agent or such Lender.  Any election of remedies that results in the denial or impairment of the right of Administrative Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower's obligation to pay the full amount of the Obligations.  In the event Administrative Agent or any Lender shall bid at any foreclosure or trustee's sale or at any private sale permitted by law or the Credit Documents, Administrative Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Administrative Agent or such Lender but shall be credited against the Obligations.  The amount of the successful bid at any such sale, whether Administrative Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 2.13, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Administrative Agent or any Lenders might otherwise be entitled but for such bidding at any such sale.

(h)            The provisions of this Section 2.13 are made for the benefit of the Administrative Agent, the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the Borrowers as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy.  The provisions of this Section 2.13 shall remain in effect until all the Obligations hereunder shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Lenders upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 2.13 will forthwith be reinstated and in effect as though such payment had not been made.

(i)            Each Borrower's liability under this Section 2.13 shall be limited to an amount not to exceed as of any date of determination the greater of the following:

(i)	the amount of the Loan allocated to each Borrower as set forth on Schedule 2.13 hereto (the "Allocable Amount"); and
(ii)
the amount that could be claimed by Administrative Agent and any Lender from such Borrower under this Section 2.13 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower's right of contribution and indemnification from each other Borrower under Section 2.13(j) below.

(j)            Contribution with Respect to Guaranty Obligations.

(i)
To the extent that any Borrower (the "Overpaying Borrower") incurs (i) any payment in excess of its Allocable Amount, or (ii) a loss of its Collateral due to the foreclosure (or other realization by lenders) of, or the delivery of deeds in lieu of foreclosure relating to its Collateral, and the value of such Collateral exceeded its Allocable Share (the "Overpayment Amount"), then such Overpaying Borrower shall be entitled, after indefeasible payment in full and the satisfaction of all Obligations to Lenders under the Credit Agreement, to contribution from each of the benefited Borrowers, on a pro rata basis, for the amounts so paid, advanced or benefited, in an amount equal to the difference between the Overpayment Amount and such benefited Borrower's then current Allocable Amount.  Any such contribution payments shall be made within ten (10) Business Days after demand therefor.

(ii)
This Section 2.13(j) is intended only to define the relative rights of Borrowers and nothing set forth in this Section 2.13(j) is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 2.13(a) above.  Nothing contained in this Section 2.13(j) shall limit the liability of any Borrower to pay all or any part of the Loan made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable.

(iii)	The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing.
(iv)	The rights of the indemnifying Borrowers against other Borrowers under this Section 2.13(j) shall be exercisable only upon the full and indefeasible payment of the Obligations.

(k)            The liability of Borrowers under this Section 2.13 is in addition to and shall be cumulative with all liabilities of each Borrower to Agent and Lender under this Agreement and the other Credit Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

2.14            Appointment of Parent as Legal Representative for Credit Parties.

Each of the Credit Parties hereby appoints the Parent to act as its exclusive legal representative for all purposes under this Credit Agreement and the other Credit Documents (including, without limitation, with respect to all matters related to Borrowings and the repayment of the Loan as described in Article II and Article III hereof) (in such capacity, the "Borrower Representative").  Each of the Credit Parties acknowledges and agrees that (a) the Borrower Representative may execute such documents on behalf of all the Credit Parties (whether as Borrowers or Guarantor) as the Borrower Representative deems appropriate in its reasonable discretion and each Credit Party shall be bound by and obligated by all of the terms of any such document executed by the Borrower Representative on its behalf, (b) any notice or other communication delivered by the Administrative Agent or any Lender hereunder to the Borrower Representative shall be deemed to have been delivered to each of the Credit Parties and (c) the Administrative Agent and each of the Lenders shall accept (and shall be permitted to rely on) any document or agreement executed by the Borrower Representative on behalf of the Credit Parties (or any of them).  The Borrowers must act through the Borrower Representative for all purposes under this Credit Agreement and the other Credit Documents.  Notwithstanding anything contained herein to the contrary, to the extent any provision in this Credit Agreement requires any Credit Party to interact in any manner with the Administrative Agent or the Lenders, such Credit Party shall do so through the Borrower Representative.
2.15            Establishment of Impounds.

(a)            Real Estate Tax Impounds.  Borrowers shall deposit with Administrative Agent, monthly on each Payment Date, a sum of money (the "Tax Impound") equal to one-twelfth (1/12th) of the annual Real Estate Taxes.  At or before the initial Advance of the Loan, Borrowers shall deposit with Administrative Agent a sum of money which together with the monthly installments will be sufficient to make each of such payments thirty (30) days prior to the date any delinquency or penalty becomes due with respect to such payments.  Deposits shall be made on the basis of Administrative Agent's estimate from time to time of the Real Estate Taxes for the current year (after giving effect to any reassessment or, at Administrative Agent's election, on the basis of the Real Estate Taxes for the prior year, with adjustments when the Real Estate Taxes are fixed for the then current year).  All funds so deposited shall be held by Administrative Agent or its servicer. So long as no Default or Event of Default exists hereunder, Administrative Agent shall credit for Borrowers' account interest at the interest rate actually available to Administrative Agent's or its servicer on the funds held in such account, as determined by Administrative Agent in its sole discretion.  These sums may be commingled with Administrative Agent's general funds and shall not be deemed to be held in trust for the benefit of Borrowers.  Borrowers hereby grant to Administrative Agent for the benefit of the Lenders a security interest in all funds so deposited with Administrative Agent for the purpose of securing the Loan.  Until an Event of Default exists, Administrative Agent shall apply the funds deposited to pay the Real Estate Taxes as provided herein.  While an Event of Default exists, the funds deposited may be applied in payment of the charges for which such funds have been deposited, or to the payment of the Loan or any other charges affecting the security of Lenders, as Administrative Agent may elect, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by Administrative Agent.  Borrowers shall furnish Administrative Agent with bills for the Real Estate Taxes for which such deposits are required at least thirty (30) days prior to the date on which the Real Estate Taxes first become payable.  If at any time the amount on deposit with Administrative Agent, together with amounts to be deposited by Borrowers before such Real Estate Taxes are payable, is insufficient to pay such Real Estate Taxes, Borrowers shall deposit any deficiency with Administrative Agent immediately upon demand.  Administrative Agent shall pay such Real Estate Taxes when the amount on deposit with Administrative Agent is sufficient to pay such Real Estate Taxes and Administrative Agent has received a bill for such Real Estate Taxes.  The obligation of Borrowers to pay the Real Estate Taxes, as set forth in the Credit Documents, is not affected or modified by the provision of this paragraph; provided, however, that Borrowers shall not be in default under the Loan for failure to pay Real Estate Taxes if and to the extent there are sufficient funds on deposit in the Tax Impound to timely pay such Real Estate Taxes.  On the Maturity Date, the monies then remaining on deposit with Administrative Agent under this Section 2.15(a) shall, at Administrative Agent's option, be applied against the Obligations or if no Event of Default exists hereunder, returned to Borrowers.

(b)            Replacement Reserve.  Borrowers shall deposit with Administrative Agent on each Payment Date the product of Twenty-Five Dollars ($25.00) multiplied by the number of Senior Housing Units in the Borrowing Base Assets, which shall be held by Administrative Agent or its servicer for replacements and repairs required to be made to the Borrowing Base Assets during the term of the Loan (the "Replacement Escrow Fund").  So long as no Default or Event of Default exists hereunder, Administrative Agent shall credit for Borrowers' account interest at the interest rate actually available to Administrative Agent's servicer on the funds held in such account, as determined by Administrative Agent in its sole discretion.  Borrowers hereby pledge to Administrative Agent for the benefit of the Lenders, and grant a security interest in, any and all monies now or hereafter deposited in the Replacement Escrow Fund as additional security for the payment of the Loan.  Administrative Agent may reasonably reassess its estimate of the amount necessary for the Replacement Escrow Fund from time to time and may adjust the monthly amounts required to be deposited into the Replacement Escrow Fund upon thirty (30) days' notice to Borrowers.  Administrative Agent shall make disbursements from the Replacement Escrow Fund as requested by Borrowers, and approved by Administrative Agent in its reasonable discretion, on a quarterly basis in increments of no less than $5,000.00 upon delivery by Borrowers of Administrative Agent's standard form of draw request accompanied by copies of paid invoices for the amounts requested and, if required by Administrative Agent for any draw request for an invoice exceeding $15,000.00, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment.  Administrative Agent may require an inspection of the Borrowing Base Assets at Borrowers' expense prior to making a quarterly disbursement in order to verify completion of replacements and repairs for which reimbursement is sought.  The Replacement Escrow Fund shall be held without interest in Administrative Agent's name and may be commingled with Administrative Agent's general funds at financial institutions selected by Administrative Agent in its reasonable discretion.  Upon the occurrence of an Event of Default, Administrative Agent may apply any sums then present in the Replacement Escrow Fund to the payment of the Loan in any order in its reasonable discretion.  Until expended or applied as above provided, the Replacement Escrow Fund shall constitute additional security for the Loan.  Administrative Agent shall have no obligation to release any of the Replacement Escrow Fund while any Event of Default or Default exists.  All costs and expenses incurred by Administrative Agent in the disbursement of any of the Replacement Escrow Fund shall be paid by Borrowers promptly upon demand or, at Administrative Agent's sole discretion, deducted from the Replacement Escrow Fund.

2.16            Defaulting Lenders.

(a)            Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)	Waivers and Amendments. That Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.
(ii)
Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.06), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower Representative may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower Representative, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders, as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender's breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender's breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Advances were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Advances all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances owed to that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(b)            Defaulting Lender Cure.  If the Borrowers and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances (in the aggregate) to be held on a pro rata basis by the Lenders in accordance with their applicable Commitment Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01            Taxes.

(a)            Any and all payments by any Credit Party to or for the account of the Administrative Agent or any Lender under any Credit Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its overall net income, and franchise and excise taxes imposed on it (in lieu of net income taxes), as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent's or such Lender's having executed, delivered or performed its obligations or received a payment under, or enforced, this Credit Agreement or any other Credit Document) (all such non‑excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as "Taxes").  If any Credit Party shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Credit Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions, (iii) such Credit Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment, such Credit Party shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b)            In addition, the Borrowers agree to pay any and all present or future stamp, court or documentary taxes or charges or similar levies which arise from any payment made under any Credit Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Credit Document (hereinafter referred to as "Other Taxes").  For the avoidance of doubt, "Other Taxes" shall not include any taxes assessed on the net or gross income of a taxpayer, regardless of whether such taxes are designated excise or property taxes.

(c)            If the Borrowers shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Credit Document to the Administrative Agent or any Lender, the Borrowers shall also pay to the Administrative Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent or such Lender specifies is necessary to preserve the after‑tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d)            The Borrowers agree to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) that are paid by the Administrative Agent and such Lender and that are the responsibility of the Borrowers, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Payment under this subsection (d) shall be made within thirty (30) days after the date the Lender or the Administrative Agent makes a written demand therefor.

3.02            Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund its Extension of Credit using the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to continue its Extension of Credit or make Advances at the Eurodollar Rate shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrowers shall either (a) agree to substitute the Base Rate for the Eurodollar Base Rate on the outstanding Extension of Credit or (b) upon demand from such Lender (with a copy to the Administrative Agent), prepay such Lender's Extension of Credit on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain its Extension of Credit to such day, or immediately, if such Lender may not lawfully continue to maintain its Extension of Credit.  Upon any such prepayment or substitution of the Base Rate, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.  Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.
3.03            Inability to Determine Rates.

If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate with respect to a proposed Advance under the Loan, or that the Eurodollar Rate for any requested proposed Advance does not adequately and fairly reflect the cost to such Lenders of funding such Advance, the Administrative Agent will promptly so notify the Parent and each Lender.  Thereafter, the obligation of the Lenders to make further Advances or maintain the Extensions of Credit using the Eurodollar Rate shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing at the Eurodollar Rate or may substitute a request for a Borrowing using the Base Rate.
3.04            Increased Cost and Reduced Return; Capital Adequacy; Reserves.

(a)            If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender's compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining the Loan, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (which are governed by Section 3.01), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction; provided that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in a requirement of Law, regardless of the date enacted, adopted or issued.

(b)            If any Lender determines that the introduction of any Law regarding capital adequacy or liquidity or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder (taking into consideration its policies with respect to capital adequacy and liquidity and such Lender's desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such reduction; provided that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in a requirement of Law, regardless of the date enacted, adopted or issued.

(c)            The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional interest on the unpaid principal amount of the Advances made by such Lender under the Loan equal to the actual costs of such reserves allocated to such portion of the Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on the Loan, provided the Borrowers shall have received at least fifteen (15) days' prior written notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice fifteen (15) days prior to the relevant Payment Date, such additional interest shall be due and payable fifteen (15) days from receipt of such notice.

(d)            Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a change in a requirement of Law under subsection (a) above and/or a change in capital adequacy or liquidity requirements under subsection (b) above, as applicable, regardless of the date enacted, adopted or issued.

3.05            Funding Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)            any payment or prepayment of all or any portion of the Loan (other than a Swing Loan) on a day other than the last day of the Interest Period for the Loan or portion thereof (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)            any failure by the Borrowers (for a reason other than the failure of such Lender to make an Advance) to prepay or borrow any Advance on the date or in the amount notified by the Borrowers; or

(c)            any assignment of any portion of the Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 10.16;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain the Loan or portion thereof or from fees payable to terminate the deposits from which such funds were obtained.  The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Advance made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Advance by a matching deposit or other borrowing in the London interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such Advance was in fact so funded.

3.06            Matters Applicable to all Requests for Compensation.

(a)            A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b)            Upon any Lender's making a claim for compensation under Section 3.01 or 3.04, the Borrowers may replace such Lender in accordance with Section 10.16.

(c)            Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Article III shall not constitute a waiver of such Lender's right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Article III for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrowers of the change in Law or other matter giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefore (except that, if the change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.07            Survival.

All of the Borrowers' obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV
CONDITIONS PRECEDENT TO ADVANCES
The obligation of each Lender to make Advances hereunder is subject to satisfaction of the following conditions precedent:
4.01            Conditions to Initial Loans.

The obligation of the Lenders to make the Term Loan and the initial Advance of the Revolving Loan hereunder is subject to the satisfaction of such of the following conditions in all material respects on or prior to the Closing Date to the extent not previously satisfied in connection with the 2011 Credit Agreement, the March 2013 Credit Agreement, the July 2013 Joinder Agreement or the September 2013 Credit Agreement, or expressly waived in writing by the Administrative Agent and Lenders.
(a)            Credit Documents, Organization Documents, Etc.  The Administrative Agent's receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Credit Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i)	executed counterparts of this Credit Agreement and the other Credit Documents;
(ii)	a Term Note and Revolving Note executed by the Borrowers in favor of each Lender requesting a Note;
(iii)
copies of the Organization Documents of the Parent and each Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of Parent and Borrowers to be true and correct as of the Closing Date;

(iv)
such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Credit Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Credit Agreement and the other Credit Documents to which such Credit Party is a party;

(v)
such documents and certifications as the Administrative Agent may reasonably require to evidence that the Parent and Borrowers are duly organized or formed, and are validly existing, in good standing and qualified to engage in business in (A) the jurisdiction of their incorporation or organization and (B) each jurisdiction where their ownership, lease or operation of properties or the conduct of their business requires such qualification; and

(vi)	a fee letter from Borrowers to Administrative Agent pursuant to which Borrowers agree to pay certain fees to Administrative Agent in connection with the funding of the Loan.
(b)            Opinions of Counsel.  The Administrative Agent shall have received, in each case dated as of the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent:

(i)	a legal opinion of counsel for the Credit Parties;
(ii)
a legal opinion of special local counsel for the Borrowers for the states in which each Borrowing Base Asset is located with respect to licensing matters and, with respect to Mortgaged Borrowing Base Assets, local real estate finance matters and for any other state in which the Parent or any Borrower is organized, in each case addressed to the Administrative Agent, its counsel and the Lenders, but excluding those Borrowing Base Assets for which such legal opinions have been previously delivered to Administrative Agent in connection with the 2011 Credit Agreement, the March 2013 Credit Agreement, the July 2013 Joinder Agreement or the September 2013 Credit Agreement.

(c)            Personal Property Collateral.  The Administrative Agent shall have received (in each case in form and substance reasonably satisfactory to the Administrative Agent):

(i)
searches of Uniform Commercial Code filings in the state of organization of each Borrower or where a filing would need to be made in order to perfect the Administrative Agent's security interest in the tangible personal property Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii)	UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent's sole discretion, to perfect the Administrative Agent's security interest in the Collateral;
(iii)	duly executed notices of grant of security interest as are necessary, in the Administrative Agent's sole discretion, to perfect the Administrative Agent's security interest in the Collateral;
(iv)
all instruments and chattel paper in the possession of any of the Borrowers, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent's security interest in the Collateral;

(v)	duly executed consents as are necessary, in the Administrative Agent's sole discretion, to perfect the Administrative Agent's security interest in the Collateral;
(vi)
in the case of any tangible personal property Collateral located at a premises leased by a Borrower, such estoppel letters, consents and waivers from the landlords on such real property as may be required by the Administrative Agent; and

(vii)	a copy of each Material Contract.
(d)            Real Property Collateral (Borrowing Base Assets).  The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, each of the Borrowing Base Asset Deliverables with respect to each Real Property Asset set forth on Schedule 5.12 attached hereto and shall have approved each such Real Property Asset as a Borrowing Base Asset hereunder.

(e)            Property and Liability Insurance.  The Administrative Agent shall have received copies of all insurance policies held by (or for the benefit of) the Parent, Borrowers and Operators with respect to the Real Property Assets of the Borrowers, each such policy shall name the Administrative Agent (on behalf of the Lenders) as an additional insured or sole loss payee under a standard mortgagee endorsement, as applicable and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent (i) thirty (30) days prior written notice before any such policy or policies shall be canceled and (ii) fifteen (15) days prior written notice before any such policy or policies shall be altered.

(f)            Officer's Certificates.  The Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of the Parent as of the Closing Date, in a form satisfactory to the Administrative Agent, stating that (i) each Borrower is in compliance with all existing financial obligations (whether pursuant to the terms and conditions of this Credit Agreement or otherwise) and Parent is in compliance with all financial obligations except when the failure to so comply would not reasonably be expected to have a Material Adverse Effect, (ii) all governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents and the transactions contemplated thereby have been obtained, (iii) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Consolidated Party or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding could reasonably be expected to have a Material Adverse Effect, (iv) immediately prior to and following the transactions contemplated herein, each of the Credit Parties shall be Solvent, and (v) immediately after the execution of this Credit Agreement and the other Credit Documents, (A) no Default or Event of Default exists and (B) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects.

(g)            Opening Borrowing Base Certificate.  Receipt by the Administrative Agent of a Borrowing Base Certificate as of the Closing Date, substantially in the form of Exhibit C-2, duly completed and executed by a Responsible Officer of the Parent.

(h)            Financial Statements.  Receipt by the Administrative Agent and the Lenders of (i) pro forma projections of financial statements (balance sheet, income and cash flows) for each of the fiscal years of the Consolidated Parties through December 31, 2013 and (ii) such other information relating to the Consolidated Parties as the Administrative Agent may reasonably require in connection with the structuring and syndication of credit facilities of the type described herein.

(i)            Opening Compliance Certificate.  Receipt by the Administrative Agent of a Compliance Certificate as of the Closing Date signed by a Responsible Officer of the Parent and including (i) calculations for the fourth fiscal quarter of 2013, taking into account any Advances made or requested hereunder as of the Closing Date and (ii) pro forma calculations of all financial covenants contained herein for each of the following four (4) fiscal quarters (based on the projections set forth in the materials delivered pursuant to clause (h) of this Section 4.01).

(j)            Consents/Approvals.  The Credit Parties shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (i) any applicable Law or (ii) any agreement, document or instrument to which any Credit Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which would not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of any Borrower or any other Credit Party to fulfill its respective obligations under the Credit Documents to which it is a party.

(k)            Material Adverse Change.  No material adverse change shall have occurred since December 31, 2013 in the condition (financial or otherwise), business, assets, operations, management or prospects of (i) the Parent, (ii) the Parent and its Consolidated Subsidiaries taken as a whole, or (iii) the Borrowers taken as a whole.

(l)            Litigation.  There shall not exist any pending or threatened action, suit, investigation or proceeding against any Credit Party that could reasonably be expected to have a Material Adverse Effect or could otherwise materially and adversely effect the transactions set forth herein or contemplated hereby.

(m)            Fees and Expenses.  Payment by the Credit Parties to the Administrative Agent of all fees and expenses relating to the preparation, execution and delivery of this Credit Agreement and the other Credit Documents which are due and payable on the Closing Date, including, without limitation, payment to the Administrative Agent of the fees set forth in the Proposal not previously paid, and reasonable and documented Attorney Costs, consultants' fees, travel expenses and all fees and expenses associated with the due diligence done in connection with and the preparation of documentation with respect to the Borrowing Base Assets or other Collateral.

(n)            Other.  Receipt by the Lenders or the Administrative Agent of such other documents, instruments, agreements or information as reasonably requested by any Lender or the Administrative Agent, including, but not limited to, additional legal opinions, contribution agreements, corporate resolutions, indemnifications, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership and contingent liabilities of the Credit Parties.

4.02            Conditions to Advances and Swing Loans.

The obligation of (a) any Lender to (i) make any Advance under the Revolving Loan after the initial Advance thereof or (ii) incur any Letter of Credit Obligations and (b) the Swingline Lender to make any Swing Loan, as applicable hereunder, is subject to the satisfaction of such of the following conditions on or prior to the proposed date of the making of such Advance of the Revolving Loan or Swing Loan and the incurring of any Letter of Credit Obligation, as applicable:
(a)            The Administrative Agent shall receive the applicable Loan Borrowing Notice and the conditions set forth in Section 4.01 for the initial Advance shall have been met as of the Closing Date or a Prior Closing Date, as applicable;

(b)            No Default or Event of Default shall have occurred and be continuing immediately before the making of such Advance and no Default or Event of Default shall exist immediately thereafter;

(c)            The representations and warranties of the Borrowers made in or pursuant to the Credit Documents shall be true in all material respects on and as of the date of such Extension of Credit, except for those (i) which expressly relate to an earlier date and (ii) relating to a Real Property Asset or a Borrower or an Operator of a Real Property Asset that is no longer qualified as a Borrowing Base Asset and is not included in the Borrowing Base Amount; and

(d)            Immediately following the making of such Advance or the incurrence of such Letter of Credit Obligations, the sum of the outstanding principal balance of the Loan plus the Letter of Credit Obligations shall not exceed the lesser of (i) the Aggregate Commitment Amount and (ii) the Borrowing Base Amount.

The making of such Advance hereunder shall be deemed to be a representation and warranty by the Borrowers on the date thereof as to the facts specified in clauses (b), (c), and (d) of this Section.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
The Borrowers hereby represent and warrant (on behalf of themselves, the Parent or the Credit Parties as a whole, as applicable) that:
5.01            Financial Statements; No Material Adverse Effect; No Internal Control Event.

(a)            The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Consolidated Parties as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Parties as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)            During the period from December 31, 2013, to and including the Closing Date, there has been no sale, transfer or other disposition by any Consolidated Party of any material part of the business or Property of the Consolidated Parties, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Consolidated Parties, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(c)            The financial statements delivered pursuant to Section 6.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 6.01(a) and (b)) and present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Consolidated Parties as of such date and for such periods.

(d)            Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(e)            Since the date of the Audited Financial Statements, no Internal Control Event has occurred.

5.02            Corporate Existence and Power.

Each of the Credit Parties is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all organizational powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification.
5.03            Corporate and Governmental Authorization; No Contravention.

The execution, delivery and performance by each Credit Party of each Credit Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law (including Regulation U or Regulation X issued by the FRB).
5.04            Binding Effect.

This Credit Agreement has been, and each other Credit Document, when delivered hereunder, will have been, duly executed and delivered by each Credit Party that is a party thereto.  This Credit Agreement constitutes, and each other Credit Document when so delivered will constitute, a legal, valid and binding obligation of such Credit Party, enforceable against each Credit Party that is a party thereto in accordance with its terms except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
5.05            Litigation.

Except as set forth on Schedule 5.05, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Responsible Officers of the Credit Parties, threatened at law, in equity, in arbitration or before any Governmental Authority, by or against any Credit Party or against any of its properties or revenues that (a) purport to affect or pertain to this Credit Agreement or any other Credit Document, or any of the transactions contemplated hereby or (b) either individually or in the aggregate, if determined adversely, would reasonably be expected to have a Material Adverse Effect.
5.06            Compliance with ERISA.

(a)            Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Responsible Officers of the Credit Parties, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Parent and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)            There are no pending or, to the knowledge of the Responsible Officers of the Credit Parties, threatened claims (other than routine claims for benefits), actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  Neither the Parent nor any ERISA Affiliate or, to the knowledge of the Responsible Officers of the Credit Parties, any other Person has engaged in any prohibited transaction or violation of the fiduciary responsibility rules under ERISA or the Code with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)            No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability except any such that would not reasonably be expected to have a Material Adverse Effect; (iii) neither the Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) the Parent nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.07            Environmental Matters.

(a)            Each of the Borrowing Base Assets and all operations with respect to each of the Borrowing Base Assets and the Real Property Assets owned by the Borrowers are in compliance with all applicable Environmental Laws in all material respects and there are no conditions relating to the Borrowing Base Assets, the other Real Property Assets owned by the Borrowers or the Businesses of the Borrowers that are likely to give rise to liability under any applicable Environmental Laws.

(b)            None of the Borrowing Base Assets or other Real Property Assets owned by the Borrowers contains, or, to the knowledge of the Responsible Officers of the Parent and the Borrowers, has previously contained, any Hazardous Substances at, on or under such property in amounts or concentrations that constitute a violation of, or could give rise to liability under, applicable Environmental Laws.

(c)            Neither the Parent nor any Borrower has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non‑compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Borrowing Base Assets, any of the other Real Property Assets owned by the Borrowers or the Businesses of the Borrowers, nor does any Responsible Officer of the Parent or any Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)            Neither the Parent nor any Borrower has generated, treated, stored or disposed of Hazardous Substances at, on or under any of the Borrowing Base Assets or any of the other Real Property Assets owned by the Borrowers in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.  No Hazardous Substances have been transported or disposed of from the Borrowing Base Assets or the other Real Property Assets owned by the Borrowers, in each case by or on behalf of any Borrower, in violation of, or in a manner that is likely to give rise to liability under, any applicable Environmental Law.

(e)            No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Parent and the Borrowers, threatened, under any Environmental Law to which any Borrower is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrowers, the Borrowing Base Assets, the other Real Property Assets owned by the Borrowers or the Businesses of the Borrowers.

5.08            Margin Regulations; Investment Company Act.

(a)            No Credit Party is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no part of the proceeds of the Loan will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock.

(b)            None of the Parent or any Borrower (i) is or is required to be registered as an "investment company" under the Investment Company Act of 1940 or (ii) is subject to regulation under any other Law which limits its ability to incur the Obligations.

5.09            Compliance with Laws.

(a)            Each Credit Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted.

(b)            Each of the Borrowing Base Assets, and the uses of the Borrowing Base Assets, are in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to the Borrowing Base Assets (including, without limitation, building and zoning laws and Healthcare Laws), except in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted.

5.10            Ownership of Property; Liens.

Each Borrower has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business (including, in any case, each of the Borrowing Base Assets).  Each Borrowing Base Asset is subject to no Liens, other than Permitted Liens.  No Borrower owns any material intellectual property.

5.11            Corporate Structure; Capital Stock, Etc.

As of the Closing Date and as of each date on which such schedule is subsequently updated pursuant to the terms hereof through the delivery of a Compliance Certificate, Schedule 5.11 correctly sets forth the corporate structure of Parent and the entity and ownership structure of the Borrowers and the correct legal name and the jurisdiction of formation of the Parent and each of the Borrowers.  Also included on Schedule 5.11 is a listing of the number of shares of each class of Capital Stock outstanding with respect to each Borrower, the Persons holding equity interests in such Borrowers, their percentage equity or voting interest in the Borrowers and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto.  Except as set forth on Schedule 5.11, as of the Closing Date: (i) no Borrower has issued to any third party any securities convertible into any equity interest in such Borrower, or any options, warrants or other rights to acquire any securities convertible into any such equity interest, and (ii) the outstanding Capital Stock of each Borrower is owned by the Persons indicated on Schedule 5.11, is validly issued, fully paid and non‑assessable, and is free and clear of all Liens, warrants, options and rights of others of any kind whatsoever.  Each Borrower is a Wholly Owned Subsidiary of the Parent.  No Borrower holds or otherwise has any interest in any Capital Stock of any other Person.
5.12            Real Property Assets; Leases.

(a)            Part I of Schedule 5.12 (as updated pursuant to the terms hereof through the delivery of a Compliance Certificate) is a true and complete list as of the Closing Date of (i) the street address of each Borrowing Base Asset, (ii) the Borrower which owns each such Borrowing Base Asset, (iii) the facility type of each such Borrowing Base Asset, (iv) the number of Senior Housing Units at such Borrowing Base Asset, (v) the Facility Operating Leases to which each such Borrowing Base Asset is subject, and (vi) the name and address of the applicable Operating Tenant.  The applicable Borrower has a fee simple title to or holds a ground lease interest pursuant to an Eligible Ground Lease in each Borrowing Base Asset listed on Schedule 5.12 hereto and such schedule correctly sets forth the type of interest (fee or leasehold) held by each Borrower in each Borrowing Base Asset.  Each parcel of real property identified on Part I of Schedule 5.12 is a Real Property Asset that qualifies as a Borrowing Base Asset pursuant to the terms hereof and which, if such Real Property Asset is a Mortgaged Borrowing Base Asset, is subject to a first priority lien (subject to Permitted Liens) in favor of the Administrative Agent (for the benefit of the Lenders) pursuant to a properly‑recorded Mortgage Instrument and Assignment of Leases.

(b)            Part II of Schedule 5.12 (as updated pursuant to the terms hereof through the delivery of a Compliance Certificate) properly sets forth all Management Agreements in existence as of the date hereof with respect to the Borrowing Base Assets, together with the applicable Property Manager.  There are no other Management Agreements affecting the Borrowing Base Assets.

(c)            Part III of Schedule 5.12 (as updated pursuant to the terms hereof through the delivery of a Compliance Certificate) properly sets forth the names and addresses of all Operating Tenants with respect to the Real Property Assets who are (i) delinquent in paying any franchise, business, intangible, personal property taxes or real estate taxes due beyond the later of the applicable grace period with respect thereto, if any, and forty five (45) days and/or (ii) the subject of any Bankruptcy Event.

(d)            Part IV of Schedule 5.12 (as updated pursuant to the terms hereof through the delivery of a Compliance Certificate) properly identifies all Facility Operating Leases in existence as of the date hereof with respect to the Borrowing Base Assets, together with the applicable Operating Tenant and the remaining term of each such Facility Operating Lease.  There are no other Facility Operating Leases affecting the Borrowing Base Assets.

(e)            Part V of Schedule 5.12 (as updated pursuant to the terms hereof through the delivery of a Compliance Certificate) properly sets forth all subleases relating to any of the Borrowing Base Assets, the termination of which could result in a Material Adverse Effect on the operation of the Borrowing Base Assets, together with the applicable subtenant with respect thereto, the remaining term of such sublease and whether or not such subtenant is current on payments due thereunder.  There are no other subleases the termination of which could result in a Material Adverse Effect on the operation of the Borrowing Base Assets affecting the Borrowing Base Assets.

(f)            Each of the facilities located on the Borrowing Base Assets owned by the Borrowers is currently in good repair, working order and condition without any material structural or engineering defects or conditions.  No Condemnation has been instituted and remained undismissed for a period in excess of ninety (90) consecutive days, in each case, with respect to a material portion of any Real Property Asset listed as a Borrowing Base Asset on Part I of Schedule 5.12.  No material casualty event has occurred with respect to the improvements located on any Real Property Asset listed as a Borrowing Base Asset on Part I of Schedule 5.12 which has not been (or, if applicable, will not be able to be) fully remediated with available insurance proceeds.

(g)            No required rental payment, principal or interest payment, payments of real property taxes or payments of premiums on insurance policies payable to the Borrowers with respect to each Real Property Asset is past due beyond the earlier of the applicable grace period with respect thereto, if any, and sixty (60) days.

5.13            Material Contracts; Additional Contractual Obligations.

Schedule 5.13 (as updated pursuant to the terms hereof through the delivery of a Compliance Certificate) is a true, correct and complete listing of all Material Contracts with respect to the Borrowing Base Assets (other than those set forth on Part V of Schedule 5.12).  No event of default, or event or condition which with the giving of notice, the lapse of time, a determination of materiality, the satisfaction of any other condition or any combination of the foregoing, would constitute such an event of default, exists with respect to any such Material Contract.  Except as set forth on Schedule 5.13, no Borrower is a party to any contract or agreement that is subject to the Federal Assignment of Claims Act, as amended (31 U.S.C. Section 3727) or any similar state or local law.
5.14            Investments.

All Investments of each Borrower are Investments permitted pursuant to Section 7.04(b).
5.15            Solvency.

The Credit Parties are Solvent on a consolidated basis.
5.16            Taxes.

The Credit Parties have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other material governmental charges levied or imposed upon them or their properties (including all Real Property Assets), income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established in accordance with GAAP.  To the knowledge of the Responsible Officers of the Parent and the Borrowers, there is no proposed tax assessment against any Credit Party that would, if made, have a Material Adverse Effect.
5.17            Foreign Assets Control Regulations and Anti-Money Laundering.

Each Credit Party and each Subsidiary is in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC"), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it.  No Credit Party and no Subsidiary (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the "SDN List") with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, any Loan Document would be prohibited under U.S. law.
5.18            Insurance.

All insurance coverage of the Borrowers and all insurance coverage of the Operators with respect to the Borrowing Base Assets, in each case, as in existence as of the Closing Date and as of each date on which such schedule is subsequently updated pursuant to the terms hereof through the delivery of a Compliance Certificate, is in compliance with the requirements set forth on Schedule 5.18.
5.19            Healthcare; Facility Representations and Warranties.

(a)            Compliance With Healthcare Laws.  Without limiting the generality of Section 5.09 hereof or any other representation or warranty made herein, no Borrower and no Operator with respect to a Borrowing Base Asset is in material violation of any applicable statutes, laws, ordinances, rules and regulations of any Governmental Authority governing patient healthcare or the operation of any Healthcare Facility (including without limitation Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a‑7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the "Federal Anti-Kickback Statute," and the Social Security Act, as amended, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as "Stark Statute" (collectively, "Healthcare Laws").  Each of the Borrowers (if applicable) and each of the Operators, comply in all material respects with the applicable requirements of the Joint Commission, the Food and Drug Administration, Drug Enforcement Agency and State Boards of Pharmacy and the federal and state Medicare and Medicaid programs as required by the Healthcare Laws and there are no notices of material violations of the Healthcare Laws with respect to the Borrowers, any of the Borrowing Base Assets or the Operators, in their capacity as an operator of a Borrowing Base Asset.

(b)            Licenses, Permits, and Certifications.

(i)
Each Borrower and/or Operator has such permits, licenses, franchises, certificates and other approvals or authorizations (collectively, the "Licenses") of Governmental Authorities as are necessary under applicable law or regulations to own its properties and to conduct its business.  Each Borrower and each Operator which owns or operates a Borrowing Base Asset that is a skilled nursing facility has such Licenses as are necessary under applicable law or regulations to provide any Medical Services offered at the Borrowing Base Asset and receive reimbursement under Medicare, Tricare (if applicable) and Medicaid (including without limitation such permits as are required under such federal, state and other health care laws, and under such HMO or similar licensure laws and such insurance laws and regulations, as are applicable thereto).

(ii)
Each Borrower and/or each Operator which owns or operates a Borrowing Base Asset that is a skilled nursing facility has all Medicare, Tricare (if applicable), Medicaid and related provider or supplier billing number(s) and related documentation necessary to submit reimbursement claims to Medicare, Tricare and/or Medicaid for any Medical Service furnished by such Person in any jurisdiction where it conducts business.  No such Borrower or Operator is currently subject to suspension, revocation, renewal or denial of its Medicare, Tricare and/or Medicaid certification, supplier billing number(s), or Medicare, Tricare and/or Medicaid participation agreement(s).

(iii)
Each of the facilities located on the Borrowing Base Assets is currently accredited by The Joint Commission (the "Joint Commission") or certified by any required Governmental Authority and is duly licensed to operate in the manner currently operated, as required under applicable Laws.  In addition, each such facility is in compliance in all material respects with the applicable provisions of every Law of any Governmental Authority having jurisdiction over the operation thereof, including, without limitation, Healthcare Laws and fire safety codes.

(c)            Covered Entities.  Each of the Borrowers listed on Schedule 5.19 is a "covered entity" within the meaning of HIPAA.

(d)            No Investigations or Proceedings.  Neither the Parent nor any Borrower nor any Operator is the subject of any civil or criminal penalty, process, claim, action or proceeding, investigation or any administrative or other regulatory review, survey, process or proceeding with respect to a Borrowing Base Asset (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that if determined adversely would reasonably be expected to have a Material Adverse Effect.

5.20            Disclosure.

Each Credit Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Credit Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
5.21            Collateral Documents.

The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently perfected security interests and Liens, prior to all other Liens other than Permitted Liens which by operation of law or contract would have priority over the Liens securing the Obligations.
5.22            Patriot Act.

Each Credit Party and each of their Subsidiaries are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to "know your customer" and anti-money laundering rules and regulations.  No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.
ARTICLE VI
AFFIRMATIVE COVENANTS
The Borrowers hereby covenant and agree (on their own behalf and on behalf of the Parent, as applicable) that until the Obligations, together with interest, fees and other obligations hereunder, have been paid in full and the Commitments hereunder shall have terminated:

6.01            Financial Statements.

The Borrowers shall deliver to the Administrative Agent (and the Administrative Agent shall disseminate such information pursuant to the terms of Section 6.02 hereof), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:
(a)            as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Parent (or if earlier, the date that is five (5) days after the reporting date for such information required by the SEC), a consolidated balance sheet of the Consolidated Parties as at the end of such fiscal year, and the related consolidated statements of earnings, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) an attestation report of such Registered Public Accounting Firm as to the Borrower's internal controls pursuant to Section 404 of Sarbanes‑Oxley expressing a conclusion that the Parent has maintained effective internal controls over financial reporting based on COSO criteria; provided, that the Administrative Agent hereby agrees that a Form 10-K of the Parent in form similar to that delivered as part of the Audited Financial Statements shall satisfy the requirements of this Section 6.01(a); and

(b)            as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Parent (or if earlier, the date that is five (5) days after the reporting date for such information required by the SEC), a consolidated balance sheet of the Consolidated Parties as at the end of such fiscal quarter, and the related consolidated statements of earnings, shareholders' equity and cash flows for such fiscal quarter and for the portion of the Parent's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Parent as fairly presenting the financial condition, results of operations, shareholders' equity and cash flows of the Consolidated Parties in accordance with GAAP, subject only to normal year‑end audit adjustments and the absence of footnotes; provided, that the Administrative Agent hereby agrees that a Form 10-Q of the Parent in form similar to that delivered to the SEC shall satisfy the requirements of this Section 6.01(b).

6.02            Certificates; Other Information.

The Borrowers shall deliver to the Administrative Agent (and the Administrative Agent shall disseminate such information pursuant to the terms of this Section 6.02), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:
(a)            concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Parent;

(b)            within thirty (30) days after the end of each fiscal quarter, a Borrowing Base Certificate calculated as of the end of the immediately prior fiscal quarter, duly completed and executed by a Responsible Officer of the Parent; provided, however, the Borrower Representative may, at its option, provide an updated Borrowing Base Certificate more frequently than quarterly;

(c)            within thirty (30) days after the end of each calendar month for each Borrowing Base Asset, (A) a detailed operating statement (showing monthly activity and year-to-date) stating operating revenues, operating expenses and operating income for the calendar month just ended and year-to-date and (B) a current revenue journal which includes a schedule showing pay or mix in respect of Third Party Payor Programs and the calculation of the Occupancy Rate;

(d)            within thirty (30) days after the end of each calendar quarter, internally prepared quarterly income statements prepared for the Borrowers with respect to the Borrowing Base Assets on a consolidated basis which fairly present the financial condition for the Borrowers with respect to the Borrowing Base Assets on a consolidated basis for such period and year-to-date;

(e)            within thirty (30) days after the end of each fiscal year of the Parent, beginning with the fiscal year ending December 31, 2013, an annual operating forecast of the Parent containing, among other things, pro forma financial statements for the then current fiscal year and updated versions of the pro forma financial projections delivered in connection with Section 4.01(h) hereof;

(f)            promptly after any request by the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors by the independent accountants of the Parent (or the audit committee of the board of directors of the Parent) in respect of the Parent (and, to the extent any such reports, letters or recommendations are prepared separately for any one or more of the Borrowers, such Borrower(s)) by independent accountants in connection with the accounts or books of the Parent (or such Borrower(s)) or any audit of the Parent (or such Borrower(s));

(g)            promptly after the same are available, (i) copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements which the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or to a holder of any Indebtedness owed by the Parent in its capacity as such holder and not otherwise required to be delivered to the Administrative Agent pursuant hereto and (ii) upon the request of the Administrative Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters;

(h)            promptly upon receipt thereof, a copy of any other report or "management letter" submitted by independent accountants to the Parent or any Borrower in connection with any annual, interim or special audit of the books of the Parent (or any such Borrower(s));

(i)            promptly upon any Responsible Officer of the Parent or the Borrowers becoming aware thereof, notice of (i) the existence of any contemplated offering, placement or arrangement which has resulted or could reasonably be expected to result in an Event of Default under the terms of Section 8.01(k), (ii) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, (iii) the occurrence of any Internal Control Event and (iv) any other Default or Event of Default;

(j)            within ten (10) days upon any Responsible Officer of the Parent or the Borrowers becoming aware thereof, reports detailing income or expenses of any assets directly owned or operated, or which will be included on the balance sheet for purposes of FIN 46, other than as previously disclosed in the Parent's Form 10-K, 10-Q or any other publicly available information;

(k)            promptly, such additional information regarding the business, financial or corporate affairs of the Borrowers, or compliance with the terms of the Credit Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request; and

(l)            promptly after receipt, copies of all financial statements and other reports and information required to be delivered by (i) the Operating Tenants under the Facility Operating Leases and (ii) the Property Managers under the Management Agreements.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b), (c), (d), or (e) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent or the Borrowers post such documents, or provides a link thereto on the Parent's website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted by the Administrative Agent (on the Borrowers' behalf) on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third‑party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender (through the Administrative Agent) that requests the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender (through the Administrative Agent) and (B) the Borrowers shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender (through the Administrative Agent) of the posting of any such documents (each Lender to which delivery of such documents shall be made by posting to any such website shall have been given access to such website on or prior to the date of such posting) and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Parent shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent and each of the Lenders (through the Administrative Agent).  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent or the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.03            Preservation of Existence and Franchises.

Each Credit Party will do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority.  Each Credit Party shall remain qualified and in good standing in each jurisdiction in which it is required to so qualify.
6.04            Books and Records.

Each Credit Party will keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP.
6.05            Compliance with Law.

Each Borrower will comply with, and cause the Operators to comply in all material respects with, all Laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities (including, without limitation, building and zoning laws and all Healthcare Laws), applicable to each Borrowing Base Asset.  Each Borrower will comply in all material respects with all terms and conditions of all Material Contracts to which it is a party.
6.06            Payment of Taxes and Other Indebtedness.

Each Credit Party will pay and discharge (or cause to be paid or discharged) (a) all taxes (including, without limitation, any corporate or franchise taxes), assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties (including, without limitation, each Borrowing Base Asset), before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien (other than a Permitted Lien) upon any of its properties, and (c) except as prohibited hereunder, all of its other Indebtedness as it shall become due; provided, however, that (i) no Borrower shall be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (1) could give rise to an immediate right to foreclose on a Lien securing such amounts in respect of any Borrowing Base Assets or (2) could be reasonably expected to have a Material Adverse Effect and (ii) Parent shall not be required to pay such tax, assessment, charge, levy, claim or Indebtedness unless failure to do so could be reasonably expected to have a Material Adverse Effect.

6.07            Insurance.

In addition to the requirements of any of the other Credit Documents, the Parent and the Borrowers shall maintain, or with respect to any Borrowing Base Asset leased by a Borrower to an Eligible Tenant, cause the applicable Eligible Tenant, to maintain, insurance policies and coverages described on Schedule 5.18 attached hereto, subject to changes in policies and coverages based on the availability of insurance for Persons engaged in ownership and operation of similar types of properties in the applicable location, in each case as approved by the Administrative Agent in its reasonable discretion.  The Borrowers will deliver to the Administrative Agent (a) within ten (10) days of receipt of notice from any insurer a copy of any notice of cancellation or material change in coverage from that existing on the date hereof or with respect to the Borrowing Base Assets and (b) promptly upon receipt, notice of any cancellation or nonrenewal of coverage by the Parent or any Borrower thereof.  The Administrative Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any insurance procured with respect to the Borrowing Base Assets and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent (i) thirty (30) days prior written notice before any such policy or policies shall be canceled and (ii) fifteen (15) days prior written notice before any policy or policies shall be altered.  All coverage limits, terms, conditions, carriers and their respective ratings must be acceptable to Administrative Agent.
6.08            Maintenance of Property.

In addition to the requirements of any of the other Credit Documents, the Borrowers shall (a) protect and preserve, or cause to be protected and preserved all Borrowing Base Assets and maintain, or cause to be maintained, in good repair, working order and condition all Borrowing Base Assets, ordinary wear and tear excepted, and (b) from time to time make, or cause to be made, all needed and appropriate repairs, renewals, replacements and additions to such Borrowing Base Assets, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.
6.09            Performance of Obligations.

The Credit Parties will pay and discharge at or before maturity, or prior to expiration of applicable notice, grace and curative periods, all their respective material obligations and liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.
6.10            Visits and Inspections.

The Borrowers (subject to applicable Facility Operating Leases and privacy rights of residents), shall permit representatives or agents of any Lender or the Administrative Agent, from time to time, and, if no Event of Default shall have occurred and be continuing, after reasonable prior notice, but not more than twice annually and only during normal business hours to: (a) visit and inspect all Borrowing Base Assets to the extent any such right to visit or inspect is within the control of such Person; (b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants but excluding any private records of residents; and (c) discuss with its principal officers, and its independent accountants, its business, properties, condition (financial or otherwise), results of operations and performance.  If requested by the Administrative Agent, the Parent or the Borrowers, as applicable, shall execute an authorization letter addressed to its accountants authorizing the Administrative Agent or any Lender to discuss the financial affairs of the Parent or any Borrower with its accountants.
6.11            Use of Proceeds/Purpose of Loan.

The Borrowers shall use the proceeds of the Loan only for the following purposes:  (i) to refinance existing Indebtedness of the Borrowers and (ii) to finance general corporate working capital (including asset acquisitions and capital expenditures) or other corporate purposes of the Borrowers and the other Credit Parties (to the extent not inconsistent with the Credit Parties' covenants and obligations under this Credit Agreement and the other Credit Documents).  The proceeds of Loan will only be used for commercial purposes and no portion of the proceeds will be used for consumer purposes.
6.12            Financial Covenants.

(a)            Consolidated Fixed Charge Coverage Ratio.  The Consolidated Fixed Charge Coverage Ratio for any period of four consecutive calendar quarters ending on the last day of any calendar quarter, shall be equal to or greater than 1.20 to 1.00.

(b)            Consolidated Tangible Net Worth.  The Consolidated Tangible Net Worth as of the end of any calendar quarter shall be equal to or greater than $1,000,000,000.

6.13            Environmental Matters.

(a)            The Borrowers shall comply, and cause the Operators to comply, with all Environmental Laws in respect of the Borrowing Base Assets.  The Borrowers shall promptly take, or cause the Operators to take, all actions necessary to prevent the imposition of any Liens on any of the Borrowing Base Assets arising out of or related to any Environmental Laws.

(b)            In respect of any Borrowing Base Asset, if any of the Parent or any Borrower shall (a) receive notice that any violation of any Environmental Law may have been committed or is about to be committed by such Person, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Parent or any Borrower alleging violations of any Environmental Law or requiring any such Person to take any action in connection with the release of any Hazardous Substance or (c) receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for costs associated with a response to or cleanup of a release of a Hazardous Substance or any damages caused thereby, the Parent or the applicable Borrower shall provide the Administrative Agent with a copy of such notice within ten (10) Business Days after the receipt thereof by the Parent or any Borrower.  To the extent requested by the Administrative Agent, any Borrower owning any Borrowing Base Asset or any Real Property Asset which is proposed for qualification as such shall execute and deliver to the Administrative Agent an environmental indemnity agreement with respect to thereto in form and substance acceptable to the Administrative Agent.

6.14            Single Purpose Entity/Separateness.

Each Borrower represents, warrants and covenants as follows:
(a)            Limited Purpose.  The sole purpose conducted or promoted by each Borrower is to engage in the following activities:

(i)	to acquire, own, hold, lease, operate, manage, maintain, develop and improve the Borrowing Base Asset owned or leased by it (or an undivided interest therein) and to contract for the operation, maintenance, management and development of such Borrowing Base Asset;
(ii)	to enter into and perform its obligations under the Credit Documents;
(iii)
to sell, transfer, service, convey, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with the Borrowing Base Assets to the extent permitted under the Credit Documents; and

(iv)
to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies, limited partnerships or corporations organized under the laws of the state in which the applicable Borrower was formed that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above mentioned purposes.

(b)            Limitations on Indebtedness, Actions.  Notwithstanding anything to the contrary in the Credit Documents or in any other document governing the formation, management or operation of each Borrower, each Borrower shall not:

(i)
other than with respect to the Indebtedness permitted under Section 7.02(d) and the pledge of its assets to secure the Indebtedness of the other Borrowers hereunder, guarantee any obligation of any Person, including any Affiliate, or become obligated for the debts of any other Person or hold out its credit as being available to pay the obligations of any other Person;

(ii)	engage, directly or indirectly, in any business other than as required or permitted to be performed under this Section;
(iii)
incur, create or assume any Indebtedness other than (A) the Obligations and (B) unsecured trade payables incurred in the ordinary course of its business that are related to the ownership and operation of the Borrowing Base Assets and which shall (1) not be evidenced by a note, and (2) be paid within sixty (60) days, and (C) Indebtedness described in Section 7.02.

(iv)
make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, other than (A) those investments permitted under the Credit Documents and (B) the amounts reflected as "due from Parent" on accounting records in connection with the operation of the Parent Cash Management System;

(v)
to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, sale or other transfer of any of its assets outside the ordinary course of each Borrower's business, except as permitted under Section 7.03.

(vi)	buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities);

(vii)	form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity;
(viii)
own any asset or property other than the Borrowing Base Assets (or an undivided interest therein) and incidental personal property necessary for the ownership or operation of the Borrowing Base Assets; or

(ix)	take any Material Action without the unanimous written approval of all members or partners of each Borrower.
(c)            Separateness Covenants.  In order to maintain its status as a separate entity and to avoid any confusion or potential consolidation with any Affiliate, each Borrower covenants that it will observe the following covenants:

(i)	maintain books and records separate from those of any other Person;
(ii)	maintain its assets in such a manner that it is not costly or difficult to segregate, identify or ascertain such assets;
(iii)	comply with all organizational formalities necessary to maintain its separate existence;
(iv)	hold itself out to creditors and the public as a legal entity separate and distinct from any other entity;
(v)	maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person;
(vi)
other than with respect to the consolidated tax returns of its Affiliates, prepare and file its own tax returns separate from those of any Person to the extent required by applicable law, and pay any taxes required to be paid by applicable law;

(vii)	allocate and charge fairly and reasonably any common employee or overhead shared with Affiliates;
(viii)
not enter into any transaction with Affiliates except as permitted under Section 7.06 and under the Parent Cash Management System and except on an arm's-length basis on terms which are intrinsically fair and no less favorable than would be available for unaffiliated third parties, and pursuant to written, enforceable agreements;

(ix)	conduct business in its own name;
(x)	not commingle its assets or funds with those of any other Person, other than as (A) permitted or required by this Agreement and (B) contemplated by the Parent Cash Management System;

(xi)
not assume, guarantee or pay the debts or obligations of any other Person, other than with respect to the pledge of its assets to secure the indebtedness of the other Borrowers hereunder and as described in Section 7.02(d).

(xii)	correct any known misunderstanding as to its separate identity;
(xiii)
not permit any Affiliate to guarantee or pay its obligations (other than limited guarantees, indemnities and pledge of assets set forth in the Credit Documents and in the Hazardous Materials Indemnity Agreement) and as permitted under Section 7.06;

(xiv)	not make loans or advances to any other Person except as contemplated by the Parent Cash Management System;
(xv)	pay its liabilities and expenses out of and to the extent of its own funds or from advances permitted under Section 7.06;
(xvi)
maintain a sufficient number of employees in light of its contemplated business purpose and pay the salaries of its own employees, if any, only from its own funds or from advances permitted under Section 7.06;

(xvii)
maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however, that the foregoing shall not require any equity owner to make additional capital contributions to any Borrower; and

(xviii)
cause the managers, officers, employees, agents and other representatives of each Borrower to act at all times with respect to such Borrower consistently and in furtherance of the foregoing and in the best interests of such Borrower.

Failure of any Borrower to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of such Borrower as a separate legal entity.
6.15            New Borrowers.

Upon the acquisition, incorporation or other creation of any direct or indirect Subsidiary of the Parent which owns or is to own a Borrowing Base Asset or the determination that any Real Property Asset owned by a Subsidiary is to become a Borrowing Base Asset, the Borrowers shall (i) cause such Subsidiary to become a Borrower hereunder through the execution and delivery to the Administrative Agent of a Borrower Joinder Agreement on or before the earlier of (A) the date on which a Real Property Asset owned by such Subsidiary is included in any calculation (pro forma or otherwise) of the Borrowing Base Amount and (B) the deadline for the delivery of the next Compliance Certificate pursuant to Section 6.02(a), and (ii) cause such Subsidiary to deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of such Subsidiary, favorable opinions of counsel to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Administrative Agent.
6.16            Pledged Assets.

The Borrowers shall at all times subject all Mortgaged Borrowing Base Assets and all of their respective personal property to first priority Liens (subject in any case to Permitted Liens which by operation of law or contract would have priority over the Liens securing the Obligations) in favor of the Administrative Agent to secure the Obligations pursuant to the terms and conditions of the Credit Documents and such other additional security documents as the Administrative Agent shall reasonably request, and deliver all Borrowing Base Asset Deliverables (and any updates to any of the information or materials delivered as a portion thereof) and such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, all in form, content and scope reasonably satisfactory to the Administrative Agent.  In furtherance of the Borrowers' obligations under this Section 6.16, the Borrowers hereby agree that they shall, from time to time, at their own expense, promptly execute, deliver, file and/or record all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Administrative Agent may reasonably request (including, without limitation, the procurement of landlord consents with respect to the assignment of the applicable Borrower's interests in any Borrowing Base Assets), in order to (a) properly evidence the Borrowers' Obligations hereunder or under any Credit Document or (b) perfect, continue and protect the Liens and security interests granted or purported to be granted by any Collateral Documents and to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder and under any other Credit Document with respect to any Collateral.  The applicable Borrower(s) shall promptly deliver to the Administrative Agent a copy of each such instrument and evidence of its proper filing or recording, as necessary or desirable.
6.17            Appraisals.

(a)            The Borrowers agree that the Administrative Agent shall have the right, once prior to the Maturity Date (but to the extent no Default or Event of Default has occurred and is continuing, not during the six (6) month period immediately prior to the Maturity Date), to request new or updated appraisals with respect to the Borrowing Base Assets, that the Administrative Agent shall engage all appraisers with respect to such appraisals and that the Borrowers shall pay or reimburse to the Administrative Agent one-half of all reasonable and documented costs and expenses associated therewith to the extent required by and subject to the provisions of Section 10.04 hereof.  Administrative Agent shall have the right to adjust the Collateral Values of the Projects based on the then current as-is fair market value of the Projects stated in such updated appraisals.

(b)            From time to time, any Lender may request Borrowers to furnish to Administrative Agent appraisal reports or updates to appraisals (as directed by Administrative Agent) in form and substance and from appraisers reasonably satisfactory to Administrative Agent stating the then current fair market value of each Project within thirty (30) days following the request therefor from Administrative Agent; provided, however, that Borrowers shall not be required to pay for any such appraisal more frequently than once during the term of the Loan, unless a Potential Default or Event of Default exists.

(c)            From time to time, Borrowers shall have the right to provide to Administrative Agent appraisal reports or updates to appraisals in form and substance and from appraisers reasonably satisfactory to Administrative Agent stating the then current as-is fair market value of one or more of the Projects for the purposes of establishing an updated Collateral Value for such Project, provided that such right may be exercised only one time with respect to any Project during the term of the Loan.  Borrowers shall bear the full cost of any such appraisal or updated appraisal.

6.18            Anti-Terrorism Laws.

None of the Credit Parties nor any of their respective Consolidated Subsidiaries (i) will conduct any business or will engage in any transaction or dealing with any Prohibited Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) will deal in, or will engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (iii) will engage in or will conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order or the Patriot Act.  Each Borrower covenants and agrees to execute and/or deliver to Administrative Agent any certification or other evidence requested from time to time by Administrative Agent in its sole discretion, confirming such Borrower's compliance with this Section including, without limitation, any documentation which is necessary for ongoing compliance with any anti-money laundering Laws applicable to any Lender.
6.19            Compliance With Material Contracts.

Each Credit Party shall perform and observe all the material terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Administrative Agent and, upon the reasonable request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Credit Party is entitled to make under such Material Contract.
6.20            Health Care Covenants.

Without limiting the generality of the provisions of Section 6.05, each Borrower hereby represents, covenants and agrees as follows:
(a)            If and to the extent required under applicable Laws, each Borrower shall, and shall cause each Operator to, maintain in full force and effect a valid certificate of need ("CON") or similar certificate, license, or approval issued by the State Regulator for the requisite number of Senior Housing Units (other than the independent living units) in the Borrowing Base Assets, and a provider agreement or other required documentation of approved provider status for each provider payment or reimbursement program, if applicable.  Each Borrower shall, and shall cause each Operator to, operate the Borrowing Base Assets in a manner such that the Licenses shall remain in full force and effect.  True and complete copies of the Licenses have been delivered to Lender.

(b)            The Licenses:

(i)	Are not now and will not be (A) transferred to any location other than the applicable Borrowing Base Asset or (B) pledged as collateral security for any loan or indebtedness, other than the Loan; and
(ii)
Shall continue in full force and effect throughout the term of the Credit Facility and will remain free from restrictions or known conflicts, and shall not be provisional, probationary or restricted in any manner which would materially impair the use or operation of the applicable Borrowing Base Asset as a skilled nursing facility, assisted living facility, memory care facility, or senior independent living facility, as applicable.

(c)            The Borrowers shall not do, and shall not permit any Operator to do (or suffer to be done), any of the following with respect to the Borrowing Base Assets:

(i)
Rescind, withdraw, revoke, or amend the number of Senior Housing Units permitted under the Licenses or otherwise amend the Licenses in such a manner that results in a Material Adverse Effect on the rates charged or otherwise diminish or impair the nature, tenor or scope of the Licenses or which could in any way be reasonably expected to materially impair the use or operation of the applicable Borrowing Base Asset as a skilled nursing facility, assisted living facility, memory care facility, or senior independent living facility, as applicable;

(ii)	Replace or transfer all or any part of any Borrowing Base Asset's licensed beds or CON to another site or location other than another Borrowing Base Asset;
6.21            Public Company Status.

The Parent shall, at all times during the term hereof, maintain its status as a publicly traded company whose shares are listed on the New York Stock Exchange or such other nationally recognized stock exchange.

6.22            Use and Application of Insurance Proceeds.

(a)            Notice; Repair Obligation.  If any Borrowing Base Asset shall be damaged or destroyed, in whole or in part, by fire or other casualty (a "Casualty"), the Borrowers shall give prompt notice thereof to the Administrative Agent.  Following the occurrence of a Casualty, the Borrowers, regardless of whether insurance proceeds are available, shall promptly proceed to restore, repair, replace or rebuild the same to be of at least equal value and of substantially the same character as prior to such damage or destruction, all to be effected in accordance with applicable law.

(b)            Application of Insurance Proceeds.  The Administrative Agent shall apply insurance proceeds to costs of restoring the applicable Borrowing Base Asset or to the payment of the Loan as follows:

(i)
if the loss is less than or equal to the Restoration Threshold, the Administrative Agent shall apply the insurance proceeds to restoration provided (A) no Event of Default exists, and (B) the applicable Borrower who owns the affected Borrowing Base Asset promptly commences and is diligently pursuing restoration of the applicable Borrowing Base Asset;

(ii)
if the loss exceeds the Restoration Threshold, the Administrative Agent shall apply the insurance proceeds to restoration provided that (A) at all times during such restoration no Event of Default exists; (B) the Administrative Agent determines throughout the restoration that there are sufficient funds available to restore and repair the affected Borrowing Base Asset to a condition approved by the Administrative Agent; (C) the Administrative Agent determines that the revenues from the affected Borrowing Base Asset and the other Borrowing Base Assets during restoration, taking into account rent loss or business interruption insurance, will be sufficient to pay debt service on the Loan; (D) the Administrative Agent determines that the ratio of the outstanding principal balance of the Loan to appraised value of the affected Borrowing Base Asset and other Borrowing Base Assets after restoration will not exceed the loan-to-value ratio that existed on the Closing Date, or with respect to any Real Property asset that becomes a Borrowing Base Asset after the Closing Date, the date such Real Property Asset becomes a Borrowing Base Asset; (E) the Administrative Agent determines that restoration and repair of the affected Borrowing Base Asset to a condition approved by the Administrative Agent will be completed within nine (9) months after the date of loss or casualty and in any event at least ninety (90) days prior to the Maturity Date; (F) the applicable Borrower promptly commences and is diligently pursuing restoration of the Borrowing Base Asset; and (G) the affected Borrowing Base Asset after the restoration will be in compliance with and permitted under all applicable Laws, including zoning, building and land use laws, rules, regulations and ordinances; and

(iii)
if the conditions set forth in (i) and (ii) above are not satisfied, in the Administrative Agent's reasonable discretion, the Administrative Agent may apply any insurance proceeds it may receive to Obligations owing under the Credit Documents in such order and manner as the Administrative Agent in its sole discretion determines, or allow all or a portion of such proceeds to be used for the restoration of the affected Borrowing Base Asset.

(c)            Disbursement of Insurance Proceeds.  Insurance proceeds applied to restoration will be disbursed by the Administrative Agent on receipt of reasonably satisfactory plans and specifications, contracts and subcontracts, schedules, budgets, lien waivers and architects' certificates, and otherwise in accordance with prudent commercial construction lending practices for construction loan advances (including appropriate retainages to ensure that all work is completed in a workmanlike manner).

6.23            Condemnation Awards.

The Borrowers shall promptly give the Administrative Agent written notice of the actual or threatened commencement of any condemnation or eminent domain proceeding affecting any Borrowing Base Asset (a "Condemnation") and shall deliver to the Administrative Agent copies of any and all papers served in connection with such Condemnation.  Following the occurrence of a Condemnation, the Borrower that owns the affected Borrowing Base Asset, regardless of whether any award or compensation (an "Award") is available, shall promptly proceed to restore, repair, replace or rebuild the same to the extent practicable to be of at least equal value and of substantially the same character as prior to such Condemnation, all to be effected in accordance with applicable Law.  The Administrative Agent may participate in any such proceeding and the Borrowers will deliver to the Administrative Agent all instruments necessary or required by the Administrative Agent to permit such participation.  Without the Administrative Agent's prior consent, the Borrowers (a) shall not agree to any Award, and (b) shall not take any action or fail to take any action which would cause the Award to be determined.  All Awards for the taking or purchase in lieu of condemnation of any Borrowing Base Asset or any part thereof are hereby assigned to and shall be paid to the Administrative Agent.  The Administrative Agent is hereby irrevocably appointed as each Borrower's attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any Award and to make any compromise or settlement in connection with any such Condemnation and to give proper receipts and acquittances therefor, and in the Administrative Agent's sole discretion to apply the same toward the payment of the Loan, notwithstanding that the Loan may not then be due and payable, or to the restoration of the affected Borrowing Base Asset; provided, however, if the Award is less than or equal to $100,000 and the Borrowers request that such proceeds be used for non-structural site improvements (such as landscape, driveway, walkway and parking area repairs) required to be made as a result of such Condemnation, the Administrative Agent will apply the Award to such restoration in accordance with disbursement procedures applicable to insurance proceeds provided there exists no Default or Event of Default.  The Borrowers, upon request by the Administrative Agent, shall execute all instruments requested to confirm the assignment of the Award to the Administrative Agent, free and clear of all liens, charges or encumbrances.  Anything herein to the contrary notwithstanding, if a Default or an Event of Default exists, the Administrative Agent is authorized to adjust such Award without the consent of the Borrowers and to collect such Award in the name of the Administrative Agent and the Borrowers.
6.24            Cash Management System.

(a)            Borrowers covenant and agree that all revenue from the operations of the Borrowing Base Assets will be deposited on a daily basis into either the Portfolio General Receivables Account or one of the Third Party Payor Receivables Accounts, all of which accounts will be subject to a Blocked Account Agreement. Funds in the Third Party Payor Receivables Accounts will be swept on a daily basis into the Portfolio General Receivables Account, and all funds in the Portfolio General Receivables Account will then be swept on a daily basis into the Parent Sweep Account.  All expenses of each Borrowing Base Asset will be paid directly from Parent Sweep Account or other Parent accounts.  All cash swept to the Parent Sweep Account from a Borrowing Base Asset and remaining after payment of expenses of such Borrowing Base Asset shall be reflected in the accounting records of Parent and its Subsidiaries with respect to such Borrowing Base Asset as "due from Parent", and all amounts by which expenses paid with respect to a Borrowing Base Asset exceed cash swept to the Parent Sweep Account from such Borrowing Base Asset shall be reflected in the accounting records of Parent and its Subsidiaries with respect to such Borrowing Base Asset as "due to Parent."  Borrowers will not modify the cash management system described in this Section 6.24 ("Parent Cash Management System") without the prior written consent of Administrative Agent.

(b)            During the existence of an Event of Default, all amounts in the Portfolio General Receivables Account will be under the sole control and domain of Administrative Agent and the Deposit Account Bank shall disburse all such funds to Administrative Agent.  Administrative Agent shall disburse such funds to Borrowers on a daily basis up to the budgeted amount of operating expenses of the Projects contained in an operating budget approved by Administrative Agent, or for such other or additional operating expenses as may be approved by Administrative Agent.  Administrative Agent shall apply the balance remaining in the Portfolio General Receivables Account as of the end of each month in accordance with Section 8.03.

6.25            Keepwell.

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under the Guaranty in respect of Swap Obligations under any Secured Rate Contract (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 6.25 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.25, or otherwise under the Guaranty and Security Agreement, voidable under applicable Requirements of Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 6.25 shall remain in full force and effect until the guarantees in respect of Swap Obligations under each Secured Rate Contract have been discharged, or otherwise released or terminated in accordance with the terms of this Agreement. Each Qualified ECP Guarantor intends that this Section 6.25 constitute, and this Section 6.25 shall be deemed to constitute, a "keepwell, support, or other agreement" for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
6.26            Post-Closing Requirements.

(a)            Environmental.

(i)
Within sixty (60) days following the Closing Date, Borrowers shall deliver to Administrative Agent a Phase II environmental assessment (each a "Phase II Report") to be issued by Terracon (or such other consultant satisfactory to Administrative Agent) with respect to (a) the Borrowing Base Asset owned by BREA West Orange LLC and located in West Orange, New Jersey (the "West Orange Facility") and (b) the Borrowing Base Asset owned by BKD Sterling House of Bowling Green, LLC and located in Bowling Green, Ohio (the "Bowling Green Facility", and together with the West Orange Facility, the "Affected Facilities").

(ii)
If the Phase II Report for either of the Affected Facilities indicates that there exists groundwater and/or soil contamination at either of the Affected Facilities, or if environmental compliance issues are identified for either of the Affected Facilities (collectively, the "Remediation Work"), the Borrowers will notify Administrative Agent within five (5) Business Days after receipt by Borrowers of the Phase II Report for each of the Affected Facilities whether Borrowers elect to either (i) undertake and complete the Remediation Work with respect to such Affected Facility or (ii) remove the Affected Facility from Borrowing Base Assets and from the Liens and security interests of the Administrative Agent hereunder and under the Collateral Documents relating thereto and the termination of the Borrower who owns the Affected Facility as a Borrower under this Credit Agreement, subject to Borrowers satisfying all of the conditions to such a release set forth in Section 7.12(a)(ii) hereof.  If Borrowers elect to undertake the Remediation Work, Borrowers shall (a) promptly commence such Remediation Work and diligently pursue the completion of the same in accordance with all requirements of Environmental Laws and/or as specified in the Phase II Report and (b) complete such Remediation Work within six (6) months following the delivery of the Phase II Report to Borrowers and Administrative Agent, with such completion to be evidenced by  the delivery to Administrative Agent of documentation reasonably satisfactory to Administrative Agent that the Remediation Work with respect to the identified issue(s) for such Affected Property has been fully remedied.

(b)            Immediate Repairs.  Borrowers shall complete the required repairs set forth on Schedule 6.26(b) annexed hereto on or before the date specified therein;

ARTICLE VII
NEGATIVE COVENANTS
The Borrowers hereby covenant and agree (on their own behalf and on behalf of the Parent, as applicable) that until the Obligations, together with interest, fees and other obligations hereunder, have been paid in full and the Commitments hereunder shall have terminated:
7.01            Liens.

No Borrower shall, at any time, create, incur, assume or suffer to exist any Lien upon any of its assets or revenues, whether now owned or hereafter acquired, other than Permitted Liens.  The Parent shall not create, or permit the creation of, any Lien upon the Capital Stock of any Borrower.
7.02            Indebtedness.

No Borrower shall create, incur, assume or suffer to exist any Indebtedness, except:
(a)            Indebtedness under the Credit Documents;

(b)            Indebtedness of the Borrowers set forth in Schedule 7.02 (and renewals, refinancings and extensions thereof in amounts no greater, and on terms and conditions no less favorable to such Person than such existing Indebtedness);

(c)            unsecured intercompany Indebtedness of any Borrower to any Credit Party; provided, that such Indebtedness shall be expressly subordinate in all respects to the Obligations on terms reasonably acceptable to the Administrative Agent; and

(d)            Indebtedness of the Borrowers under equipment leasing or financing arrangements for use at the Borrowing Base Assets, provided such Indebtedness shall not exceed (i) $100,000 for any Borrowing Base Asset with fewer than 150 units and (ii) $200,000 for any Borrowing Base Asset with 150 or more units.

7.03            Fundamental Changes.

No Borrower shall merge, dissolve, liquidate, consolidate with or into another Person, provided, that, notwithstanding the foregoing provisions of this Section 7.03, any Consolidated Party which is not a Borrower may be merged or consolidated with or into any Borrower provided that such Borrower shall be the continuing or surviving entity and such Borrower must continue to satisfy the requirements of Section 6.14.
7.04            Dispositions; Acquisitions.

(a)            The Borrowers shall not make any sale, lease, transfer or other Disposition of (i) any Borrowing Base Asset, except to the extent permitted pursuant to Section 7.12 hereof; or (ii) any material assets of the Borrowers unless (A) such sale, lease, transfer or other Disposition is performed in the ordinary course of the Borrowers' Businesses or (B) the consideration paid in connection with such material assets (1) is in cash or Cash Equivalents, (2) is in an amount not less than the fair market value of the Property disposed of and (3) does not exceed, in the aggregate during any calendar year (for the all Borrowers and all such sales, leases, transfers or other Dispositions) $2,000,000.

(b)            The Borrowers shall not, without the prior written consent of the Administrative Agent (which consent may be granted or withheld in the sole discretion of the Administrative Agent), make any Investments or otherwise acquire any material real or personal property other than: (i) acquisitions of personal property in the ordinary course of business to the extent required to continue to operate the Borrowers' Businesses in the manner in which they are currently being operated, (ii) investments in cash or Cash Equivalents, (iii) investments in Borrowing Base Assets and (iv) the amounts reflected as "due from Parent" on accounting records in connection with the operation of the Parent Cash Management System.

7.05            Business Activities.

No Borrower shall engage in any business activities other than owning, holding, leasing, operating, developing, managing, improving and providing secured financing for real and personal property and similar interests in leasehold properties which are owned by or net leased to healthcare operators for use as Healthcare Facilities and activities incidental thereto.
7.06            Transactions with Affiliates and Insiders.

No Borrower shall, at any time, enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Borrower other than (a) advances by such Person of working capital to any such Borrower, (b) transfer of assets to any Borrower, provided such transfer is made without obligation on the receiving Borrower to return the assets transferred, (c) intercompany transactions expressly permitted by Section 7.02, Section 7.03 or Section 7.04, under the Parent Cash Management System and under the Material Contracts with Affiliates identified on Schedule 5.13, (d) normal compensation and reimbursement of expenses of officers and directors and (e) except as otherwise specifically limited in this Credit Agreement, other transactions which are entered into in the ordinary course of such Borrower's business on terms and conditions substantially as favorable to such Borrower as would be obtainable by it in a comparable arms‑length transaction with a Person other than an officer, director or Affiliate.
7.07            Organization Documents; Fiscal Year.

No Credit Party shall (a) amend, modify or change its organization documents in a manner adverse to the Lenders or (b) change its fiscal year.
7.08            Modifications to Other Documents.

The Borrowers shall not, without the prior written consent of the Required Lenders enter into any material amendment or modification or cancel or terminate any Material Contract (subject to the provisions of this Section 7.08 with respect to Facility Operating Leases) prior to its stated maturity.  Notwithstanding the foregoing, with respect to any Facility Operating Lease, the Borrowers may amend or modify or permit the amendment or modification of any Facility Operating Lease without the Required Lenders' prior written consent, except to the extent such amendment or modification:  (a) decreases the rent or any other monetary obligations under any Facility Operating Lease (except as set forth in the proviso to this sentence); (b) shortens the term of any Facility Operating Lease; (c) releases or limits the liability of any guarantor under any Facility Operating Lease; (d) releases any security deposits or letters of credit or any other security or collateral under any Facility Operating Lease or under any guaranty of or pledge or security agreement in respect of any Facility Operating Lease; (e) consents to the assignment, delegation or other transfer of rights and obligations under any Facility Operating Lease; (f) changes the terms of any purchase option under any Facility Operating Lease, including the purchase price or the time during which such option may be exercised; or (g) makes any other material change to the terms and conditions of any Facility Operating Lease or increases in any material respect the obligations or liabilities of the applicable Borrower thereunder; provided, however, that to the extent such amendment, modification or restructuring of a Facility Operating Lease involves the replacement of an Operating Tenant, (A) the Borrowers shall have delivered to the Lenders and the Administrative Agent (1) the identity of such proposed new tenant (the "New Tenant"), (2) the proposed lease with such New Tenant (the "New Lease") and (3) such other information as reasonably requested and (B) provided that (1) such New Tenant is an Eligible Tenant, (2) the New Lease provides for rent payments in each year which are at least eighty percent (80%) of the rent payments in each year due under the lease being amended, modified or replaced (the "Existing Facility Operating Lease") and (3) the New Lease is otherwise substantially similar in all material respects to the Existing Facility Operating Lease, then within twenty (20) Business Days after receiving the foregoing information from the Borrowers, with a request that the Required Lenders approve the New Tenant and New Lease and which prominently states on the face of the request that it will be deemed approved if not approved or disapproved within twenty (20) Business Days after receipt by Administrative Agent, if the Required Lenders have not either approved or disapproved such proposal, the Required Lenders shall be deemed to have approved such proposal.
7.09            Ownership of Subsidiaries.

Notwithstanding any other provisions of this Credit Agreement to the contrary, (a) no Borrower shall own any Capital Stock of any other entity; (b) no Person other than the Parent or its Wholly Owned Subsidiaries shall own any Capital Stock of any Borrower; and (c) no Borrower shall permit the creation, incurrence, assumption or existence of any Lien on any Capital Stock of any Borrower.
7.10            No Further Negative Pledges.

No Borrower will enter into, assume or become subject to any Negative Pledges or agreement prohibiting or otherwise restricting the existence of any Lien upon any of its property in favor of the Administrative Agent (for the benefit of the Lenders) for the purpose of securing the Obligations, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such property is given as security for the Obligations, except (a) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, and (b) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 7.04, pending the consummation of such sale.
7.11            Limitation on Restricted Actions.

The Borrowers will not directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to the Parent on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party, or (e) act as a Borrower and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)‑(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Credit Agreement and the other Credit Documents, (ii) applicable Law, or (iii) any Lien or any documentation or instrument governing any Lien permitted under Section 7.01 provided that any such restriction contained therein relates only to the asset or assets subject to such Lien.
7.12            Addition/Replacement of Borrowing Base Assets.

(a)            The Borrowers shall not request a release of any Borrowing Base Assets from the Liens established pursuant to the applicable Mortgage Instrument and Assignment of Leases with respect thereto or add any Real Property Assets as Borrowing Base Assets hereunder except in accordance with the following:

(i)
The Borrowers may at any time include additional Real Property Assets (which satisfy the requirements set forth in the definition of Borrowing Base Assets, including, without limitation, delivery of each of the Borrowing Base Asset Deliverables with respect thereto) as Borrowing Base Assets with the written approval of the Administrative Agent.

(ii)
The Borrowers may obtain releases of Borrowing Base Assets from the Liens and security interests of the Administrative Agent hereunder and under the Collateral Documents relating thereto and the termination of the Borrowers who own such Borrowing Base Assets as Borrowers under this Credit Agreement through satisfaction of each of the following conditions:  (A) the applicable Borrower shall deliver to the Administrative Agent, not less than thirty (30) days prior to the date of such requested release a written request for release of the applicable Borrower and Borrowing Base Asset, (B) the applicable Borrower shall deliver, together with such request for release, a pro forma Compliance Certificate showing that, on a pro forma basis, after giving effect to such release, (1) all financial covenants contained herein shall be satisfied and (2) the outstanding principal amount of Obligations shall not exceed the lesser of the Aggregate Commitment Amount and the Borrowing Base Amount (after giving effect to the removal of such Borrowing Base Asset from the calculation of the Borrowing Base Amount or Borrowers shall pay to Administrative Agent an amount necessary to make such statement true (the "Release Price")), (C) a Responsible Officer of the Borrowers shall certify in writing to the Administrative Agent that no Default or Event of Default shall exist immediately after giving effect to the applicable release and (D) the Administrative Agent shall have received evidence, acceptable to it in its discretion that the matters set forth in such request, Compliance Certificate and certification are true and correct in all material respects.  To the extent all such conditions to release are satisfied, including the payment of the Release Price, the Administrative Agent will, at the Borrowers' expense, deliver to the applicable Borrower a partial release letter in the form of Exhibit H attached hereto.

(b)            The Borrowers shall not otherwise actively cause or willfully fail to take any commercially reasonable action that causes any Borrowing Base Asset to fail to qualify as such during the term of this Credit Agreement.

(c)            Immediately upon a Responsible Officer of any Borrower obtaining knowledge that a Borrowing Base Asset fails to qualify as such, Borrowers shall deliver a pro forma Borrowing Base Certificate (which certificate shall include an update to the information set forth on Schedule 5.12) demonstrating that, upon giving effect to the removal of the Collateral Value or Availability Amount attributable to such former Borrowing Base Asset from the calculation of the Borrowing Base Amount, the Borrowers shall be in compliance with Section 2.01(a) hereof.

(d)            The Borrowers shall not include any Real Property Asset as a Borrowing Base Asset on any schedule, Borrowing Base Certificate or Compliance Certificate delivered in connection with this Credit Agreement unless (i) such Real Property Asset meets the definition of Borrowing Base Asset and Borrowers have otherwise satisfied the requirements set forth in this Agreement and (ii) such Real Property Asset continues to qualify as a Borrowing Base Asset as of the date of such inclusion.

7.13            Limitation of Borrowing Base Assets in Metropolitan Statistical Area.

Anything herein to the contrary notwithstanding, at no time shall the Collateral Value of the Borrowing Base Assets in any Metropolitan Statistical Area exceed twenty percent (20%) of the total Collateral Value of all Borrowing Base Assets, except those that exist as of the Closing Date and any that may be otherwise approved by the Required Lenders. As used herein, "Metropolitan Statistical Area" refers to the geographic entities delineated by the Office of Management and Budget for use by federal statistical agencies in collecting, tabulating, and publishing federal statistics

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
8.01            Events of Default.

The occurrence and continuation of any of the following shall constitute an Event of Default:
(a)            Non‑Payment.  The Borrowers or any other Credit Party fails to pay when and as required to be paid herein (i) any amount of principal of the Loan when due, (ii) within five (5) days after the same becomes due, any interest on the Loan or any Unused Fee, (iii) within ten (10) Business Days after the earlier of (A) a Responsible Officer of the Parent or any Borrower becoming aware that the same has become due or (B) written notice from the Administrative Agent to the Borrowers, any other fee payable herein or any other amount payable herein or under any other Credit Document becomes due, or (iv) the Obligations at the Maturity Date, whether by acceleration or otherwise; or

(b)            Specific Covenants.  The Borrowers fail to perform or observe any term, covenant or agreement contained in (i) any of Sections 6.01 6.02 or 6.10 within ten (10) Business Days after the same becomes due or required or (ii) any of Sections 6.07, 6.11, 6.12, 6.14, 6.15 or Sections 7.02, 7.03, 7.05, 7.07, 7.09 through 7.12; or

(c)            Other Defaults.  Any Credit Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Credit Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) a Responsible Officer of the Parent or any Borrower becoming aware of such default or (ii) written notice thereof by the Administrative Agent to the Borrowers (or, if such failure cannot be reasonably cured within such period, sixty (60) days, so long as the applicable Credit Party has diligently commenced such cure and is diligently pursuing completion thereof); or

(d)            Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by the Borrowers on behalf of the Borrowers, the Parent or any other Credit Party and contained in this Credit Agreement, in any other Credit Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)            Cross‑Default.  (i) Any Borrower (A) fails to perform or observe (beyond the applicable grace or cure period with respect thereto, if any) any Contractual Obligation, (B) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise and beyond the applicable grace or cure period with respect thereto, if any) in respect of any Indebtedness (other than Indebtedness hereunder) or otherwise fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which event of default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or cash collateral in respect thereof to be demanded, in each case to the extent such Contractual Obligation or Indebtedness or other obligation is in an amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount or (ii) there occurs a "default" or an "event of default" (as such terms are defined in the Facility Operating Leases) under any Facility Operating Lease; or

(f)            Insolvency Proceedings, Etc.  The Parent, any Borrower or any Operator institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its properties; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Parent, such Borrower or such Operator and the appointment continues undischarged or unstayed for sixty (60) days (or, if such appointment or proceeding cannot be reasonably discharged or stayed within such period, ninety (90) days, so long as the applicable party has diligently commenced the actions necessary to obtain such discharge or stay and is diligently pursuing completion thereof); or any proceeding under any Debtor Relief Law relating to the Parent, any Borrower or any Operator or to all or any material part of its property is instituted without the consent of the Parent, such Borrower or such Operator, as the case may be, and continues undismissed or unstayed for sixty (60) days (or, if such proceeding cannot be reasonably dismissed or stayed within such period, ninety (90) days, so long as the applicable party has diligently commenced the actions necessary to obtain such dismissal or stay and is diligently pursuing completion thereof), or an order for relief is entered in any such proceeding; or

(g)            Inability to Pay Debts; Attachment.  (i) The Parent or any Borrower becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process in an amount in excess of the Threshold Amount is issued or levied against all or any material part of the properties of the Parent or any Borrower and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)            Judgments.  There is entered against the Parent or any Borrower (i) any one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third‑party insurance as to which the insurer does not dispute coverage or not otherwise paid in full), or (ii) any one or more non‑monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)            ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of a Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) a Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)            Invalidity of Credit Documents; Guaranty.  (i) Any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or as a result of satisfaction in full of all the Obligations or as a result of the Administrative Agent's failure to record and/or file where and/or when appropriate any Collateral Documents or any continuation statements, ceases to be in full force and effect; or any Credit Party contests in any manner the validity or enforceability of any Credit Document; or any Credit Party denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any Credit Document; (ii) the Guaranty or the Hazardous Materials Indemnity Agreement shall cease to be in full force and effect, or the Guarantor shall deny or disaffirm its obligations under such Guaranty or Hazardous Materials Indemnity Agreement, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty or Hazardous Materials Indemnity Agreement; or (iii) any Facility Operating Lease shall cease to be in full force and effect, or the Operating Tenant shall deny or disaffirm such Operating Tenant's obligations under such Facility Operating Lease; or (iv) any of the Eligible Ground Leases shall be terminated by the ground lessor thereunder or otherwise cease to be in full force and effect by action of the ground lessor thereunder; or

(k)            Change of Control.  There occurs any Change of Control.

8.02            Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, upon written notice to the Borrowers in any instance, take any or all of the following actions:
(a)            declare the commitment of each Lender to make Advances to be terminated, whereupon such commitments and obligation shall be terminated;

(b)            declare the unpaid principal amount of the Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or additional notice of any kind, all of which are hereby expressly waived by the Borrowers; and

(c)            exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Credit Documents or applicable law;
provided, however, that upon the occurrence of an Event of Acceleration, the obligation of each Lender to make Advances shall automatically terminate, the unpaid principal amount of the Loan and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.
8.03            Application of Funds.

(a)            After the exercise of remedies in accordance with the provisions of Section 8.02 (or after the Loan has automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such or incurred by Administrative Agent in the exercise of its rights and remedies under this Agreement;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among the Lenders in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loan, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loan, ratably among such parties in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the payment of Cash Management Obligations;
Sixth, to the payment of any obligations to a Lender with respect to Secured Rate Contracts;
and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.
(b)            Excluded Rate Contract Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to the Obligations otherwise set forth above in Section 8.03(a).

8.04            Administrative Agent's Right to Perform the Obligations.

Upon the occurrence of an Event of Default and during continuation thereof, then, without waiving or releasing any other right, remedy or recourse the Administrative Agent or Lenders may have because of such Event of Default, the Administrative Agent may (but shall not be obligated to) make such payment or perform any act required of the Borrowers under this Agreement for the account of and at the expense of the Borrowers, and shall have the right to enter upon the Borrowing Base Assets for such purpose and to take all such action thereon and with respect to the Borrowing Base Assets as it may deem necessary or appropriate.  The Borrowers shall indemnify, defend and hold the Administrative Agent and Lenders harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs, or disbursements of any kind or nature whatsoever, including reasonable attorneys' fees, incurred or accruing by reason of any acts performed by the Administrative Agent pursuant to the provisions of this Section  8.04, including those arising from the joint, concurrent, or comparative negligence of the Administrative Agent, except as a result of the Administrative Agent's and/or Lenders' gross negligence or willful misconduct.  All sums paid by the Administrative Agent pursuant to this Section 8.04, and all other sums expended by the Administrative Agent to which it shall be entitled to be indemnified pursuant to this Section 8.04, together with interest thereon at the Default Rate from the date of such payment or expenditure until paid, shall constitute additions to the Obligations, shall be secured by the Credit Documents and shall be paid by the Borrowers to the Administrative Agent upon demand.
8.05            Special Cure Right.

Notwithstanding anything contained in this Article 8 to the contrary, if there occurs an Event of Default with respect to a particular Borrowing Base Asset  (the "Defaulting Asset") or the Borrower which owns such Defaulting Asset (the "Defaulting Borrower"), then absent any other continuing Event of Default hereunder, such Event of Default with respect to the Defaulting Asset shall not constitute an "Event of Default" hereunder subject to satisfaction of each of the following:
(a)            Borrowers shall within five (5) days following such Event of Default deliver to Administrative Agent a pro forma Compliance Certificate showing, on a pro forma basis (after giving effect to the removal of the Defaulting Asset(s) from such calculation) (i) the Borrowing Base Amount, and (ii) the Debt Yield.

(b)            If the calculation of the Debt Yield is below 10%, Borrowers shall (i) within ten (10) days following the occurrence of such Event of Default, pay to the Administrative Agent a prepayment of principal in an amount necessary to achieve a Debt Yield of not less than 10.0% and (ii) within thirty (30) days following the occurrence of such Event of Default, cure the Event of Default to the satisfaction of Administrative Agent or pay to the Administrative Agent a prepayment of principal in an amount necessary to reduce the Principal Obligations to an amount that does not exceed the Borrowing Base Amount (excluding for purposes of such calculation, the Defaulting Asset(s)).

(c)            If the calculation of the Debt Yield is above 10%, Borrowers shall within thirty (30) days following the occurrence of such Event of Default, cure the Event of Default to the satisfaction of Administrative Agent or pay to the Administrative Agent a prepayment of principal in an amount necessary to reduce the Principal Obligations to amount that does not exceed the Borrowing Base Amount (excluding for purposes of such calculation, the Defaulting Asset(s)).

ARTICLE IX
ADMINISTRATIVE AGENT
9.01            Appointment and Authorization of Administrative Agent.

Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Credit Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any other Credit Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in the other Credit Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
9.02            Delegation of Duties.

The Administrative Agent may execute any of its duties under this Credit Agreement or any other Credit Document by or through agents, employees or attorneys‑in‑fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney‑in‑fact that it selects in the absence of gross negligence or willful misconduct.
9.03            Liability of Administrative Agent.

No Agent‑Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Credit Agreement or any other Credit Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any

Credit Party or any officer thereof, contained herein or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Credit Agreement or any other Credit Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Credit Agreement or any other Credit Document, or for any failure of any Credit Party or any other party to any Credit Document to perform its obligations hereunder or thereunder.  No Agent‑Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Credit Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.
9.04            Reliance by Administrative Agent.

(a)            The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement or any other Credit Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)            For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

9.05            Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or any Borrower referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default."  The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the requisite Lenders in accordance herewith; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.
9.06            Credit Decision; Disclosure of Confidential Information by Administrative Agent.

Each Lender acknowledges that no Agent‑Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent‑Related Person to any Lender as to any matter, including whether Agent‑Related Persons have disclosed material information in their possession (in each case, except to the extent the Administrative Agent has confirmed to any Lender in writing the satisfaction of conditions to funding as of the Closing Date).  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent‑Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Credit Agreement and to extend credit to the Borrowers and the other Credit Parties hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent‑Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Credit Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates that may come into the possession of any Agent‑Related Person.
9.07            Indemnification of Administrative Agent.

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent‑Related Person (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), pro rata, and hold harmless each Agent‑Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent‑Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent‑Related Person's own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out‑of‑pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers.  The undertaking in this Section shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.
9.08            Administrative Agent in its Individual Capacity.

GECC and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though GECC were not the Administrative Agent hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, GECC or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to its Extension of Credit, GECC shall have the same rights and powers under this Credit Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" include GECC in its individual capacity.
9.09            Successor Administrative Agent.

The Administrative Agent may resign as Administrative Agent upon thirty (30) days' notice to the Lenders.  If the Administrative Agent resigns under this Credit Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower Representative at all times other than during the existence of an Event of Default (which consent of the Borrower Representative shall not be unreasonably withheld or delayed).  If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower Representative, a successor administrative agent from among the Lenders.  Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term "Administrative Agent" thereafter shall mean such successor administrative agent and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated without any other or further act or deed on the part of such retiring Administrative Agent or any other Lender.  After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement.  If no successor administrative agent has accepted appointment as Administrative Agent by the date thirty (30) days following a retiring Administrative Agent's notice of resignation, the retiring

Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.
9.10            Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of the Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.07 and 10.04) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
9.11            Removal of Administrative Agent.

If the Administrative Agent becomes a Defaulting Lender, the Required Lenders may elect to remove the Administrative Agent.  If the Administrative Agent is removed under this Credit Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower Representative at all times other than during the existence of an Event of Default (which consent of the Borrower Representative shall not be unreasonably withheld or delayed).

ARTICLE X
MISCELLANEOUS
10.01                          Amendments, Etc.

No amendment or waiver of, or any consent to deviation from, any provision of this Credit Agreement or any other Credit Document shall be effective unless in writing and signed by the Borrowers, the Guarantor (if applicable) and the Required Lenders and acknowledged by the Administrative Agent, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given; provided, however, that:
(a)            unless also signed by each Lender directly affected thereby, no such amendment, waiver or consent shall:

(i)
extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02), it being understood that the amendment or waiver of an Event of Default or a mandatory reduction or a mandatory prepayment in Commitments shall not be considered an increase in Commitments,

(ii)
waive non‑payment or postpone any date fixed by this Credit Agreement or any other Credit Document for any payment of principal, interest, fees or other amounts due to any Lender hereunder or under any other Credit Document,

(iii)
reduce the principal of, or the rate of interest specified herein on the Loan, or any fees or other amounts payable hereunder or under any other Credit Document; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of "Default Rate" or to waive any obligation of the Borrowers to pay interest at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on the Loan or to reduce any fee payable hereunder,

(iv)
change any provision of this Credit Agreement regarding pro rata sharing or pro rata funding with respect to (A) the making of advances (including participations), (B) the manner of application of payments or prepayments of principal, interest, or fees, or (C) the manner of reduction of commitments and the amounts of the Commitments,

(v)
change any provision of this Section 10.01(a) or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder,

(vi)	release the Guarantor or any Borrower from its obligations hereunder or under any other Credit Document (other than as expressly provided herein or in any other Credit Document);
(vii)
amend or modify the definitions of Borrowing Base Amount, Borrowing Base Asset, Mortgaged Assets Collateral Value, Mortgaged Assets Borrowing Base Amount , Pledged Assets Borrowing Base Amount or Pledged Asset Collateral Value or

any other provision or definition, in a manner which would increase the availability of credit under the Revolving Loan; or
(viii)	amend or modify the definition of Super Majority Required Lenders;
(b)            unless also signed by the Administrative Agent, no such amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Credit Document;

(c)            unless signed by Agent and the Super Majority Required Lenders (or by Administrative Agent with the consent of the Super Majority Required Lenders, no amendment or waiver shall amend or waive this subsection (c) or the definitions of the terms used in this subsection (c) insofar as the definitions affect the substance of this subsection.

provided, however, that notwithstanding anything to the contrary contained herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy or insolvency reorganization plan that affects the Loan (iii) each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein, and (iv) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.
10.02                          Notices and Other Communications; Facsimile Copies.

(a)            General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission).  All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to any Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
(ii)            if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to any Borrower and the Administrative Agent.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)            Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower Representative may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c)            Effectiveness of Facsimile Documents and Signatures.  Credit Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually‑signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders.  The Administrative Agent may also require that any such documents and signatures be confirmed by a manually‑signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d)            Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall indemnify each Agent‑Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers.  All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(e)            Change of Address, Etc.  Each of the Borrowers and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

10.03                          No Waiver; Cumulative Remedies.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.10), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.10, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
10.04                          Attorney Costs, Expenses and Taxes.

The Borrowers agree (a) to pay directly to the provider thereof or to pay or reimburse the Administrative Agent for all reasonable and documented costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Credit Agreement and the other Credit Documents, the preservation of any rights or remedies under this Credit Agreement and the other Credit Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs; (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable costs and expenses incurred following an Event of Default in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Credit Agreement or the other Credit Documents (including all such costs and expenses incurred during any "workout" or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs; (c) up to one-half of all reasonable and documented appraisal costs incurred by the Administrative Agent in connection with the Administrative Agent's procurement of FIRREA‑compliant MAI appraisals with respect to any Borrowing Base Asset or any other Real Property Asset owned by any Borrower, to the extent any such appraisal is requested by the Administrative Agent (provided, that if no Event of Default exists hereunder, the Borrowers shall be required to pay such portion of the costs and expenses associated with any Administrative Agent‑requested appraisal not more than once during the term of the Loan with respect to any Borrowing Base Asset; provided further, however, that if an Event of Default exists hereunder, the Borrowers shall be required to pay all of the costs and expenses associated with any such appraisal and the one-time limit shall no longer be applicable);  and (d) any re‑appraisals requested by any Borrower.  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent and the reasonable and documented cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender.  All amounts due under this Section 10.04 shall be payable within twenty (20) Business Days after written invoice therefor is received by the Borrowers.  The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.
10.05                          Indemnification by the Borrowers.

The Borrowers shall indemnify and hold harmless each Agent‑Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, advisors and attorneys‑in‑fact (collectively the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, claims, litigation, investigation, proceeding, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever (subject to the provisions of Section 3.01 with respect to Taxes and Other Taxes) that may at any time be imposed on, incurred by or asserted against any such Indemnitee (whether by a Credit Party or any other party) in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Credit Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Credit Documents, (b) any Commitment, Loan or the use or proposed use of the proceeds therefrom, (c) performance of any labor or services or the furnishing of any materials or other property in respect of any Real Property Asset or any part thereof, (d) violation by any Person of any Healthcare Laws, (e) the Facility Operating Leases, (f) the failure of any Person to file timely with the Internal Revenue Service an accurate Form 1099-B, Statement for Recipients of Proceeds from Real Estate, Broker and Barter Exchange Transactions, which may be required in connection with this Agreement, or to supply a copy thereof in a timely fashion to the recipient of the proceeds of the transaction in connection with which this Agreement is made, or (g) any actual or threatened claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that such indemnification shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, litigation, investigation, proceeding, demands, actions, judgments, suits, costs, expenses or disbursements (x) are determined by a court of competent jurisdiction in a final non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Credit Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Credit Document, if such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Credit Agreement, and no

Indemnitee shall have any liability for any indirect or consequential damages relating to this Credit Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).  All amounts that may become due under this Section 10.05 shall be payable within twenty (20) Business Days after written invoice therefor is received by the Borrowers.  The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the assignment by any Lender of any of its interests hereunder, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
10.06                          Payments Set Aside.

To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set‑off, and such payment or the proceeds of such set‑off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set‑off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.
10.07                          Successors and Assigns.

(a)            The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) or (i) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b)            Each Lender may sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder to (i) any Eligible Assignee or (ii) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed). and, as long as no Event of Default is continuing, Borrower Representative (which approval shall be deemed given unless an objection is delivered to Administrative Agent within five (5) Business Days after notice of a proposed assignment is delivered to Borrower Representative); provided, in no event will any Lender be permitted to sell, transfer, negotiate or assign all or a portion of its rights and obligations to a Disqualified Assignee at any time; and provided further that (A) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and Extension of Credit at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes the Extension of Credit outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Representative otherwise consents (each such consent not to be unreasonably withheld or delayed) provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met; (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Credit Agreement with respect to the Extension of Credit or the Commitment assigned; (C) any assignment of a Commitment must be approved by the Administrative Agent (such approval to not be unreasonably withheld or delayed), unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (D) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender and, if the assignor Lender retains a portion of the Loan, a Note to the assignor Lender.  Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)            The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Extension of Credit owing to each Lender pursuant to the terms hereof from time to time (the "Register").  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower Representative at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or other substantive change to the Credit Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d)            Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or a Disqualified Assignee) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Extension of Credit owing to it); provided that (i) such Lender's obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Credit Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any  provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that extends the time for, reduces the amount or alters the application of proceeds with respect to such obligations and payments required therein that directly affects such Participant.  Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.

(e)            A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower Representative is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 10.15 as though it were a Lender.

(f)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)            Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may (without notice to or the consent of any of the parties hereto) create a security interest in all or any portion of the Extension of Credit owing to it and the Note evidencing such Extension of Credit, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Credit Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Credit Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

10.08                          Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of Confidential Information, except that Confidential Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent  required by applicable Law or regulations or by any subpoena or similar legal process; (d) to any other party to this Credit Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to obligations of the Credit Parties; (g) with the consent of the Borrower Representative; (h) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrowers; (i) to the National Association of Insurance Commissioners or any other similar organization (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); or (j) to any nationally recognized rating agency that requires access to a Lender's or an Affiliate's investment portfolio in connection with ratings issued with respect to such Lender or Affiliate.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Credit Agreement and information about this Credit Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Credit Agreement, the other Credit Documents, the Commitments, and the Extensions of Credit.  Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.  For the purposes of this Section, "Confidential Information" means all information received from any Credit Party relating to any Credit Party, any of the other Consolidated Parties, or its or their business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided, that, in the case of information received from a Credit Party after the date hereof, such information is clearly identified in writing at the time of delivery as confidential.
Each of the Administrative Agent and the Lenders acknowledges that (a) the Confidential Information may include material non‑public information concerning the Borrowers or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non‑public information and (c) it will handle such material non‑public information in accordance with applicable Law, including Federal and state securities Laws.
10.09                          Set‑off.

In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates are authorized at any time and from time to time, without prior notice to the Borrowers or any other Credit Party, any such notice being waived by the Borrowers (on their own behalf and on behalf of each Credit Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or Affiliate to or for the credit or the account of the respective Credit Parties against any and all Obligations owing to such Lender hereunder or under any other Credit Document (subject to Section 2.11), now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Credit Agreement or any other Credit Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness.  Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set‑off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set‑off and application.
10.10                          Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non‑usurious interest permitted by applicable Law (the "Maximum Rate").  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loan or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.11                          Counterparts.

This Credit Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
10.12                          Integration.

This Credit Agreement, together with the other Credit Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Credit Agreement and those of any other Credit Document, the provisions of this Credit Agreement shall control; provided that the inclusion of specific supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Credit Document shall not be deemed a conflict with this Credit Agreement.  Each Credit Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
10.13                          Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Extension of Credit, and shall continue in full force and effect as long as the Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
10.14                          Severability.

If any provision of this Credit Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.15                          Tax Forms.

(a)            (i) Each Lender that is not a "United States person" within the meaning of Section 7701(a)(30) of the Internal Revenue Code (a "Foreign Lender") shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Internal Revenue Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W‑8BEN or any successor thereto (relating to such Foreign

Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrowers pursuant to this Credit Agreement) or IRS Form W‑8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrowers pursuant to this Credit Agreement) or such other evidence satisfactory to the Borrowers and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S.  withholding tax, including any exemption pursuant to Section 881(c) of the Internal Revenue Code.  Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrowers and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrowers pursuant to this Credit Agreement, (B) promptly notify the Administrative Agent of any change in circumstances that would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re‑designation of its Lending Office) to avoid any requirement of applicable Law that the Borrowers make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(ii)            Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Credit Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S.  withholding tax, and (B) two duly signed completed copies of IRS Form W‑8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.
(iii)            The Borrowers shall not be required to pay any additional amount to any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W‑8IMY pursuant to this Section 10.15(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 10.15(a); provided that if such Lender shall have satisfied the requirement of this Section 10.15(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Credit Documents, nothing in this Section 10.15(a) shall relieve the Borrowers of their obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable

Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Credit Documents is not subject to withholding or is subject to withholding at a reduced rate.
(iv)            The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Credit Documents with respect to which the Borrowers are not required to pay additional amounts under this Section 10.15(a).
(b)            Upon the request of the Administrative Agent, each Lender that is a "United States person" within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W‑9.  If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back‑up withholding tax imposed by the Internal Revenue Code, without reduction.

(c)            If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent.  The obligation of the Lenders under this Section shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

10.16                          Replacement of Lenders.

Within forty-five days after: (i) receipt by the Borrower Representative of written notice and demand from any Lender that is not Administrative Agent (an "Affected Lender") for payment of additional costs as provided in Sections 3.01 and/or 3.04; or (ii) any failure by any Lender (other than Administrative Agent or an Affiliate of Administrative Agent) to consent to a requested amendment, waiver or modification to any Credit Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto; or (iii) a Lender becoming a Defaulting Lender, the Borrowers may, at their option, notify Administrative Agent and such Affected Lender (or such non-consenting Lender) of the Borrowers' intention to obtain, at the Borrowers' expense, a replacement Lender ("Replacement Lender") for such Affected Lender (or such non-consenting Lender), which Replacement Lender shall be reasonably satisfactory to Administrative Agent.  In the event the Borrowers obtain a Replacement Lender within forty-five (45) days following notice of its intention to do so, the Affected Lender (or such non-consenting Lender) shall sell and assign its Loans and Commitments (and all rights and obligations related thereto) to such Replacement Lender, at par, provided that the Borrowers have reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment and all other amounts then owing to such Affected Lender (or non-consenting Lender) shall be paid in full by the Borrowers on such date. In the event that a replaced Lender does not execute an Assignment and Assumption pursuant to Section 10.07 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 10.16 (unless such replaced Lender is legally prohibited under applicable Law from executing such Assignment and Assumption), and presentation to such replaced Lender of an Assignment and Assumption evidencing an assignment pursuant to this Section 10.16, the Borrowers shall be entitled (but not obligated) to execute such an Assignment and Assumption on behalf of such replaced Lender, and any such Assignment and Assumption so executed by the Borrowers, the Replacement Lender and Administrative Agent, shall be effective for purposes of this Section 10.16 and Section 10.07. Notwithstanding the foregoing, with respect to a Lender that is a Defaulting Lender, Administrative Agent may, but shall not be obligated to, obtain a Replacement Lender and execute an Assignment and Assumption on behalf of such Defaulting Lender at any time with three (3) Business Days' prior notice to such Lender (unless notice is not practicable under the circumstances) and cause such Lender's Loans and Commitments (and all rights and obligations related thereto) to be sold and assigned, in whole or in part, at par and all other amounts then owing to such replaced Lender shall be paid in full by the Borrowers on such date. Upon any such assignment and payment and compliance with the other provisions of Section 10.07, such replaced Lender shall no longer constitute a "Lender" for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive.
10.17                          No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, the Borrowers each acknowledge and agree, and acknowledge their respective Affiliates' understanding, that: (a) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm's-length commercial transaction between the Borrowers and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, and each Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Administrative Agent and each Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrowers or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (c) neither the Administrative Agent nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrowers with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or any Lender has advised or is currently advising the Borrowers or any of their respective Affiliates on other matters) and neither the Administrative Agent nor any Lender has any obligation to the Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (d) the Administrative Agent, each Lender and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Administrative Agent nor any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) neither the Administrative Agent nor any Lender has provided or will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and each Lender with respect to any breach or alleged breach of agency or fiduciary duty.
10.18                          Source of Funds.

Each of the Lenders hereby represents and warrants to the Borrowers that at least one of the following statements is an accurate representation as to the source of funds to be used by such Lender in connection with the financing hereunder:
(a)            no part of such funds constitutes assets allocated to any separate account maintained by such Lender in which any employee benefit plan (or its related trust) has any interest;

(b)            to the extent that any part of such funds constitutes assets allocated to any separate account maintained by such Lender, such Lender has disclosed to the Borrowers the name of each employee benefit plan whose assets in such account exceed ten percent (10%) of the total assets of such account as of the date of such purchase (and, for purposes of this subsection (b), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan);

(c)            to the extent that any part of such funds constitutes assets of an insurance company's general account, such insurance company has complied with all of the requirements of the regulations issued under Section 401(c)(1)(A) of ERISA; or

(d)            such funds constitute assets of one or more specific benefit plans that such Lender has identified in writing to the Borrowers.
As used in this Section, the terms "employee benefit plan" and "separate account" shall have the respective meanings provided in Section 3 of ERISA.
10.19                          GOVERNING LAW.

(a)            THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)            ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS SITTING IN CHICAGO OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWERS, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON‑EXCLUSIVE JURISDICTION OF THOSE COURTS.  THE BORROWERS, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY CREDIT DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWERS, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.  NOTHING IN THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY BORROWER OR ANY OTHER CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

10.20                          WAIVER OF RIGHT TO TRIAL BY JURY.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY CREDIT DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY CREDIT DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
10.21                          No Conflict.

To the extent there is any conflict or inconsistency between the provisions hereof and the provisions of any other Credit Document, this Credit Agreement shall control.
10.22                          USA Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the "Patriot Act"), it is required to obtain, verify and record information that identifies the Borrowers (and to the extent applicable, the Parent), which information includes the name and address of the respective Borrowers (and to the extent applicable, the Parent) and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers (and to the extent applicable, the Parent) in accordance with the Patriot Act.  The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable "know your customer" and anti-money laundering rules and regulations, including the Patriot Act.
10.23                          Entire Agreement.

THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
10.24                          California Real Property Assets.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, AT ANY TIME THAT ANY OF THE OBLIGATIONS SHALL BE SECURED BY REAL PROPERTY ASSETS LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LENDER'S LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY CREDIT DOCUMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO THE ADMINISTRATIVE AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THE OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OR ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE PARTIES AS REQUIRED ABOVE, SHALL BE NULL AND VOID.  THIS SECTION 10.24 SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS.
10.25                          Amendment, Restatement and Consolidation.

This Agreement amends and restates in its entirety the terms and provisions of the September 2013 Credit Agreement and the terms and conditions contained in this Agreement shall supersede and control the terms, covenants, agreements, rights, obligations and conditions of the September 2013 Credit Agreement.  The Borrowers, Lenders and Administrative Agent further acknowledge and agree that all of the Credit Documents executed concurrently with this Agreement shall be deemed in full replacement of the corresponding documents under the loan governed by the September 2013 Credit Agreement (the "September 2013 Credit Facility") and the terms and conditions contained in the Credit Documents shall supersede and control the terms, covenants, agreements, rights, obligations and conditions of the documents executed in connection with the September 2013 Credit Facility (the "September 2013 Credit Documents").  Borrowers agree that the consolidation, amendment and replacement  of the September 2013 Credit Agreement. and September 2013 Credit Documents shall not impair the debt evidenced by the September 2013 Credit Documents and does not constitute a novation of the September 2013 Credit Agreement or September 2013 Credit Documents, but evidences the same indebtedness evidenced thereby, as increased and  modified pursuant to this Credit Agreement and Credit Documents.
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SIGNATURE PAGES AND SCHEDULES AND EXHIBITS TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.
BORROWERS:	BLC ATRIUM-JACKSONVILLE SNF, LLC,
BLC JACKSON OAKS, LLC,
AHC STERLING HOUSE OF HARBISON, LLC,
BLC WELLINGTON-CLEVELAND, LLC,
BLC WELLINGTON-COLONIAL HEIGHTS, LLC,
BLC WELLINGTON-GARDENS, LLC,
AHC SOUTHLAND-ORMOND BEACH, LLC,
AHC MONROE TOWNSHIP, LLC,
BLC ADRIAN-GC, LLC,
BLC WELLINGTON-KINGSTON, LLC,
BLC WELLINGTON-JOHNSON CITY, LLC,
BLC SOUTHERLAND PLACE-MIDLOTHIAN, LLC,
BLC SOUTHERLAND PLACE-GERMANTOWN, LLC,
BLC WINDSOR PLACE, LLC,
BLC EMERALD CROSSINGS, LLC,
BKD STERLING HOUSE OF WAXAHACHIE, LLC,
BKD STERLING HOUSE OF EDMOND, LLC,
BKD STERLING HOUSE OF ENID, LLC,
BKD STERLING HOUSE OF MIDWEST CITY, LLC,
BKD STERLING HOUSE OF OKLAHOMA CITY NORTH, LLC,
BKD STERLING HOUSE OF OKLAHOMA CITY SOUTH, LLC,
BKD STERLING HOUSE OF CEDAR HILL, LLC,
BKD STERLING HOUSE OF PALESTINE, LLC,
BKD STERLING HOUSE OF BOWLING GREEN, LLC
BKD STERLING HOUSE OF MANSFIELD, LLC,
BROOKDALE PLACE AT FALL CREEK, LLC,
BROOKDALE PLACE AT WILLOW LAKE, LLC,
BROOKDALE PLACE OF WEST HARTFORD, LLC,
BROOKDALE PLACE AT KENWOOD, LLC,
each a Delaware limited liability company

By:	/s/ George T. Hicks
Name:	George T. Hicks
Title:	Executive Vice President

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Signature Page

BORROWERS (cont'd):	AH NORTH CAROLINA OWNER, LLC
BKD CLARE BRIDGE OF OLYMPIA, LLC
BKD STERLING HOUSE OF DESOTO, LLC
BREA CHARLOTTE LLC
BREA COLORADO SPRINGS LLC
BREA DENVER LLC
BREA EAST MESA LLC
BREA EMERSON LLC
BREA OVERLAND PARK LLC
BREA PALMER RANCH LLC
BREA PEORIA LLC
BREA RENO LLC
BREA ROANOKE LLC
BREA SARASOTA LLC
BREA SUN CITY WEST LLC
BREA TUCSON LLC
BREA WAYNE LLC
BREA WEST ORANGE LLC
BROOKDALE PLACE OF WOOSTER, LLC
EMERICHIP WALLA WALLA LLC
EMERIHRT CREEKVIEW LLC
EMERIHRT ROANOKE LLC
EMERIMESA LLC
PHNTUS LO JOLIET SCU LLC
each a Delaware limited liability company

By:	/s/ George T. Hicks
Name:	George T. Hicks
Title:	Executive Vice President

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Signature Page

BORROWERS (cont'd):	AHC PROPERTIES, INC., a Delaware corporation

By:	/s/ George T. Hicks
Name:	George T. Hicks
Title:	Executive Vice President

ESC-ARBOR PLACE, LLC, a Washington limited liability company

BY:            Emeritus Corporation, its sole member

By:	/s/ George T. Hicks
Name:	George T. Hicks
Title:	Executive Vice President

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Signature Page

ADMINISTRATIVE AGENT:	GENERAL ELECTRIC CAPITAL
CORPORATION, as Administrative Agent

By:	/s/ Daniel Eppley
Name:	Daniel Eppley
Title:	Duly Authorized Signatory

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Signature Page

LENDERS:	GENERAL ELECTRIC CAPITAL
CORPORATION, as a Lender and Swingline Lender

By:	/s/ Daniel Eppley
Name:	Daniel Eppley
Title:	Duly Authorized Signatory

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Signature Page

BANK OF AMERICA, N.A.

By:	/s/ Joseph L. Corah
Name:	Joseph L. Corah
Title:	Director

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ROYAL BANK OF CANADA

By:	/s/ Brian Gross
Name:	Brian Gross
Title:	Authorized Signatory

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Signature Page

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Margarita Muzzall
Name:	Margarita Muzzall
Title:	Vice President

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Signature Page

WELLS FARGO BANK, NATIONAL
ASSOCIATION

By:	/s/ Darin Mullis
Name:	Darin Mullis
Title:	Director

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Signature Page

GOLDMAN SACHS BANK USA

By:	/s/ Rebecca Kratz
Name:	Rebecca Kratz
Title:	Authorized Signatory

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JPMORGAN CHASE BANK, N.A.

By:	/s/ Rita Lai
Name:	Rita Lai
Title:	Authorized Signatory

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CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Scott Rossbach
Name:	Scott Rossbach
Title:	Authorized Signatory

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CAPITAL BANK, N.A.

By:	/s/ William W. Adams, Jr.
Name:	William W. Adams, Jr.
Title:	Senior Vice President

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FIRST TENNESSEE BANK, NA

By:	/s/ Cathy Wind
Name:	Cathy Wind
Title:	Senior Vice President

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Signature Page

JOINDER OF GUARANTOR
Guarantor joins in the execution of this Agreement to evidence its agreement to be bound by the terms of Section 6.25.

GUARANTOR:

BROOKDALE SENIOR LIVING INC.,
a Delaware corporation

By:	/s/ George T. Hicks
Name:	George T. Hicks
Title:	Executive Vice President

Signature Page

Exhibit A

FORM OF LOAN BORROWING NOTICE

Date:  __________, 201_

To:                  General Electric Capital Corporation, as Administrative Agent

Re:	Fourth Amended and Restated Credit Agreement (as amended, modified, supplemented and extended from time to time, the "Credit Agreement"), dated as of ____________, 2014, by and among the Borrowers listed on Schedule I attached hereto, and the borrowers who become a party thereto by execution of a Borrower Joinder Agreement (collectively, the "Borrowers"), the Lenders identified therein, and GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby requests a Borrowing:

1.            On:  _______________, 201_ (which is a Business Day).

2.	In the amount of: ___________________.

With respect to any Borrowing requested herein, the undersigned Borrower Representative hereby represents and warrants that (i) such request complies with the requirements of Section 2.01(a) of the Credit Agreement and (ii) each of the conditions set forth in Section 2.02 of the Credit Agreement has been satisfied on and as of the date of such Borrowing.

BROOKDALE SENIOR LIVING INC.,
a Delaware corporation

By:
Name:
Title:

Schedule I to Loan Borrowing Notice

Borrower	State of Organization
BLC Wellington-Cleveland, LLC	DE
BLC Wellington-Colonial Heights, LLC	DE
BLC Wellington-Gardens, LLC	DE
AHC Monroe Township, LLC	DE
AHC Southland – Ormond Beach, LLC	DE
BLC Atrium-Jacksonville SNF, LLC	DE
BLC Jackson Oaks, LLC	DE
AHC Sterling House of Harbison, LLC	DE
AHC Properties, Inc.	DE
BLC Adrian-GC, LLC	DE
BLC Wellington-Kingston, LLC	DE
BLC Wellington-Johnson City, LLC	DE
BKD Sterling House of Cedar Hill, LLC	DE
BKD Sterling House of Palestine, LLC	DE
BKD Sterling House of Waxahachie, LLC	DE
BKD Sterling House of Enid, LLC	DE
BKD Sterling House of Oklahoma City South, LLC	DE
BKD Sterling House of Oklahoma City North, LLC	DE
BKD Sterling House of Midwest City, LLC	DE
BKD Sterling House of Edmond, LLC	DE
BLC Southerland Place-Midlothian, LLC	DE
BLC Windsor Place, LLC	DE
BLC Southerland Place-Germantown, LLC	DE
BLC Emerald Crossings, LLC	DE
BKD Sterling House of Bowling Green, LLC	DE
BKD Sterling House of Mansfield, LLC	DE
Brookdale Place at Fall Creek, LLC	DE
Brookdale Place at Willow Lake, LLC	DE
Brookdale Place of West Hartford LLC	DE
Brookdale Place at Kenwood, LLC	DE

Borrower	State of Organization
BREA Tucson LLC	DE
BREA Colorado Springs LLC	DE
BREA Denver LLC	DE
BREA East Mesa LLC	DE
BREA Emerson LLC	DE
BREA Overland Park LLC	DE
BREA Peoria LLC	DE
BREA Reno LLC	DE
BREA Roanoke LLC	DE
BREA Sarasota LLC	DE
BREA Charlotte LLC	DE
BREA Sun City West LLC	DE
BREA Wayne LLC	DE
BREA West Orange LLC	DE
BREA Palmer Ranch LLC	DE
EmeriMesa LLC	DE
ESC-Arbor Place, LLC	WA
PHNTUS LO Joliet SCU LLC	DE
Emerihrt Creekview LLC	DE
Emerihrt Roanoke LLC	DE
Emerichip Walla Walla LLC	DE
Brookdale Place of Wooster, LLC	DE
AH North Carolina Owner, LLC	DE
BKD Sterling House of DeSoto, LLC	DE
BKD Clare Bridge of Olympia, LLC	DE

Exhibit A-1

FORM OF SWING LOAN REQUEST

Date:  __________, 201_

To:                 General Electric Capital Corporation, as Administrative Agent

Re:	Fourth Amended and Restated Credit Agreement (as amended, modified, supplemented and extended from time to time, the "Credit Agreement"), dated as of ___________, 2014, by and among the Borrowers listed on Schedule I attached hereto, and the borrowers who become a party thereto by execution of a Borrower Joinder Agreement (collectively, the "Borrowers"), the Lenders identified therein, and GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby requests a Swing Loan:

1.            On:  _______________, 201_ (which is a Business Day).

2.	In the amount of: ___________________.

With respect to any Swing Loan requested herein, the undersigned Borrower Representative hereby represents and warrants that (i) such request complies with the requirements of Section 2.05 of the Credit Agreement and (ii) each of the conditions set forth in Section 2.05 of the Credit Agreement have been satisfied on and as of the date of such Swingline Loan.

BROOKDALE SENIOR LIVING INC.,
a Delaware corporation

By:
Name:
Title:

Schedule I to Swing Loan Request

Borrower	State of Organization
BLC Wellington-Cleveland, LLC	DE
BLC Wellington-Colonial Heights, LLC	DE
BLC Wellington-Gardens, LLC	DE
AHC Monroe Township, LLC	DE
AHC Southland – Ormond Beach, LLC	DE
BLC Atrium-Jacksonville SNF, LLC	DE
BLC Jackson Oaks, LLC	DE
AHC Sterling House of Harbison, LLC	DE
AHC Properties, Inc.	DE
BLC Adrian-GC, LLC	DE
BLC Wellington-Kingston, LLC	DE
BLC Wellington-Johnson City, LLC	DE
BKD Sterling House of Cedar Hill, LLC	DE
BKD Sterling House of Palestine, LLC	DE
BKD Sterling House of Waxahachie, LLC	DE
BKD Sterling House of Enid, LLC	DE
BKD Sterling House of Oklahoma City South, LLC	DE
BKD Sterling House of Oklahoma City North, LLC	DE
BKD Sterling House of Midwest City, LLC	DE
BKD Sterling House of Edmond, LLC	DE
BLC Southerland Place-Midlothian, LLC	DE
BLC Windsor Place, LLC	DE
BLC Southerland Place-Germantown, LLC	DE
BLC Emerald Crossings, LLC	DE
BKD Sterling House of Bowling Green, LLC	DE
BKD Sterling House of Mansfield, LLC	DE
Brookdale Place at Fall Creek, LLC	DE
Brookdale Place at Willow Lake, LLC	DE
Brookdale Place of West Hartford LLC	DE
Brookdale Place at Kenwood, LLC	DE

Borrower	State of Organization
BREA Tucson LLC	DE
BREA Colorado Springs LLC	DE
BREA Denver LLC	DE
BREA East Mesa LLC	DE
BREA Emerson LLC	DE
BREA Overland Park LLC	DE
BREA Peoria LLC	DE
BREA Reno LLC	DE
BREA Roanoke LLC	DE
BREA Sarasota LLC	DE
BREA Charlotte LLC	DE
BREA Sun City West LLC	DE
BREA Wayne LLC	DE
BREA West Orange LLC	DE
BREA Palmer Ranch LLC	DE
EmeriMesa LLC	DE
ESC-Arbor Place, LLC	WA
PHNTUS LO Joliet SCU LLC	DE
Emerihrt Creekview LLC	DE
Emerihrt Roanoke LLC	DE
Emerichip Walla Walla LLC	DE
Brookdale Place of Wooster, LLC	DE
AH North Carolina Owner, LLC	DE
BKD Sterling House of DeSoto, LLC	DE
BKD Clare Bridge of Olympia, LLC	DE

Exhibit B-1

FORM OF REVOLVING NOTE

$_________________                                                                                                                                                                           ____________, 201_

FOR VALUE RECEIVED, the undersigned (collectively, the "Borrowers"), hereby promise to pay to [INSERT LENDER] or its registered assigns (the "Lender"), in accordance with the terms and conditions of the Credit Agreement (as hereinafter defined), the principal sum of ____________________ and No/100 dollars ($_____________), or so much of such principal sum as may be advanced or readvanced by Lender as Advances under the Loan established pursuant to that certain Fourth Amended and Restated Credit Agreement (as amended, modified, supplemented and extended from time to time, the "Credit Agreement"), dated as of ___________, 2014 by and among the Borrowers, the Lenders identified therein and General Electric Capital Corporation, as Administrative Agent.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrowers promise to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent's Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note, upon written notice to the Borrowers, may be declared to be, immediately due and payable all as provided in the Credit Agreement.  Advances made by the Lender may be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Advances and payments with respect thereto.

Except as otherwise provided for in the Credit Agreement, each Borrower, for itself, its respective successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note.

[This Note replaces and restates, in part, that certain Revolving Note dated [January 31, 2011] in the principal amount of [$______________], executed by the Borrowers and payable to the order of [                                                                        ], which in turn replaced and restated, in part, that certain Revolving Note dated [______________] in the principal amount of [$______________], executed by the Borrowers and payable to the order of [                                                                        ] (collectively, the "Prior Notes").  The indebtedness evidenced by the Prior Notes is not satisfied or extinguished by this Note, but is continued under the terms of this Note as to the stated principal amount hereof.]

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

BORROWERS:	BLC ATRIUM-JACKSONVILLE SNF, LLC,
BLC JACKSON OAKS, LLC,
AHC STERLING HOUSE OF HARBISON, LLC,
BLC WELLINGTON-CLEVELAND, LLC,
BLC WELLINGTON-COLONIAL HEIGHTS, LLC,
BLC WELLINGTON-GARDENS, LLC,
AHC SOUTHLAND-ORMOND BEACH, LLC,
AHC MONROE TOWNSHIP, LLC,
BLC ADRIAN-GC, LLC,
BLC WELLINGTON-KINGSTON, LLC,
BLC WELLINGTON-JOHNSON CITY, LLC,
BLC SOUTHERLAND PLACE-MIDLOTHIAN, LLC,
BLC SOUTHERLAND PLACE-GERMANTOWN, LLC,
BLC WINDSOR PLACE, LLC,
BLC EMERALD CROSSINGS, LLC,
BKD STERLING HOUSE OF WAXAHACIE, LLC,
BKD STERLING HOUSE OF EDMOND, LLC,
BKD STERLING HOUSE OF ENID, LLC,
BKD STERLING HOUSE OF MIDWEST CITY, LLC,
BKD STERLING HOUSE OF OKLAHOMA CITY NORTH, LLC,
BKD STERLING HOUSE OF OKLAHOMA CITY SOUTH, LLC,
BKD STERLING HOUSE OF CEDAR HILL, LLC,
BKD STERLING HOUSE OF PALESTINE, LLC,
BKD STERLING HOUSE OF BOWLING GREEN, LLC
BKD STERLING HOUSE OF MANSFIELD, LLC,
BROOKDALE PLACE AT FALL CREEK, LLC,
BROOKDALE PLACE AT WILLOW LAKE, LLC,
BROOKDALE PLACE OF WEST HARTFORD, LLC,
BROOKDALE PLACE AT KENWOOD, LLC,
each a Delaware limited liability company

By:
Name:     George T. Hicks
Title:          Executive Vice President

[Signatures Continued on Next Page]

BORROWERS (cont'd):	AH NORTH CAROLINA OWNER, LLC
BKD CLARE BRIDGE OF OLYMPIA, LLC
BKD STERLING HOUSE OF DESOTO, LLC
BREA CHARLOTTE LLC
BREA COLORADO SPRINGS LLC
BREA DENVER LLC
BREA EAST MESA LLC
BREA EMERSON LLC
BREA OVERLAND PARK LLC
BREA PALMER RANCH LLC
BREA PEORIA LLC
BREA RENO LLC
BREA ROANOKE LLC
BREA SARASOTA LLC
BREA SUN CITY WEST LLC
BREA TUCSON LLC
BREA WAYNE LLC
BREA WEST ORANGE LLC
BROOKDALE PLACE OF WOOSTER, LLC
EMERICHIP WALLA WALLA LLC
EMERIHRT CREEKVIEW LLC
EMERIHRT ROANOKE LLC
EMERIMESA LLC
PHNTUS LO JOLIET SCU LLC
each a Delaware limited liability company

By:
Name:    George T. Hicks
Title:        Executive Vice President

[Signatures Continued on Next Page]

BORROWERS (cont'd):                               AHC PROPERTIES, INC., a Delaware corporation

By:
Name:   George T. Hicks
Title:        Executive Vice President

ESC-ARBOR PLACE, LLC, a Washington limited liability company

BY:  Emeritus Corporation, its sole member

By:
Name:  George T. Hicks
Title:        Executive Vice President

Exhibit B-2

FORM OF TERM NOTE

TERM NOTE

$__________________________                                                                                                                                                         December      , 2014

FOR VALUE RECEIVED, the undersigned (collectively, the "Borrowers"), hereby promise to pay to  ______________________ or its registered assigns (the "Lender"), the principal sum of  ________________________ and No/100 dollars ($ _______________ ), in accordance with the terms and conditions of that certain Fourth Amended and Restated Credit Agreement (as amended, modified, supplemented and extended from time to time, the "Credit Agreement"), dated as of December ___, 2014 by and among the Borrowers, the Lenders identified therein and General Electric Capital Corporation, as Administrative Agent.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrowers promise to pay interest on the unpaid principal amount of this Note from the date hereof until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent's Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note, upon written notice to the Borrowers, may be declared to be, immediately due and payable all as provided in the Credit Agreement.  Advances made by the Lender may be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Advances and payments with respect thereto.

Except as otherwise provided for in the Credit Agreement, each Borrower, for itself, its respective successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note.

[Signature Pages Follow]

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

BORROWERS:
BLC ATRIUM-JACKSONVILLE SNF, LLC,
BLC JACKSON OAKS, LLC,
AHC STERLING HOUSE OF HARBISON, LLC,
BLC WELLINGTON-CLEVELAND, LLC,
BLC WELLINGTON-COLONIAL HEIGHTS, LLC,
BLC WELLINGTON-GARDENS, LLC,
AHC SOUTHLAND-ORMOND BEACH, LLC,
AHC MONROE TOWNSHIP, LLC,
BLC ADRIAN-GC, LLC,
BLC WELLINGTON-KINGSTON, LLC,
BLC WELLINGTON-JOHNSON CITY, LLC,
BLC SOUTHERLAND PLACE-MIDLOTHIAN, LLC,
BLC SOUTHERLAND PLACE-GERMANTOWN, LLC,
BLC WINDSOR PLACE, LLC,
BLC EMERALD CROSSINGS, LLC,
BKD STERLING HOUSE OF WAXAHACHIE, LLC,
BKD STERLING HOUSE OF EDMOND, LLC,
BKD STERLING HOUSE OF ENID, LLC,
BKD STERLING HOUSE OF MIDWEST CITY, LLC,
BKD STERLING HOUSE OF OKLAHOMA CITY NORTH, LLC,
BKD STERLING HOUSE OF OKLAHOMA CITY SOUTH, LLC,
BKD STERLING HOUSE OF CEDAR HILL, LLC,
BKD STERLING HOUSE OF PALESTINE, LLC,
BKD STERLING HOUSE OF BOWLING GREEN, LLC
BKD STERLING HOUSE OF MANSFIELD, LLC,
BROOKDALE PLACE AT FALL CREEK, LLC,
BROOKDALE PLACE AT WILLOW LAKE, LLC,
BROOKDALE PLACE OF WEST HARTFORD, LLC,
BROOKDALE PLACE AT KENWOOD, LLC,
each a Delaware limited liability company

By:
Name:  George T. Hicks
Title:      Executive Vice President

[Signatures Continued on Next Page]

BORROWERS (cont'd):	AH NORTH CAROLINA OWNER, LLC
BKD CLARE BRIDGE OF OLYMPIA, LLC
BKD STERLING HOUSE OF DESOTO, LLC
BREA CHARLOTTE LLC
BREA COLORADO SPRINGS LLC
BREA DENVER LLC
BREA EAST MESA LLC
BREA EMERSON LLC
BREA OVERLAND PARK LLC
BREA PALMER RANCH LLC
BREA PEORIA LLC
BREA RENO LLC
BREA ROANOKE LLC
BREA SARASOTA LLC
BREA SUN CITY WEST LLC
BREA TUCSON LLC
BREA WAYNE LLC
BREA WEST ORANGE LLC
BROOKDALE PLACE OF WOOSTER, LLC
EMERICHIP WALLA WALLA LLC
EMERIHRT CREEKVIEW LLC
EMERIHRT ROANOKE LLC
EMERIMESA LLC
PHNTUS LO JOLIET SCU LLC
each a Delaware limited liability company

By:
Name:   George T. Hicks
Title:        Executive Vice President

[Signatures Continued on Next Page]

BORROWERS (cont'd):	AHC PROPERTIES, INC., a Delaware corporation

By:
Name:    George T. Hicks
Title:         Executive Vice President

ESC-ARBOR PLACE, LLC, a Washington limited liability company

By:            Emeritus Corporation, its sole member

By:
Name:  George T. Hicks
Title:  Executive Vice President

Exhibit B-3

FORM OF SWINGLINE NOTE

$_________________                                                                                                                                                                  ______________, 201_

FOR VALUE RECEIVED, the undersigned (collectively, the "Borrowers"), hereby promise to pay to GENERAL ELECTRIC CAPITAL CORPORATION or its registered assigns (the "Swingline Lender"), in accordance with the terms and conditions of the Credit Agreement (as hereinafter defined), the principal sum of ____________________ and No/100 dollars ($_____________), this Note evidencing a Swing Loan made pursuant to that certain Fourth Amended and Restated Credit Agreement (as amended, modified, supplemented and extended from time to time, the "Credit Agreement"), dated as of ______________, 2014 by and among the Borrowers, Swingline Lender and the other Lenders identified therein and General Electric Capital Corporation, as Administrative Agent.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrowers promise to pay interest on the unpaid principal amount of this Note from the date of such Note until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Swingline Lender in Dollars in immediately available funds at the Administrative Agent's Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Swingline Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note, upon written notice to the Borrowers, may be declared to be, immediately due and payable all as provided in the Credit Agreement.  The Swing Loan made by the Swingline Lender may be evidenced by one or more loan accounts or records maintained by the Swingline Lender in the ordinary course of business.  The Swingline Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Swing Loan and payments with respect thereto.

Except as otherwise provided for in the Credit Agreement, each Borrower, for itself, its respective successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

BORROWERS:	BLC ATRIUM-JACKSONVILLE SNF, LLC,
BLC JACKSON OAKS, LLC,
AHC STERLING HOUSE OF HARBISON, LLC,
BLC WELLINGTON-CLEVELAND, LLC,
BLC WELLINGTON-COLONIAL HEIGHTS, LLC,
BLC WELLINGTON-GARDENS, LLC,
AHC SOUTHLAND-ORMOND BEACH, LLC,
AHC MONROE TOWNSHIP, LLC,
BLC ADRIAN-GC, LLC,
BLC WELLINGTON-KINGSTON, LLC,
BLC WELLINGTON-JOHNSON CITY, LLC,
BLC SOUTHERLAND PLACE-MIDLOTHIAN, LLC,
BLC SOUTHERLAND PLACE-GERMANTOWN, LLC,
BLC WINDSOR PLACE, LLC,
BLC EMERALD CROSSINGS, LLC,
BKD STERLING HOUSE OF WAXAHACIE, LLC,
BKD STERLING HOUSE OF EDMOND, LLC,
BKD STERLING HOUSE OF ENID, LLC,
BKD STERLING HOUSE OF MIDWEST CITY, LLC,
BKD STERLING HOUSE OF OKLAHOMA CITY NORTH, LLC,
BKD STERLING HOUSE OF OKLAHOMA CITY SOUTH, LLC,
BKD STERLING HOUSE OF CEDAR HILL, LLC,
BKD STERLING HOUSE OF PALESTINE, LLC,
BKD STERLING HOUSE OF BOWLING GREEN, LLC
BKD STERLING HOUSE OF MANSFIELD, LLC,
BROOKDALE PLACE AT FALL CREEK, LLC,
BROOKDALE PLACE AT WILLOW LAKE, LLC,
BROOKDALE PLACE OF WEST HARTFORD, LLC,
BROOKDALE PLACE AT KENWOOD, LLC,
each a Delaware limited liability company

By:
Name:  George T. Hicks
Title:      Executive Vice President

[Signatures Continued on Next Page]

BORROWERS (cont'd):	AH NORTH CAROLINA OWNER, LLC
BKD CLARE BRIDGE OF OLYMPIA, LLC
BKD STERLING HOUSE OF DESOTO, LLC
BREA CHARLOTTE LLC
BREA COLORADO SPRINGS LLC
BREA DENVER LLC
BREA EAST MESA LLC
BREA EMERSON LLC
BREA OVERLAND PARK LLC
BREA PALMER RANCH LLC
BREA PEORIA LLC
BREA RENO LLC
BREA ROANOKE LLC
BREA SARASOTA LLC
BREA SUN CITY WEST LLC
BREA TUCSON LLC
BREA WAYNE LLC
BREA WEST ORANGE LLC
BROOKDALE PLACE OF WOOSTER, LLC
EMERICHIP WALLA WALLA LLC
EMERIHRT CREEKVIEW LLC
EMERIHRT ROANOKE LLC
EMERIMESA LLC
PHNTUS LO JOLIET SCU LLC
each a Delaware limited liability company

By:
Name:    George T. Hicks
Title:        Executive Vice President

[Signatures Continued on Next Page]

BORROWERS (cont'd):                               AHC PROPERTIES, INC., a Delaware corporation

By:
Name:   George T. Hicks
Title:        Executive Vice President

ESC-ARBOR PLACE, LLC, a Washington limited liability company

By:            Emeritus Corporation, its sole member

By:
Name:  George T. Hicks
Title:     Executive Vice President

Exhibit C-1

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: __________, 201__

To:                  General Electric Capital Corporation, as Administrative Agent

Re:	Fourth Amended and Restated Credit Agreement (as amended, modified, supplemented and extended from time to time, the "Credit Agreement"), dated as of __________________, 2014, by and among the Borrowers listed on Exhibit A attached hereto, and the borrowers who become a party thereto by execution of a Borrower Joinder Agreement (collectively, the "Borrowers"), the Lenders identified therein, and GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned Responsible Officer of the Parent hereby certifies as of the date hereof that [he/she] is the _______________ of the Parent, and that, in [his/her] capacity as such, [he/she] is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Borrowers, and that:

[Use following paragraph 1 for fiscal year‑end financial statements:]

[1.            Attached hereto as Schedule 1 is the Form 10-K of the Parent as required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date.]

[Use following paragraph 1 for fiscal quarter‑end financial statements:]

[1.            Attached hereto as Schedule 1 is the Form 10-Q of the Parent, as required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the above date.  Such financial statements fairly present the financial condition, results of operations and cash flows of the Consolidated Parties in accordance with GAAP as at such date and for such period, subject only to normal year‑end audit adjustments and the absence of footnotes.]

2.            The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made, a review of the transactions and condition (financial or otherwise) of each Borrower and the Parent during the accounting period covered by the attached financial statements.

3.            A review of the activities of each member of the Credit Parties during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Credit Parties have performed and observed in all material respects all their respective Obligations under the Credit Documents, and

[select one:]

[to the best knowledge of the undersigned Responsible Officer during such fiscal period, each of the Credit Parties has performed and observed in all material respects each covenant and condition of the Credit Documents applicable to it.]

[or:]

[the following covenants or conditions of the Credit Documents have not been performed or observed in all material respects and the following is a list of any Default and its nature and status:]

4.            The representations and warranties of the Credit Parties contained in the Credit Agreement, any other Credit Document or any other certificate or document furnished at any time under or in connection with the Credit Documents, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date.

5.            The financial covenant analyses and information set forth on Schedule 2 hereto are true and accurate in all material respects on and as of the date of this Compliance Certificate.

            IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of __________, 201_.

BROOKDALE SENIOR LIVING INC.,
a Delaware corporation

By:
Name:
Title:

Exhibit A to Compliance Certificate

Borrower	State of Organization
BLC Wellington-Cleveland, LLC	DE
BLC Wellington-Colonial Heights, LLC	DE
BLC Wellington-Gardens, LLC	DE
AHC Monroe Township, LLC	DE
AHC Southland – Ormond Beach, LLC	DE
BLC Atrium-Jacksonville SNF, LLC	DE
BLC Jackson Oaks, LLC	DE
AHC Sterling House of Harbison, LLC	DE
AHC Properties, Inc.	DE
BLC Adrian-GC, LLC	DE
BLC Wellington-Kingston, LLC	DE
BLC Wellington-Johnson City, LLC	DE
BKD Sterling House of Cedar Hill, LLC	DE
BKD Sterling House of Palestine, LLC	DE
BKD Sterling House of Waxahachie, LLC	DE
BKD Sterling House of Enid, LLC	DE
BKD Sterling House of Oklahoma City South, LLC	DE
BKD Sterling House of Oklahoma City North, LLC	DE
BKD Sterling House of Midwest City, LLC	DE
BKD Sterling House of Edmond, LLC	DE
BLC Southerland Place-Midlothian, LLC	DE
BLC Windsor Place, LLC	DE
BLC Southerland Place-Germantown, LLC	DE
BLC Emerald Crossings, LLC	DE
BKD Sterling House of Bowling Green, LLC	DE
BKD Sterling House of Mansfield, LLC	DE
Brookdale Place at Fall Creek, LLC	DE
Brookdale Place at Willow Lake, LLC	DE
Brookdale Place of West Hartford LLC	DE
Brookdale Place at Kenwood, LLC	DE

Borrower	State of Organization
BREA Tucson LLC	DE
BREA Colorado Springs LLC	DE
BREA Denver LLC	DE
BREA East Mesa LLC	DE
BREA Emerson LLC	DE
BREA Overland Park LLC	DE
BREA Peoria LLC	DE
BREA Reno LLC	DE
BREA Roanoke LLC	DE
BREA Sarasota LLC	DE
BREA Charlotte LLC	DE
BREA Sun City West LLC	DE
BREA Wayne LLC	DE
BREA West Orange LLC	DE
BREA Palmer Ranch LLC	DE
EmeriMesa LLC	DE
ESC-Arbor Place, LLC	WA
PHNTUS LO Joliet SCU LLC	DE
Emerihrt Creekview LLC	DE
Emerihrt Roanoke LLC	DE
Emerichip Walla Walla LLC	DE
Brookdale Place of Wooster, LLC	DE
AH North Carolina Owner, LLC	DE
BKD Sterling House of DeSoto, LLC	DE
BKD Clare Bridge of Olympia, LLC	DE

Schedule 2

Financial Covenant Analysis

Consolidated Fixed Charge Coverage Ratio

1.            Consolidated EBITDA

(a)            net income of the Consolidated Parties, excluding any
non‑recurring or extraordinary gains and losses                                                                                                                                              $____________

(b)            an amount which, in the determination of net income for such period pursuant to Line (a) above, has been deducted for
or in connection with:

(i) Consolidated Interest Expense (plus, amortization of deferred financing costs, to the extent included in the determination of
     Consolidated Interest Expense per GAAP)                                                                                                                                                                                                                             $ ______________________

(ii) income taxes                                                                                                                                                                                                                                                                                                                            $  ______________________

(iii) depreciation and amortization                                                                                                                                                                                                                                                                 $_____________

                              (vi) net entrance fees received                                                                                                                                                                                                                                                                               $ ______________________

(v) non-cash compensation expenses                                                                                                                                                                                                                                                         $ ______________________

(vi) amortization of intangibles                                                                                                                                                                                                                                                                           $  ______________________

(vii) non-cash charges (i.e. loss on extinguishment of debt, equity in loss of unconsolidated ventures, change in
       fair value of derivatives, straight line rent, etc.)                                                                                                                                                                                                       $ ______________________

(viii) share of distributions from Unconsolidated Joint Ventures                                                                                                       $ ______________________

Sum of Lines (b)(i) through (b)(viii)                                                                                                                                                                                                                                                        $ _______________________

(c)            any other non-cash income                                                                                                                                                                                                                                                                                               $  ______________________

(d)            any cash payments made in respect to Line (b)(v) above
subsequent to the fiscal quarter in which the relevant
non-cash expenses or losses were reflected                                                                                                                                                                                                                               $  ______________________

(e)            Line (a) plus Line (b)(vii) minus Line (c) minus Line (d):                                                                                                                                                                                         $  ______________________

2.            Consolidated EBITDAR

(a)            Cash Lease Expense                                                                                                                                                                                                                                                                                                                      $  ______________________

(b)            Line 1(e)                                                                                                                                                                                                                                                                                                                                                          $  ______________________

(c)            Sum of Lines (a) and (b)                                                                                                                                                                                                                                                                                                       $  ______________________

3.            Consolidated Fixed Charges:

(a)            Consolidated Interest Expense                                                                                                                                                                                                                                                                                  $ ______________________

(b)            cash income taxes actually paid                                                                                                                                                                                                                                                                               $  ______________________

(c)            current scheduled principal payments of Indebtedness of
Parent and Subsidiaries                                                                                                                                                                                                                                                                                                  $ ______________________

(d)            dividends and distributions accrued on preferred stock                                                                                                                                 $ ______________________

(e)            pro rata share of expenses and payments referred to in
3(a) and 3(b) above of any unconsolidated Person in which
the Parent has an equity interest                                                                                                                                                                                                                                                                     $ ______________________

(f)            maintenance and capital expenditures ( $575 per Senior
Housing Unit per annum)                                                                                                                                                                                                                                                                                           $  ______________________

(g)            Sum of Lines (a) through (f)                                                                                                                                                                                                                                                                                        $ ______________________

4.            Consolidated Fixed Charge Coverage Ratio
equals Line 2(c) divided by Line 3(g)                                                                                                                                                                                                                                                  $ ______________________

Consolidated Tangible Net Worth

1.            Stockholders' Equity on a consolidated basis determined in accordance with GAAP, but with no upward adjustments due
to any revaluation of assets                                                                                                                                                                                                                                                                                   $ ______________________

2.            Minority Interests                                                                                                                                                                                                                                                                                                                            $  ______________________

3.            all accumulated net additions of Depreciation and Amortization Expense                                                                                        $ ______________________

4.            non-cash deferred gains from sale-leaseback transactions and
deferred entrance fee revenue                                                                                                                                                                                                                                                                        $  ______________________

5.            Intangible Assets (Includes Goodwill, Capitalized Loan Fees,
Resident and Operating Lease Intangibles, and other Intangibles                                                                                                     $ ______________________

6.            Consolidated Tangible Net Worth equals
Line 1 plus Line 2 plus Line 3 plus Line 4 minus Line 5                                                                                                                      $ ______________________

7.            Tangible Net Worth per Credit Agreement                                                                                                                                                                                                                                          $800,000,000

Exhibit C-2
FORM OF BORROWING BASE CERTIFICATE

General Electric Capital Corporation
____________________________
____________________________
____________________________
Attn:  _____________________________________________________

          The undersigned [_______________], Responsible Officer of the Parent hereby refers to the Fourth Amended and Restated Credit Agreement dated as of  ____________________, 2014 (as it may be amended, modified, extended or restated from time to time, the "Credit Agreement"), by and among the Borrowers listed on Exhibit A attached hereto (collectively, the "Borrowers"), the Guarantor (as defined therein), the Lenders (as defined therein) and General Electric Capital Corporation, as Administrative Agent.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

            The undersigned, on behalf of the Borrowers, hereby represents, warrants and certifies that, for the fiscal quarter ended _______________, 201_:

(a) Each Real Property Asset used in the calculation of the Borrowing Base Amount set forth on Schedule I hereto is a Borrowing Base Asset;

(b) Schedule I hereto accurately sets forth the Collateral Value of each of the Borrowing Base Assets with respect thereto;

(c)	Schedule I hereto accurately sets forth the Availability Amount as of the end of the fiscal quarter referred to above; and

(d) Schedule I hereto accurately sets forth the calculation of the Borrowing Base Amount as of the end of the fiscal quarter referred to above.

The undersigned [___________] Responsible Officer of the Parent hereby represents and warrants that he/she has the necessary power and authority to execute this Borrowing Base Certificate on behalf of the Borrowers and that such action has been duly authorized by all necessary action of the Borrowers prior to or on the date hereof.

                                                                                    BROOKDALE SENIOR LIVING INC.,
                                                                                    a Delaware corporation

                                                                                    By:
                                                                                    Name:
                                                                                    Title:

Exhibit A to Borrowing Base Certificate

Borrower	State of Organization
BLC Wellington-Cleveland, LLC	DE
BLC Wellington-Colonial Heights, LLC	DE
BLC Wellington-Gardens, LLC	DE
AHC Monroe Township, LLC	DE
AHC Southland – Ormond Beach, LLC	DE
BLC Atrium-Jacksonville SNF, LLC	DE
BLC Jackson Oaks, LLC	DE
AHC Sterling House of Harbison, LLC	DE
AHC Properties, Inc.	DE
BLC Adrian-GC, LLC	DE
BLC Wellington-Kingston, LLC	DE
BLC Wellington-Johnson City, LLC	DE
BKD Sterling House of Cedar Hill, LLC	DE
BKD Sterling House of Palestine, LLC	DE
BKD Sterling House of Waxahachie, LLC	DE
BKD Sterling House of Enid, LLC	DE
BKD Sterling House of Oklahoma City South, LLC	DE
BKD Sterling House of Oklahoma City North, LLC	DE
BKD Sterling House of Midwest City, LLC	DE
BKD Sterling House of Edmond, LLC	DE
BLC Southerland Place-Midlothian, LLC	DE
BLC Windsor Place, LLC	DE
BLC Southerland Place-Germantown, LLC	DE
BLC Emerald Crossings, LLC	DE
BKD Sterling House of Bowling Green, LLC	DE
BKD Sterling House of Mansfield, LLC	DE
Brookdale Place at Fall Creek, LLC	DE
Brookdale Place at Willow Lake, LLC	DE
Brookdale Place of West Hartford LLC	DE
Brookdale Place at Kenwood, LLC	DE

Borrower	State of Organization
BREA Tucson LLC	DE
BREA Colorado Springs LLC	DE
BREA Denver LLC	DE
BREA East Mesa LLC	DE
BREA Emerson LLC	DE
BREA Overland Park LLC	DE
BREA Peoria LLC	DE
BREA Reno LLC	DE
BREA Roanoke LLC	DE
BREA Sarasota LLC	DE
BREA Charlotte LLC	DE
BREA Sun City West LLC	DE
BREA Wayne LLC	DE
BREA West Orange LLC	DE
BREA Palmer Ranch LLC	DE
EmeriMesa LLC	DE
ESC-Arbor Place, LLC	WA
PHNTUS LO Joliet SCU LLC	DE
Emerihrt Creekview LLC	DE
Emerihrt Roanoke LLC	DE
Emerichip Walla Walla LLC	DE
Brookdale Place of Wooster, LLC	DE
AH North Carolina Owner, LLC	DE
BKD Sterling House of DeSoto, LLC	DE
BKD Clare Bridge of Olympia, LLC	DE

Schedule 1

BORROWING BASE AMOUNT CALCULATIONS

Total Collateral Value – Mortgaged Borrowing Base Assets

	Mortgaged Borrowing Base Assets	Collateral Value
Mortgaged Real Property Asset 1
Mortgaged Real Property Asset 2
Mortgaged Real Property Asset 3
Mortgaged Real Property Asset 4
Mortgaged Real Property Asset 5
Mortgaged Real Property Asset 6
Mortgaged Real Property Asset 7
Mortgaged Real Property Asset 8
Mortgaged Real Property Asset 9
Mortgaged Real Property Asset 10
Mortgaged Real Property Asset 11
Mortgaged Real Property Asset 12
Mortgaged Real Property Asset 13
Mortgaged Real Property Asset 14
Mortgaged Real Property Asset 15
Mortgaged Real Property Asset 16
Mortgaged Real Property Asset 17
Mortgaged Real Property Asset 18
Mortgaged Real Property Asset 19
Mortgaged Real Property Asset 20
	Total	$ -
	x	70%
A)	TOTAL COLLATERAL VALUE	$ -

Availability Amount – Mortgaged Borrowing Base Assets

Performing Assets (Not Skilled Nursing or Entrance Fee Facilities)	Revenue	Operating Expenses	5% Management Fee	Replacement Reserve	Adjustments	ANOI
Performing Asset 1						$ -
Performing Asset 2						-
Performing Asset 3						-
Performing Asset 4						-
Performing Asset 5						-
Performing Asset 6						-
Performing Asset 7						-
Performing Asset 8						-
Performing Asset 9						-
Performing Asset 10						-
Performing Asset 11						-
Performing Asset 12						-
Performing Asset 13						-

	Performing Asset 14						-
	Performing Asset 15						-
	Performing Asset 16						-
	Performing Asset 17						-
	Performing Asset 18						-
	Total	-	-	-	-	-	$ -
	Annualized	-	-	-	-	-	$ -
B)	Divided by 10%						$ -

Performing Assets – Skilled Nursing Facilities
	Real Property Asset 19						$ -
Real Property Asset 20
	Total	-	-	-	-	-	$ -
	Annualized	-	-	-	-	-	$ -
C)	Divided by 12%						$ -

Performing Assets – Entrance Fee Facilities
Performing Asset 21
Performing Asset 22
Total
Annualized
D)	Divided by 11.75%

E)	Plus (Net Entrance Fees recorded or earned during T12) x (5)

F)	AVAILABILITY AMOUNT (B+C+D+E))						$ -

MORTGAGED ASSETS BORROWING BASE AMOUNT (LESSER OF A AND F							$ -

Pledged Borrowing Base Amount

Total Collateral Value – Pledged Borrowing Base Assets

	Pledged Borrowing Base Assets	Collateral Value
Pledged Real Property Asset 1
Pledged Real Property Asset 2
Pledged Real Property Asset 3
Pledged Real Property Asset 4
Pledged Real Property Asset 5
Pledged Real Property Asset 6
Pledged Real Property Asset 7
Pledged Real Property Asset 8
Pledged Real Property Asset 9
Pledged Real Property Asset 10
Pledged Real Property Asset 11
Pledged Real Property Asset 12
Pledged Real Property Asset 13
Pledged Real Property Asset 14
Pledged Real Property Asset 15
Pledged Real Property Asset 16
Pledged Real Property Asset 17
Pledged Real Property Asset 18
Pledged Real Property Asset 19
Pledged Real Property Asset 20
	Total	$ -
	x	60%
A)	TOTAL COLLATERAL VALUE	$ -

Availability Amount – Pledged Borrowing Base Assets

Performing Assets (Not Skilled Nursing or Entrance Fee Facilities)	Revenue	Operating Expenses	5% Management Fee	Replacement Reserve	Adjustments	ANOI
Performing Asset 1						$ -
Performing Asset 2						-
Performing Asset 3						-
Performing Asset 4						-
Performing Asset 5						-
Performing Asset 6						-
Performing Asset 7						-
Performing Asset 8						-
Performing Asset 9						-
Performing Asset 10						-
Performing Asset 11						-
Performing Asset 12						-
Performing Asset 13						-
Performing Asset 14						-
Performing Asset 15						-

	Performing Asset 16						-
	Performing Asset 17						-
	Performing Asset 18						-
	Total	-	-	-	-	-	$ -
	Annualized	-	-	-	-	-	$ -
B)	Divided by 10%						$ -

Performing Assets - Skilled Nursing Facilities
	Real Property Asset 19						$ -
	Real Property Asset 20						-
	Total	-	-	-	-	-	$ -
	Annualized	-	-	-	-	-	$ -
C)	Divided by 12%						$ -

Performing Assets – Entrance Fee Facilities
Performing Asset 21
Performing Asset 22
Total
Annualized
D)	Divided by 11.75%

E)	Plus (Net Entrance Fees recorded or earned during T12) x (5)

F)	AVAILABILITY AMOUNT (B+C+D+E))						$ -

G)	MORTGAGED ASSETS BORROWING BASE AMOUNT multiplied by 10%						$ -
F)
PLEDGED ASSETS BORROWING BASE AMOUNT (LESSER OF A, F AND G)							$ -
BORROWING BASE AMOUNT (sum of Mortgaged Assets Borrowing Base Amount plus Pledged Assets Borrowing Base Amount)							$ -

Exhibit D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee").  Capitalized terms used but not defined herein have the meanings provided in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit and Guaranty included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the "Assigned Interest"); provided, however, the Assignor shall remain entitled to the indemnities set forth in Section 10.05 of the Credit Agreement pursuant to the terms thereof.  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

            1.            Assignor:       _________________________________________

            2.            Assignee:                                                                                                               [and is an
                                                                      Affiliate/Approved Fund of [identify Lender]]

3.	Borrowers:[Insert Names of all Borrowers] (collectively, the "Borrowers")

            4.            Administrative Agent:       General Electric Capital Corporation

            5.            Credit Agreement:                   The Fourth Amended and Restated Credit Agreement dated as of
_____________________________________ , 2014 by and among the Borrowers, the  Lenders party thereto and the Administrative Agent

6.            Assigned Interest:

Aggregate Amount of Commitment for all Lenders	Amount of Commitment Assigned*	Percentage Assigned of Commitment**

            7.            Trade Date:                                                      __________________***

      8.            Effective Date:                                          __________________****

* Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

** Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder, specifying whether it is a Revolving Loan Commitment or Term Loan Commitment.

***  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
**** To be inserted by Administrative Agent and shall be the effective date of recordation of transfer in the register therefor.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:                                                                                                                                                                      [NAME OF ASSIGNOR]

By:
Name:
Tile:

ASSIGNEE:	[NAME OF ASSIGNEE] By: Name: Title:

[Consented to and]*  Accepted:

GENERAL ELECTRIC CAPITAL CORPORATION,
as Administrative Agent

By:
Name:
Title:

[Consented to:]**

BROOKDALE SENIOR LIVING INC.
a Delaware corporation

By:
Name:
Title:

* To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
** To be deleted only if the consent of the Borrower is not required by the terms of the Credit Agreement.

Annex 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS

1.            Representations and Warranties.

1.1.            Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower or any Guarantors, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2.            Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.            Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.            General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Illinois, without regard to conflict of laws principles.

Exhibit E

FORM OF BORROWER JOINDER AGREEMENT

            THIS JOINDER AGREEMENT (this "Agreement"), dated as of _____________, 201_, is by and between [INSERT NEW BORROWERS], each a Delaware limited liability company (individually, each an "Additional Borrower" and collectively, the "Additional Borrowers", as the context may require), and GENERAL ELECTRIC CAPITAL CORPORATION, in its capacity as Administrative Agent under that certain Fourth Amended and Restated Credit Agreement dated as of ______________, 2014, by and among the Borrowers listed on Exhibit A attached hereto, and the borrowers who become a party thereto by execution of a Borrower Joinder Agreement (collectively, the "Original Borrowers"), Administrative Agent and the initial Lenders thereto (as may be amended, modified, restated or supplemented from time to time, the "Credit Agreement"). [ADD RECITATION OF PRIOR JOINDER AGREEMENTS IF APPLICABLE.] Original Borrowers and the Additional Borrowers who become a party to the Credit Agreement by execution of this Joinder Agreement are referred to collectively herein as the "Borrowers". Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

            The Credit Parties are required under the provisions of Section 6.15 of the Credit Agreement to cause each Additional Borrower to become a "Borrower".

            Accordingly, each Additional Borrower hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

            1.            Each Additional Borrower hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Additional Borrower will be deemed to be a party to the Credit Agreement and Notes and a "Borrower" for all purposes of the Credit Agreement and Notes, and shall have all of the obligations of a Borrower thereunder as if it had executed the Credit Agreement and Notes.  Each Additional Borrower hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Borrowers contained in the Credit Agreement.  Without limiting the generality of the foregoing terms of this paragraph 1, each Additional Borrower hereby jointly and severally together with the other Borrowers, promises to pay and guarantees to each Lender and the Administrative Agent, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

            2.            The Additional Borrower hereby acknowledges, agrees and confirms that, by its execution of this Agreement, each Additional Borrower will be deemed to be a party to the Security Agreement, and shall have all the obligations of an "Obligor" (as such term is defined in the Security Agreement) thereunder as if it had executed the Security Agreement.  Each Additional Borrower hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement.  Schedule 1 of the Security Agreement (Properties) is hereby amended and restated in its entirety as set forth on Schedule 2 hereto.  Without limiting the generality of the foregoing terms of this paragraph 2, each Additional Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders, a continuing security interest in, and, subject to the terms and conditions of the Security Agreement, a right of set off against any and all right, title and interest of the Additional Borrower in and to the Collateral (as such term is defined in Section 2 of the Security Agreement) of the Additional Borrower.  Each Additional Borrower hereby represents and warrants to the Administrative Agent that:

(i) Each Additional Borrower's chief executive office and chief place of business are (and for the prior four (4) months have been) located at the locations set forth on Schedule 1 hereto and each Additional Borrower keeps its books and records at such locations.

(ii) The type of Collateral owned by each Additional Borrower and the location of all Collateral owned by each Additional Borrower is as shown on Schedule 2 hereto.

(iii) Each Additional Borrower's legal name is as shown in this Agreement and no Additional Borrower has in the past four (4) months changed its name, been party to a merger, consolidation or other change in structure or used any tradename other than the name of the Borrowing Base Asset owned by such Additional Borrower and except as set forth on Schedule 3 hereto.

            4.            Each Additional Borrower hereby acknowledges, agrees and confirms that, by its execution of this Agreement, each Additional Borrower will be deemed to be a party to the Hazardous Materials Indemnity Agreement and an "Indemnitor" for all purposes of the Hazardous Materials Indemnity Agreement, and shall have all of the obligations of an Indemnitor thereunder as if it had executed the Hazardous Materials Indemnity Agreement.  Each Additional Borrower hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Indemnitor contained in the Hazardous Materials Indemnity Agreement.  Without limiting the generality of the foregoing terms of this paragraph 4, each Additional Borrower hereby jointly and severally together with the other Indemnitors, guarantees to each Lender and the Administrative Agent, the prompt payment and performance of the indemnification obligations and other covenants under the Hazardous Materials Indemnity Agreement strictly in accordance with the terms thereof.

5.            Each Additional Borrower hereby acknowledges, agrees and confirms that, by its execution of this Agreement, each Additional Borrower will be deemed to be a party to the Business Associate Agreement and a "Covered Entity" for all purposes of the Business Associate Agreement, and shall have all of the obligations of a Covered Entity thereunder as if it had executed the Business Associate Agreement.  Each Additional Borrower hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Covered Entity contained in the Business Associate Agreement.  Without limiting the generality of the foregoing terms of this paragraph 5, each Additional Borrower hereby jointly and severally together with the other Covered Entities, guarantees to each Lender and the Administrative Agent, the prompt performance of the obligations and covenants under the Business Associate Agreement strictly in accordance with the terms thereof.

6.            Each Additional Borrower hereby acknowledges, agrees and confirms that, by its execution of this Agreement, each Additional Borrower will be deemed to be a party to all of the other Credit Documents not specifically enumerated herein, other than any Mortgage Instrument or Assignment of Leases covering property not owned by such Additional Borrower (collectively, the "Other Credit Documents") for all purposes of the Other Credit Documents, and shall have all of the obligations of a Borrower thereunder as if it had executed the Other Credit Documents.  Each Additional Borrower hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Borrowers contained in the Other Credit Documents.  Without limiting the generality of the foregoing terms of this paragraph 6, each Additional Borrower hereby jointly and severally together with the other Borrowers, guarantees to each Lender and the Administrative Agent, the prompt performance of the obligations and covenants under the Other Credit Documents strictly in accordance with the terms thereof.

7.            The address of each Additional Borrower for purposes of all notices and other communications is described on Schedule 10.02 of the Credit Agreement.

            8.            The following changes are hereby deemed made to the Schedules attached to the Credit Agreement:  (a) the information set forth for each Additional Borrower on Schedule 1 hereto is added to Schedule 1.01, (b) the Allocable Amount for each Additional Borrower on Schedule 2.12 is as set forth on Schedule 4 hereto, (c) the corporate structure of each Additional Borrower on Schedule 5.11 is as set forth on Schedule 5 hereto, (d) the real property asset matters on Schedule 5.12 are as set  forth on Schedule 6 hereto, (e) the material contracts listed on Schedule 7 hereto are added to Schedule 5.13[A][B], [(f) [each] Additional Borrower is added to the listing of Borrowers subject to the Assignment of Claims Act on Schedule 5.13C, and (g) the Additional Borrower is added to Schedule 5.19.]

            9.            This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

          10.            This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Illinois, without regard to conflict of laws principles.

[Signatures appear on following page]

IN WITNESS WHEREOF, each Additional Borrower has caused this Joinder Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

                                                                                    [INSERT NEW BORROWERS]

                                                                                    By:
                                                                                    Name:
                                                                                    Title:

[Signatures continue on following page]

In acknowledgment and confirmation of the grant of a security interest in the Collateral (as such term is defined in Section 2 of the Security Agreement) located on, used in connection with or arising from the properties listed on Schedule 2 hereto, each of the below entities has caused this Joinder Agreement to be duly executed by its authorized officer, as of the day and year first above written.

[REVISE ENTITIES AS APPLICABLE]

BROOKDALE SENIOR LIVING COMMUNITIES, INC. (f/k/a Alterra Healthcare Corporation), a Delaware corporation

By:
Name:  George T. Hicks
Title:  Executive Vice President

BROOKDALE LIVING COMMUNITIES, INC., a Delaware corporation

By:
Name:  George T. Hicks
Title:  Executive Vice President

[signatures continue on following page]

                                                                      Acknowledged and accepted:

                                                                      GENERAL ELECTRIC CAPITAL CORPORATION,
                                                      as Administrative Agent

                                                                      By:
                                                                      Name:
                                                                      Title:

Exhibit A

TO FORM OF JOINDER AGREEMENT

Borrower	State of Organization
BLC Wellington-Cleveland, LLC	DE
BLC Wellington-Colonial Heights, LLC	DE
BLC Wellington-Gardens, LLC	DE
AHC Monroe Township, LLC	DE
AHC Southland – Ormond Beach, LLC	DE
BLC Atrium-Jacksonville SNF, LLC	DE
BLC Jackson Oaks, LLC	DE
AHC Sterling House of Harbison, LLC	DE
AHC Properties, Inc.	DE
BLC Adrian-GC, LLC	DE
BLC Wellington-Kingston, LLC	DE
BLC Wellington-Johnson City, LLC	DE
BKD Sterling House of Cedar Hill, LLC	DE
BKD Sterling House of Palestine, LLC	DE
BKD Sterling House of Waxahachie, LLC	DE
BKD Sterling House of Enid, LLC	DE
BKD Sterling House of Oklahoma City South, LLC	DE
BKD Sterling House of Oklahoma City North, LLC	DE
BKD Sterling House of Midwest City, LLC	DE
BKD Sterling House of Edmond, LLC	DE
BLC Southerland Place-Midlothian, LLC	DE
BLC Windsor Place, LLC	DE
BLC Southerland Place-Germantown, LLC	DE
BLC Emerald Crossings, LLC	DE
BKD Sterling House of Bowling Green, LLC	DE
BKD Sterling House of Mansfield, LLC	DE
Brookdale Place at Fall Creek, LLC	DE
Brookdale Place at Willow Lake, LLC	DE
Brookdale Place of West Hartford LLC	DE

Borrower	State of Organization
Brookdale Place at Kenwood, LLC	DE
BREA Tucson LLC	DE
BREA Colorado Springs LLC	DE
BREA Denver LLC	DE
BREA East Mesa LLC	DE
BREA Emerson LLC	DE
BREA Overland Park LLC	DE
BREA Peoria LLC	DE
BREA Reno LLC	DE
BREA Roanoke LLC	DE
BREA Sarasota LLC	DE
BREA Charlotte LLC	DE
BREA Sun City West LLC	DE
BREA Wayne LLC	DE
BREA West Orange LLC	DE
BREA Palmer Ranch LLC	DE
EmeriMesa LLC	DE
ESC-Arbor Place, LLC	WA
PHNTUS LO Joliet SCU LLC	DE
Emerihrt Creekview LLC	DE
Emerihrt Roanoke LLC	DE
Emerichip Walla Walla LLC	DE
Brookdale Place of Wooster, LLC	DE
AH North Carolina Owner, LLC	DE
BKD Sterling House of DeSoto, LLC	DE
BKD Clare Bridge of Olympia, LLC	DE

Schedule 1

TO FORM OF JOINDER AGREEMENT

LEGAL NAME	STATE OF INCORPORATION/ FORMATION	PRINCIPAL PLACE OF BUSINESS AND CHIEF EXECUTIVE OFFICE
See Below.
See Below.

Principal Place of Business/Chief Executive Office:

c/o Brookdale Senior Living Inc.
111 Westwood Place, Suite 400
Brentwood, Tennessee  37027
Attention:  Co-General Counsel

Schedule 2

TO FORM OF JOINDER AGREEMENT

PROPERTY	ADDRESS

Schedule 3

TO FORM OF JOINDER AGREEMENT

Trade Names/Name Changes

Schedule 4

TO FORM OF JOINDER AGREEMENT

Borrower	Borrowing Base Asset	Allocable Amount

Schedule 5

TO FORM OF JOINDER AGREEMENT
[add corporate structure information for each Additional Borrower]

Schedule 6

TO FORM OF JOINDER AGREEMENT

Property Name	Property Location (include county)	Facility Type	Senior Housing Units	Fee Owner

Schedule 7

TO FORM OF JOINDER AGREEMENT

[Describe material contracts/leases]

Exhibit F

FORM OF LENDER JOINDER AGREEMENT

THIS LENDER JOINDER AGREEMENT (this "Agreement") dated as of __________, 201__ to the Credit Agreement referenced below is by and among [INSERT NEW LENDER] (the "New Lender"), [INSERT NAMES OF BORROWERS] (the "Borrowers"), certain Lenders identified therein, and General Electric Capital Corporation, as administrative agent (in such capacity, the "Administrative Agent") for the Lenders.  All of the defined terms of the Credit Agreement are incorporated herein by reference.

W I T N E S S E T H

WHEREAS, pursuant to that Fourth Amended and Restated Credit Agreement dated as of ______________, 2014 (as amended and modified from time to time, the "Credit Agreement"), by and among the Borrowers, the Lenders and the Administrative Agent, the Lenders have agreed to provide the Borrowers with a revolving credit facility;

WHEREAS, pursuant to Section 2.01(b) of the Credit Agreement, the Borrowers have requested that the New Lender provide an additional Commitment under the Credit Agreement; and

WHEREAS, the New Lender has agreed to provide the additional Commitment on the terms and conditions set forth herein and to become a "Lender" under the Credit Agreement in connection therewith;

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            The New Lender hereby agrees to provide Commitments to the Borrowers in the amounts set forth on Schedule 2.01 to the Credit Agreement as attached hereto.  The Commitment Percentage of the New Lender shall be as set forth on Schedule 2.01.

2.            The New Lender (a) represents and warrants that it is a commercial lender, other financial institution or other "accredited" investor (as defined in SEC Regulation D) that makes or acquires loans in the ordinary course of business and that it will make or acquire its Extension of Credit for its own account in the ordinary course of business, (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 6.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (e) agrees that, as of the date hereof, the New Lender shall (i) be a party to the Credit Agreement and the other Credit Documents, (ii) be a "Lender" for all purposes of the Credit Agreement and the other Credit Documents, (iii) perform all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a "Lender" under the Credit Agreement and (iv) shall have the rights and obligations of a Lender under the Credit Agreement and the other Credit Documents.

3.            Each of the Borrowers and the Guarantor agree that, as of the date hereof, the New Lender shall (i) be a party to the Credit Agreement and the other Credit Documents, (ii) be a "Lender" for all purposes of the Credit Agreement and the other Credit Documents, and (iii) have the rights and obligations of a Lender under the Credit Agreement and the other Credit Documents.

4.            The address of the New Lender for purposes of all notices and other communications is __________________, __________________________, Attention of ______________ (Facsimile No. _______________).

5.            This Agreement may be executed in any number of counterparts and by the various parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one contract.  Delivery of an executed counterpart of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

6.            This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Illinois, without regard to conflict of laws principles.

IN WITNESS WHEREOF, each of the parties hereto has caused this Lender Joinder Agreement to be executed by a duly authorized officer as of the date first above written.

NEW LENDER:                                                          [INSERT NEW LENDER],
 as New Lender

                                        By:
                                        Name:
                                        Title:

BORROWERS:                                                                      [Insert Borrowers Signature Blocks]

Accepted and Agreed:

GENERAL ELECTRIC CAPITAL
CORPORATION, as Administrative Agent

By:
Name:
Title:

Exhibit G

FORM OF GUARANTY

THIS GUARANTY (this "Guaranty"), dated as of ______________, 20__, is given by BROOKDALE SENIOR LIVING INC., a Delaware corporation (the "Guarantor"), in favor of GENERAL ELECTRIC CAPITAL CORPORATION, in its capacity as administrative agent (in such capacity, the "Administrative Agent") for the Lenders under the Fourth Amended and Restated Credit Agreement, dated as of ______________, 2014 (as amended and modified, the "Credit Agreement") among [INSERT NAMES OF BORROWERS OR REFERENCE SCHEDULE], and the borrowers who become a party thereto by execution of a Borrower Joinder Agreement (collectively, the "Borrowers"), the Lenders identified therein and the Administrative Agent.  Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

RECITALS:
WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed, subject to the terms and conditions contained therein, to make available a revolving loan to the Borrowers; and

WHEREAS, in connection with the Credit Agreement, the Lenders have required, among other things, the Guarantor to guarantee all of the Borrowers' obligations arising under the Credit Agreement and the other Credit Documents referred to therein;

NOW, THEREFORE, for and in consideration of the execution and delivery by the Lenders of the Credit Agreement, and other good and valuable consideration, receipt whereof is hereby acknowledged, Guarantor hereby agrees as follows:

1.            Guaranty of Payment.  The Guarantor hereby irrevocably and unconditionally guarantees to the Administrative Agent and the Lenders as primary obligor and not as surety, the prompt payment, when due, by acceleration or otherwise, of the Indebtedness.  For the purposes hereof, "Indebtedness" shall mean, without duplication, all Obligations of the Borrowers (including, without limitation, interest accruing after an event of bankruptcy or insolvency, regardless of whether such interest is allowed as a claim under any Debtor Relief Laws and all related Attorney Costs) to the Lenders and the Administrative Agent, whenever arising, under the Credit Agreement, the Notes or the other Credit Documents, whether such Indebtedness is now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired, as such Indebtedness may be modified, extended, renewed or replaced from time to time.  The guaranty of the Guarantor as set forth in this section is a guaranty of payment and not of collection.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, the obligations of the Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.

2.            Release of Collateral, Parties Liable, etc.  The Guarantor agrees that the whole or any part of the security now or hereafter held for the Indebtedness may be exchanged, compromised, released or surrendered from time to time; that neither the Administrative Agent nor the Lenders shall have any obligation to protect, perfect, secure or insure any Liens now or hereafter held for the Indebtedness or the properties subject thereto; that the time or place of payment of the Indebtedness may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; that the Borrowers may be granted indulgences generally; that any provisions of the Credit

Documents or any other documents executed in connection with this transaction, may be modified, amended or waived; that any party liable for the payment of the Indebtedness may be granted indulgences or released; and that any deposit balance for the credit of the Borrowers or any other party liable for the payment of the Indebtedness or liable upon any security therefor may be released, in whole or in part, at, before and/or after the stated, extended or accelerated maturity of the Indebtedness, all without notice to or further assent by the Guarantor, who shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

3.            Waiver of Rights.  The Guarantor expressly waives:  (a) notice of acceptance of this Guaranty by the Administrative Agent and the Lenders and of all extensions of credit to the Borrowers by the Administrative Agent or any Lender; (b) presentment and demand for payment of any of the Indebtedness; (c) protest and notice of dishonor or of default to the Guarantor or to any other party with respect to the Indebtedness or with respect to any security therefor; (d) notice of the Administrative Agent or any Lender obtaining, amending, substituting for, releasing, waiving or modifying the Indebtedness, any security interest, liens, or the encumbrances now or hereafter securing the Indebtedness, or the Administrative Agent's or any Lender's subordinating, compromising, discharging or releasing such security interests, liens or encumbrances; (e) all other notices to which the Guarantor might otherwise be entitled; (f) demand for payment under this Guaranty; (g) rights under any law or regulation of any jurisdiction or any event affecting any term of a guaranteed obligation and (h) any right to assert against the Administrative Agent or any Lender, as a defense, counterclaim, set-off, or cross-claim any defense (legal or equitable), set-off, counterclaim or claim which the Guarantor may now or hereafter have against the Administrative Agent or any Lender or any Borrower, but such waiver shall not prevent the Guaranty from asserting against the Administrative Agent or any Lender in a separate action, any claim, action, cause of action, or demand that the Guarantor might have, whether or not arising out of this Guaranty.

4.            Primary Liability of the Guarantor.  The Guarantor agrees that this Guaranty may be enforced by the Administrative Agent and the Lenders without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to the Notes or any collateral now or hereafter securing the Indebtedness or otherwise, and the Guarantor hereby waives the right to require the Administrative Agent and the Lenders to proceed against the Borrowers or any other person or to require the Administrative Agent and the Lenders to pursue any other remedy or enforce any other right.  In addition, the Guarantor hereby waives and renounces any and all rights it has or may have for subrogation, indemnity, reimbursement or contribution against the Borrowers for amounts paid under this Guaranty.  This waiver is expressly intended to prevent the existence of any claim in respect of such subrogation, indemnity, reimbursement or contribution by the Guarantor against the estate of any Borrower within the meaning of Section 101 of the United States Bankruptcy Code, and to prevent the Guarantor from being deemed a "creditor" of such Borrower in respect of such subrogation, indemnity, reimbursement or contribution within the meaning of Section 547(b) of the United States Bankruptcy Code in the event of a subsequent case involving any Borrower.  The Guarantor further agrees that nothing contained herein shall prevent the Administrative Agent or the Lenders from suing on the Notes or foreclosing its security interest in or lien on any collateral now or hereafter securing the Indebtedness or from exercising any other rights available to the Administrative Agent or the Lenders under the Notes, or any other instrument of security if neither the Borrowers nor the Guarantor timely performs the obligations of the Borrowers thereunder, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of the Guarantor's obligations hereunder; it being the purpose and intent of the Guarantor that the Guarantor's obligations hereunder shall be absolute, independent and unconditional under any and all circumstances.  Neither the Guarantor's obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Borrowers, by reason of any Borrower's bankruptcy or insolvency or by reason of the invalidity or unenforceability of all or any portion of the Indebtedness.

The Guarantor acknowledges that the term "Indebtedness" as used herein includes any payments made by the Borrowers to the Administrative Agent or any Lender and subsequently recovered by the Borrowers or a trustee for the Borrowers pursuant to the Borrowers' bankruptcy or insolvency and that the guaranty of the Guarantor hereunder shall be reinstated to the extent of such recovery.

5.            Reserved.

6.            Term of this Guaranty; Warranties.  This Guaranty shall continue in full force and effect until the Indebtedness is fully and indefeasibly paid, performed and discharged and all Commitments under the Credit Agreement shall have been terminated.  This Guaranty covers the Indebtedness whether presently outstanding or arising subsequent to the date hereof including all amounts advanced by the Administrative Agent or any Lender in stages or installments.  The Guarantor warrants and represents to the Administrative Agent (a) that the Guarantor is a corporation or limited liability company, duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (b) that the Guarantor has all corporate or organizational powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, (c) that the execution and delivery by the Guarantor of this Guaranty and the other Credit Documents to which it is a party and the performance by the Guarantor of its obligations hereunder and thereunder are within the corporate or organizational power of the Guarantor, have been duly authorized by all necessary corporate or other action, require no action by or in respect of, or filing with, any governmental body, agency or official (except for any such action or filing that has been taken and is in full force and effect) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or bylaws or operating agreement (or other constitutional documents) of the Guarantor or of any material agreement, judgment, injunction, order, decree, or other material instrument binding upon the Guarantor or result in the creation or imposition (other than pursuant to the Credit Documents) of any Lien on any asset of the Guarantor, (d) that this Guaranty and the other Credit Documents to which the Guarantor may be a party constitute valid and binding agreements of the Guarantor and, when executed and delivered, will constitute valid and binding obligations of the Guarantor enforceable in accordance with their terms and (e) all representations and warranties set forth in this Section 6 and all representations, warranties and covenants of the Guarantor contained in any certificate, or any of the Credit Documents (including, but not limited to, any such representation, warranty or covenant made in or in connection with any amendment thereto) shall constitute representations, warranties and covenants under this Guaranty to the same extent and with the same force as if fully set forth herein.

7.            Further Representations and Warranties.  The Guarantor agrees that the Administrative Agent and the Lenders will have no obligation to investigate the financial condition or affairs of the Borrowers for the benefit of the Guarantor nor to advise the Guarantor of any fact respecting, or any change in, the financial condition or affairs of the Borrowers which might come to the knowledge of the Administrative Agent or any Lender at any time, whether or not the Administrative Agent or any Lender knows or believes or has reason to know or believe that any such fact or change is unknown to the Guarantor or might (or does) materially increase the risk of the Guarantor as guarantor or might (or would) affect the willingness of the Guarantor to continue as guarantor with respect to the Indebtedness.

8.            Additional Liability of Guarantor.  The provisions of Section 3.01 of the Credit Agreement are hereby incorporated by reference and shall have the same force and effect as if set forth fully herein.  If the Guarantor is or becomes liable for any indebtedness owing by the Borrowers to the Administrative Agent or any Lender by endorsement or otherwise other than under this Guaranty, such liability shall not be in any manner impaired or reduced hereby but shall have all and the same force and effect it would have had if this Guaranty had not existed and the Guarantor's liability hereunder shall not be in any manner impaired or reduced thereby.

9.            Cumulative Rights.  All rights of the Administrative Agent and the Lenders hereunder or otherwise arising under any documents executed in connection with or as security for the Indebtedness are separate and cumulative and may be pursued separately, successively or concurrently, or not pursued, without affecting or limiting any other right of the Administrative Agent or any Lender and without affecting or impairing the liability of the Guarantor.

10.            Usury.  Notwithstanding any other provisions herein contained, no provision of this Guaranty shall require or permit the collection from the Guarantor of interest in excess of the maximum rate or amount that the Guarantor may be required or permitted to pay pursuant to any applicable law.  In the event any such interest is collected, it shall be applied in reduction of the Guarantor's obligations hereunder, and the remainder of such excess collected shall be returned to the Guarantor once such obligations have been fully satisfied.

11.            The Administrative Agent.  In acting under or by virtue of this Guaranty, the Administrative Agent shall be entitled to all the rights, authority, privileges and immunities provided in Article IX of the Credit Agreement, all of which provisions are incorporated by reference herein with the same force and effect as if set forth herein.  The Guarantor hereby releases the Administrative Agent from any liability for any act or omission relating to this Guaranty, except such as may result from the Administrative Agent's gross negligence or willful misconduct.

12.            Successors and Assigns.  This Guaranty shall be binding on and enforceable against the Guarantor and its successors and assigns.  This Guaranty is intended for and shall inure to the benefit of the Administrative Agent and each Lender and each Eligible Assignee who shall from time to time be or become the owner or holder of any of the Indebtedness, and each and every reference herein to "Administrative Agent" or "Lender" shall include and refer to each and every successor or Eligible Assignee of the Administrative Agent or any Lender at any time holding or owning any part of or interest in any part of the Indebtedness.  This Guaranty shall be transferable and negotiable with the same force and effect, and to the same extent, that the Indebtedness is transferable and negotiable, it being understood and stipulated that upon assignment or transfer by the Administrative Agent or any Lender of any of the Indebtedness the legal holder or owner of the Indebtedness (or a part thereof or interest therein thus transferred or assigned by the Administrative Agent or any Lender) shall (except as otherwise stipulated by the Administrative Agent or any such Lender in its assignment) have and may exercise all of the rights granted to the Administrative Agent or such Lender under this Guaranty to the extent of that part of or interest in the Indebtedness thus assigned or transferred to said person.  The Guarantor expressly waives notice of transfer or assignment of the Indebtedness, or any part thereof, or of the rights of the Administrative Agent or any Lender hereunder.  Failure to give notice will not affect the liabilities of the Guarantors hereunder.

13.            Application of Payments.  The Administrative Agent and each Lender shall apply any payments received pursuant to this Guaranty as follows: first, to all costs and expenses of the Administrative Agent (including without limitation reasonable and documented attorneys' fees and expenses) incurred in connection with the implementation and/or enforcement of this Guaranty and/or any of the other Credit Documents; second, to all reasonable and documented costs and expenses of the Lenders (including without limitation reasonable attorneys' fees and expenses) incurred in connection with the enforcement of this Guaranty and/or any of the other Credit Documents; third, to the principal amount of the Indebtedness; fourth, to such of the Indebtedness consisting of accrued but unpaid interest and fees; fifth, to all other amounts payable with respect to the Indebtedness; and sixth, to the surplus, if any, to the Guarantor or as otherwise required by Law.

14.            Modifications.  This Guaranty and the provisions hereof may be changed, discharged or terminated only by an instrument in writing signed by the Guarantor and the Administrative Agent.

15.            Discharge and Release.  In the event that the Indebtedness shall have been paid in full and the obligations of the Lenders to extend credit to the Borrower under the Credit Agreement shall have terminated, the Administrative Agent, on behalf of the Lenders, shall discharge and release the Guarantor from all of its obligations under this Guaranty.  Upon any such release and discharge, the Administrative Agent, on behalf of the Lenders, will execute and deliver to the Guarantor such documents as their guarantors shall reasonably request to evidence such discharge and release.

16.            Notices.  All communications provided for herein shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party (a) at its address, facsimile number or telex number shown below or (b) at such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the other party hereto:

if to the Guarantor:

Brookdale Senior Living Inc.
111 Westwood Place, Suite 400
 Brentwood, Tennessee  37027
Attention:                                            Co-General Counsel
Telephone:                                        615-564-8232
Facsimile:                                          615-564-8204
E-mail:                                                     cwhite@Brookdaleliving.com

with a copy to:
Rogers & Hardin
 2700 International Tower
229 Peachtree Street
Atlanta, Georgia  30303
Attention:                                             Carolyn Dobbins
Telephone:                                        404-420-4644
Facsimile:                                          404-230-0937
E-mail:                                                     cdobbins@RH-law.com

if to the Administrative Agent:
Credit Contact
500 W. Monroe Street, 14th Floor
Chicago, Illinois  60661
Attention:                                                                                Jeff Bothwell
Telephone:                                                                             (312) 441-7611
Facsimile:                                                                               (866) 769-9861
E-mail:                                                                                           jeff.bothwell@ge.com

Operations Contact
500 W. Monroe Street, 14th Floor
Chicago, Illinois  60661
Attention:                                                                           Dana Scheppmann
Telephone:                                                                       (312) 441-6719
Facsimile:                                                                         (312) 276-8619
Electronic Mail:                                                     dana.scheppmann@ge.com

with a copy to:

5804 Trailridge Drive
Austin, Texas  78731
Attention:                                                                        Diana Pennington
                                      Chief Counsel – HFS Real Estate
Telephone:                                                                    (512) 458-8526
Facsimile:                                                                      (866) 221-0433
E-mail:                                                                                diana.pennington@ge.com

Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in or pursuant to this Section and the appropriate answerback is received, (ii) if given by mail, three (3) business days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in or pursuant to this Section.

17.            Severability.  In the event that any provision hereof shall be deemed to be invalid by reason of the operation of any law or by reason of the interpretation placed thereon by any court, this Guaranty shall be construed as not containing such provision, but only as to such jurisdictions where such law or interpretation is operative, and the invalidity of such provision shall not affect the validity of any remaining provision hereof, and any and all other provisions hereof which are otherwise lawful and valid shall remain in full force and effect.

18.            Applicable Law; Consent to Jurisdiction and Venue; Waiver of Jury Trial.  THIS GUARANTY AND THE OTHER CREDIT DOCUMENTS AND ALL MATTERS RELATING THERETO SHALL, EXCEPT TO THE EXTENT OTHERWISE REQUIRED BY APPLICABLE LAW, BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.  THE GUARANTOR HEREBY SUBMITS TO THE JURISDICTION AND VENUE OF THE STATE AND FEDERAL COURTS OF ILLINOIS AND AGREES THAT THE ADMINISTRATIVE AGENT AND THE LENDERS MAY, AT THEIR OPTION, ENFORCE THEIR RESPECTIVE RIGHTS HEREUNDER AND UNDER THE OTHER CREDIT DOCUMENTS IN SUCH COURTS.  THE GUARANTOR HEREBY IRREVOCABLY WAIVES THE DEFENSE OF AN INCONVENIENT FORUM FOR MAINTENANCE OF ANY ACTION OR PROCEEDING BY THE ADMINISTRATIVE AGENT OR THE LENDERS IN SUCH COURTS.  THE GUARANTOR AND THE ADMINISTRATIVE AGENT, (ON BEHALF OF ITSELF AND THE LENDERS) HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER OF THE CREDIT DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

19.            Headings.  The headings in this instrument are for convenience of reference only and shall not limit or otherwise affect the meaning of any provisions hereof.

20.            Counterparts.  This Guaranty may be executed in any number of counterparts and by different parties hereto on separate counterparts, each constituting an original, but all together one and the same instrument.

21.            Rights of the Required Lenders.  All rights of the Administrative Agent hereunder, if not exercised by the Administrative Agent, may be exercised by the Required Lenders.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed as of the date first above written.

GUARANTOR:	BROOKDALE SENIOR LIVING INC., a Delaware corporation
By:
Name:
Title:

EXHIBIT H

FORM OF PARTIAL RELEASE LETTER

[______________], 201__

VIA EMAIL AND OVERNIGHT DELIVERY

The parties listed on Schedule I attached hereto c/o Brookdale Senior Living, Inc. 111 Westwood Place, Suite 400 Brentwood, Tennessee 37027 Attention: Co-General Counsel	Brookdale Senior Living, Inc. 111 Westwood Place, Suite 400 Brentwood, Tennessee 37027 Attention: Co-General Counsel

Re:	Loan to the parties listed on Schedule I attached hereto by General Electric Capital Corporation, a Delaware corporation (in its individual capacity, "GECC" and in its capacity as agent for the Lenders, together with its successors, "Administrative Agent"), and the financial institutions other than GECC who are or hereafter become parties to the Credit Agreement (hereinafter defined) (together with GECC collectively, or individually, as the context may require, "Lender"), under Loan Number 07-0004350 (the "Loan")

Ladies and Gentlemen:
We are writing to provide you with a paydown amount with respect to a portion of the above referenced Loan allocated to the [Insert Names of Borrower(s) requesting pay off and partial release] (collectively, the "Paydown Borrowers"), which Loan was made pursuant to that certain Fourth Amended and Restated Credit Agreement dated __________, 2014 (as renewed, amended, increased, extended and restated from time to time, the "Credit Agreement") by and among the Paydown Borrowers,  the parties other than Paydown Borrowers listed on Schedule I attached hereto (collectively, the "Remaining Borrowers" and together with the Paydown Borrowers and any other borrower from time to time party thereto, collectively, the "Borrowers"), Brookdale Senior Living, Inc., as guarantor ("Guarantor") and Lender.  The aggregate release price in the Loan allocated to the Paydown Borrowers is $________ (hereinafter referred to as the "Paydown Amount").
As soon as practicable after (a) the satisfaction in Administrative Agent's sole discretion of the conditions set forth in Section 7.12 of the Credit Agreement (the "Paydown Conditions"), (b) receipt by Administrative Agent of the Borrowers' and Guarantor's facsimile of its countersignature to this letter, and (c) Administrative Agent's receipt of the Paydown Amount on behalf of Lender (satisfaction of clauses (a), (b) and (c) collectively, the "Paydown Satisfaction"), Administrative Agent will conduct an audit of the Tax Impound deposit and the Replacement Escrow Fund allocated to the Paydown Borrowers and held by Administrative Agent (collectively the "Escrow Deposit").  If Administrative Agent determines that there is a surplus in the Escrow Deposit, Administrative Agent will release such surplus to the Paydown Borrowers.
Upon the Paydown Satisfaction, (a) all of Administrative Agent and Lender's commitments to extend further credit to the Paydown Borrowers under the Credit Agreement and other loan documents evidencing and securing the Loan (collectively, the "Credit Documents") shall terminate, (b) the obligations of the Paydown Borrowers under the Credit Agreement and Credit Documents shall terminate (other than any provision of any of the Credit Documents which survives repayment of the indebtedness and termination of the Credit Documents), (c) all liens and security interests securing the assets of the Paydown Borrowers shall be satisfied, released and discharged and (d) Administrative Agent will execute such documentation as is necessary to provide for the release of any accounts in the name of the Paydown Borrowers that are subject to a blocked account agreement or other similar agreement that restricts such accounts.
Following the Paydown Satisfaction, the Borrowers (or their designee) and/or Administrative Agent (or its designee) is authorized to take such other action and make such filings necessary to document or effectuate the termination and release of the security interests and liens described therein, including filing Uniform Commercial Code ("UCC") termination statements and releases of liens with the appropriate filing offices with respect to the Paydown Borrowers and the respective assets of the Paydown Borrowers (the "Release Documentation") at the Paydown Borrowers' sole cost and expense.  The release of the liens and security interests described herein is limited strictly as written to the Paydown Borrowers, and does not and shall not be deemed to constitute a release of the security interest, liens or other rights of Administrative Agent or Lender with respect to the Remaining Borrowers or any real or personal property, improvements, or other assets of the Remaining Borrowers.
Payment of the Paydown Amount and any other amount owing pursuant to the Paydown Conditions should be made by wire transfer in accordance with the following instructions:
Bank Name:	Deutsche Bank Trust Co. New York, New York
ABA #:	021001033
Account #:	50-256-477
Reference:	Brookdale Revolver #4350

Administrative Agent on behalf of Lender hereby reserves the right to adjust the Paydown Amount and any other amount owing pursuant to the Paydown Conditions in the event that a mathematical, typographical, bookkeeping or clerical error is discovered.
The Paydown Satisfaction does not affect any rights of Administrative Agent or Lender, or obligations of the Remaining Borrowers or any other borrowers named in the Credit Documents, the Guarantor, the addressee of this letter or its affiliates and/or subsidiaries, or any other obligor, in connection with the Loan or any other outstanding credit facility (other than the Paydown Borrowers), all of which survive the Paydown Satisfaction.
Pursuant to Section 7.12(a)(ii)(C) of the Credit Agreement, Borrowers further certify to Administrative Agent and Lenders that no Default or Event of Default shall exist immediately after giving effect to the release of the Paydown Borrower contemplated herein.
For and in consideration of Administrative Agent and Lender's agreements set forth herein, the Borrowers and Guarantor forever release and discharge the Administrative Agent and Lender, their officers, directors, employees, agents, representatives, successors and assigns (collectively, the "Released Parties") from any and all claims, causes of action, damages and liabilities of any nature whatsoever, known or unknown, which such person ever had, now has or might hereafter have against the Administrative Agent and Lender which relates, directly or indirectly, to any of the Credit Documents or the Loan; provided, however, that the release of claims arising after the date hereof shall only be made by the Paydown Borrowers.

For and in consideration of the Administrative Agent's and Lender's agreements contained herein, (a) Borrowers jointly and severally agree to reimburse and pay, within three days of demand therefore, in immediately available funds, all losses, liabilities, charges, expenses and fees which Administrative Agent or Lender may incur as a result of any non-payment, claim, refund or charge back of any checks or other items which have been credited to the Paydown Borrowers' loan account with Administrative Agent, together with all expenses and other charges incident thereto, and (b) Borrowers jointly and severally agree to reimburse and pay, within three days of demand therefore, in immediately available funds, all losses, liabilities, charges, expenses and fees (i) which Administrative Agent or Lender may have incurred or may now or hereafter incur (including without limitation, any fees of Administrative Agent or Lender or its counsel associated with the filing any UCC termination statements or other releases of liens) in connection with the transactions contemplated hereby which have not as yet been reflected in the Paydown Borrowers loan account which the Paydown Borrowers are or may be required to bear pursuant to the Credit Documents and (ii) which Administrative Agent or Lender may incur as a result of errors in calculation of any amounts due to Administrative Agent or Lender by Paydown Borrowers.
This letter shall become binding upon Administrative Agent and Lender only upon the Paydown Satisfaction.  Delivery of a photocopy or telecopy of an executed counterpart of this letter shall be effective as delivery of a manually executed original counterpart of this letter.
[Signature Pages Follow]

Very Truly Yours, GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as Administrative Agent for Lender By: Name: Title:

[Signatures Continued on Following Pages]

PAYDOWN BORROWERS:	[INSERT SIGNATURE BLOCKS OF PAYDOWN BORROWERS]

REMAINING BORROWERS:	[INSERT SIGNATURE BLOCKS OF REMAINING BORROWERS]

SCHEDULE I
Borrowers
Borrower	State of Organization
BLC Wellington-Cleveland, LLC	DE
BLC Wellington-Colonial Heights, LLC	DE
BLC Wellington-Gardens, LLC	DE
AHC Monroe Township, LLC	DE
AHC Southland – Ormond Beach, LLC	DE
BLC Atrium-Jacksonville SNF, LLC	DE
BLC Jackson Oaks, LLC	DE
AHC Sterling House of Harbison, LLC	DE
AHC Properties, Inc.	DE
BLC Adrian-GC, LLC	DE
BLC Wellington-Kingston, LLC	DE
BLC Wellington-Johnson City, LLC	DE
BKD Sterling House of Cedar Hill, LLC	DE
BKD Sterling House of Palestine, LLC	DE
BKD Sterling House of Waxahachie, LLC	DE
BKD Sterling House of Enid, LLC	DE
BKD Sterling House of Oklahoma City South, LLC	DE
BKD Sterling House of Oklahoma City North, LLC	DE
BKD Sterling House of Midwest City, LLC	DE
BKD Sterling House of Edmond, LLC	DE
BLC Southerland Place-Midlothian, LLC	DE
BLC Windsor Place, LLC	DE
BLC Southerland Place-Germantown, LLC	DE
BLC Emerald Crossings, LLC	DE
BKD Sterling House of Bowling Green, LLC	DE
BKD Sterling House of Mansfield, LLC	DE
Brookdale Place at Fall Creek, LLC	DE
Brookdale Place at Willow Lake, LLC	DE
Brookdale Place of West Hartford LLC	DE

Borrower	State of Organization
Brookdale Place at Kenwood, LLC	DE
BREA Tucson LLC	DE
BREA Colorado Springs LLC	DE
BREA Denver LLC	DE
BREA East Mesa LLC	DE
BREA Emerson LLC	DE
BREA Overland Park LLC	DE
BREA Peoria LLC	DE
BREA Reno LLC	DE
BREA Roanoke LLC	DE
BREA Sarasota LLC	DE
BREA Charlotte LLC	DE
BREA Sun City West LLC	DE
BREA Wayne LLC	DE
BREA West Orange LLC	DE
BREA Palmer Ranch LLC	DE
EmeriMesa LLC	DE
ESC-Arbor Place, LLC	WA
PHNTUS LO Joliet SCU LLC	DE
Emerihrt Creekview LLC	DE
Emerihrt Roanoke LLC	DE
Emerichip Walla Walla LLC	DE
Brookdale Place of Wooster, LLC	DE
AH North Carolina Owner, LLC	DE
BKD Sterling House of DeSoto, LLC	DE
BKD Clare Bridge of Olympia, LLC	DE

Exhibit I

FORM OF NEGATIVE PLEDGE INSTRUMENT

NEGATIVE PLEDGE AGREEMENT

Date: As of                                                                      , 201[   ]
_____________________

Prepared by and
upon recordation, return to:
Janis H. Loegering, Esq.
Locke Lord LLP
2200 Ross Avenue, Suite 2200
 Dallas, Texas 75201

NEGATIVE PLEDGE AGREEMENT

This NEGATIVE PLEDGE AGREEMENT (this "Agreement"), dated as of  __________________, 201[ ], by  ____________________, a _______________________  ("Pledgor") for the benefit of GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation ("Agent")  with reference to the following:

A.            Pledgor, certain affiliates of Pledgor (the "Other Borrower Parties"), Agent and the Lenders (as defined in the Credit Agreement, as hereinafter defined) have executed that certain Fourth Amended and Restated Credit Agreement dated [of even date herewith][December , 2014] (as amended, modified, supplemented, extended, renewed or replaced from time to time, the "Credit Agreement"), pursuant to which Lenders have agreed to make a term loan and revolving credit facility to Pledgor and the Other Borrower Parties in the maximum principal amount of $500,000,000 (as amended, modified, supplemented, extended, renewed or replaced from time to time, the "Loan").  All capitalized terms herein shall have the meanings ascribed to them in the Credit Agreement unless otherwise defined in this Agreement.

B.            Agent and the Lenders have required that Pledgor agree to not encumber the property located at  ___________________________, as more fully described on Exhibit "A" attached hereto and commonly known as "_________________ " (the "Property").

NOW, THEREFORE, in consideration of Agent's and Lenders' execution of the Credit Agreement and agreement to make Advances thereunder, and for other consideration, the receipt and sufficiency of which is hereby acknowledged, Pledgor agrees as follows:

1.            Negative Pledge.  So long as any amounts remain outstanding pursuant to the terms of the Notes and Credit Agreement and until payment and performance in full of all obligations due and owing or otherwise to be performed thereunder, the Pledgor covenants and agrees Pledgor shall not pledge, sell, assign, mortgage, encumber, hypothecate, create, assume, incur or suffer to exist any Lien in, of or on the Property.  Pledgor acknowledges  that failure to comply with the terms of this Agreement, unless waived by Agent in writing, shall constitute an Event of Default under the Credit Agreement and that Agent shall have all rights and remedies thereunder.  As used herein, "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, filed financing statement, assignment, security interest, pledge, charge or encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement), but does not include Permitted Encumbrances.  As used herein "Permitted Encumbrances" shall mean: .
(a)            easements, licenses, access agreement, restrictions, and other matters of a similar nature (as opposed to a lien or other matter than may be exercised to divorce Pledgor from title to the Property) of record from time to time;
(c)            such other matters as may be expressly consented to in writing by Agent;

(d)            real estate taxes on the Property not yet delinquent;
(e)            leases and the rights of tenants under leases in effect from time to time;
(f)            inchoate liens for labor or materials; and
(g)            Liens securing indebtedness permitted under Section 7.02(d) of the Credit Agreement.
Notwithstanding the foregoing, if any mechanic's or other Lien is filed against the Property purporting to be for labor or material furnished or to be furnished on behalf of Pledgor, or for any other reason relating to the acts or omissions of Pledgor, then Pledgor will at its expense, cause such Lien to be discharged of record by payment, bond or otherwise within twenty (20) days after the filing thereof; and provided if such lien is so removed or bonded it shall not constitute a default hereunder.  Pledgor represents and warrants to Agent that there are currently no Liens affecting the Property.
2.            Negative Pledge to Others Prohibited.  So long as any amounts remain outstanding pursuant to the terms of the Notes and Credit Agreement and until payment and performance in full of all obligations due and owing or otherwise to be performed thereunder, the Pledgor will not agree, covenant, warrant, represent or otherwise commit with or to any entity, other than the Agent, to not incur, create, assume or permit to exist any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on all or any of the Property.

3.            Binding Agreement.  This Agreement shall be binding upon Pledgor and its successors and assigns and inure to the benefit of Agent, any Lender and their successors and assigns.

4.            Entire Agreement.  This Agreement embodies the entire agreement and understanding between the Pledgor and the Agent and supersedes all prior agreements and understandings between the Pledgor and the Agent relating to the subject matter hereof.

5.            Benefits of this Agreement.  This Agreement shall not be construed so as to confer any right or benefit upon any person or entity other than the parties to this Agreement and their respective successors and assigns.

6.            Expenses; Indemnification.  The Pledgor agrees to reimburse the Agent for any costs, internal charges and out‑of‑pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Agent) paid or incurred by the Agent in connection with the enforcement of this Agreement.

7.            Severability of Provisions.  Any provision in this Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable.

8.            GOVERNING LAW; JURISDICTION; ETC.  THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN

CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY ARE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES.

9.            GOVERNING LAW; JURISDICTION; ETC. GOVERNING LA JURISDICTION.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS SITTING IN CHICAGO OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, PLEDGOR CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON‑EXCLUSIVE JURISDICTION OF THOSE COURTS.  PLEDGOR IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR OTHER DOCUMENT RELATED THERETO. PLEDGOR WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

10.            WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  PLEDGOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON COULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as of the date and year first above written.

PLEDGOR:

________________________________________________,
a ___________________________________

By: ______________________
Name:  George T. Hicks
Title:   ______________________________________________

STATE OF
COUNTY OF
The foregoing instrument was acknowledged before me this ____ day of  ___________________, 201__   by George T. Hicks,  ________________________ of  _____________________________,  a  __________________________________________, on behalf of such ____________________________________________.
WITNESS my hand and official seal.
_____________________________________
Notary Public

(SEAL)

Exhibit "A"
LEGAL DESCRIPTION

Exhibit J

FORM OF PLEDGE AGREEMENT
Loan No. 07-0004350
OWNERSHIP PLEDGE, ASSIGNMENT OF MEMBERSHIP INTERESTS AND
SECURITY AGREEMENT

THIS OWNERSHIP PLEDGE, ASSIGNMENT OF MEMBERSHIP INTERESTS AND SECURITY AGREEMENT (this "Assignment") is made as of __________________, 2014 by __________________________________, a __________________________ ("Grantor"), to and in favor of GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as administrative agent for the Lenders under the hereinafter described Credit Agreement (together with its successors and assigns in such capacity, "Administrative Agent"), for the benefit of the Lenders (as defined in the Credit Agreement, as hereinafter defined).
RECITALS

A.            Grantor is the sole member of [_______________________] (the "Company").
B.            The Company, certain affiliates of the Company (the "Other Borrower Parties"), Administrative Agent and the Lenders have executed that certain Fourth Amended and Restated Credit Agreement dated [of even date herewith][December ________ 2014] (as amended, modified, supplemented, extended, renewed or replaced from time to time, the "Credit Agreement"), pursuant to which Lenders have agreed to make a term loan and revolving credit facility to the Company and the Other Borrower Parties in the maximum principal amount of $500,000,000 (as amended, modified, supplemented, extended, renewed or replaced from time to time, the "Loan").  All capitalized terms herein shall have the meanings ascribed to them in the Credit Agreement unless otherwise defined in this Assignment.
C.            To evidence the Loan, the Company and the Other Borrower Parties (collectively, the "Borrowers") have executed one or more promissory notes dated of even date with the Credit Agreement payable to the order of Lenders in the stated aggregate principal amount of $500,000,000.00 (as renewed, amended, increased, restated and extended from time to time, and together with all notes executed in renewal, extension, replacement and substitution therefor, collectively the "Note").
D.            Grantor will benefit from the Loan made to the Company under the terms of the Credit Agreement.
E.            As a condition precedent to Lenders' and Administrative Agent's entering into the Credit Agreement and making advances under the Loan, Lenders have required that Grantor execute and deliver this Assignment to Administrative Agent for the benefit of Lenders to secure the prompt payment of the Indebtedness (as defined in the Credit Agreement) and the prompt payment performance and observance of all of the other obligations of the Company under the Credit Documents, whether now existing or hereafter arising or incurred, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired (the "Secured Obligations").
NOW, THEREFORE, in consideration of the making of the Loan, the covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.    Defined Terms.

As used in this Assignment, the following terms shall have the following meanings:
"Assignment" shall mean this Ownership Pledge, Assignment of Membership Interests and Security Agreement, as the same may from time to time be amended or supplemented.
"Code" shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of Illinois.
"Formation Agreement" or "Formation Agreements" shall mean, collectively, the operating agreements of the Company, as described on Exhibit B attached hereto, pursuant to which the Company was formed, as such agreement may be hereafter amended from time to time in accordance with the terms of this Assignment.
"Proceeds" shall mean "proceeds", as such term is defined in the Code and, in any event, shall include, but not be limited to, (i) any and all payments (in any form whatsoever) made or due and payable to Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Pledged Collateral (as hereinafter defined) by any governmental body, authority, bureau or agency (or any person acting under color of governmental authority), (ii) any and all amounts paid or payable to Grantor for or in connection with any sale or other disposition of Grantor's interests in the Company and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Pledged Collateral.
2.    Grant of Security Interest.

As security for the prompt and complete payment and performance when due of the Secured Obligations, Grantor hereby grants to Administrative Agent for the benefit of Lenders a security interest in and pledges to Administrative Agent for the benefit of Lenders all of the following (all of which being herein collectively called the "Pledged Collateral"):
(a)            all of Grantor's right, title and interest as a member in the Company, including without limitation, all distributions with respect to the Pledged Collateral and all of Grantor's right to receive distributions at any time or from time to time of cash and other property, real, personal or mixed, from the Company upon complete or partial liquidation or otherwise;

(b)            all of Grantor's right, title and interest, if any, to participate in the management and voting of the Company;

(c)            all of Grantor's right, title and interest in and to:

(i)	all rights, privileges, authority and power of Grantor as owner and holder of the items specified in (a) and (b) above, including but not limited to, all contract rights related thereto;
(ii)	all options and other agreements for the purchase or acquisition of any interests in the Company; and
(iii)	any document or certificate representing or evidencing Grantor's rights and interests in the Company; and
(d)            to the extent not otherwise included, all Proceeds and products of any of the foregoing.

3.    Representations and Warranties.

Grantor represents and warrants to Administrative Agent and Lenders that:
(a)            Grantor is the sole owner of each item of the Pledged Collateral, free and clear of any and all liens and claims whatsoever except for the security interest granted to Administrative Agent for the benefit of Lenders pursuant to this Assignment.  No other person has control of any of the Pledged Collateral.

(b)            No security agreement, financing statement, assignment, or equivalent security or lien instrument or continuation statement covering all or any part of the Pledged Collateral is on file or of record in any public office or at the records of the Company, except financing statements with respect to the Pledged Collateral filed by Administrative Agent for the benefit of Lenders pursuant to this Assignment.

(c)            Upon the filing of all appropriate financing statements under the Code, all steps necessary to create and perfect the security interest created by this Assignment as a valid and continuing first lien on and first perfected security interest in the Pledged Collateral in favor of Lender, prior to all other liens, security interests and other claims of any sort whatsoever will have been taken.

(d)            This Assignment has been duly authorized, properly executed and delivered and constitutes the valid and legally binding obligation of Grantor and both this Assignment and the security interest created by this Assignment are fully enforceable, in accordance with its terms against Grantor and creditors of and purchasers from Grantor, except, with respect to liens or other interests accorded a superior priority as a matter of law and subject to bankruptcy, insolvency, fraudulent conveyance, and similar laws affecting the rights of creditors generally.

(e)            Grantor has not changed its name, or used, adopted or discontinued the use of any trade name, fictitious name or other trade name or trade style.

(f)    Grantor's interests in the Company consist of the percentage interests as set forth in Exhibit A, attached hereto and incorporated herein by reference, including the same percentage interests in all distributions by the Company to its members of cash or other property, whether in complete or partial liquidation or otherwise.

(g)            Grantor has all requisite power, statutory and otherwise, to execute and deliver this Assignment, to perform Grantor's obligations hereunder and to subject the Pledged Collateral to the security interest created hereby, all of which has been duly authorized by all necessary action.

(h)            No amendments or supplements have been made to the Formation Agreements since they were originally entered into [except the amendments described on Exhibit A], each Formation Agreement remains in effect, and no party to the Formation Agreement is presently in default thereunder.

(i)    Grantor has the right (subject, however, to the Securities Act of 1933, as amended and/or other applicable laws regulating the sale generally of such interests) to transfer all or any part of the Pledged Collateral free of any lien or encumbrance.

(j)    No authorization, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body (except for filing of financing statements) is required to be obtained or made by Grantor either (i) for Grantor's granting of a security interest in the Pledged Collateral pursuant to this Assignment, or the execution, delivery or performance of this Assignment by Grantor, (iii) the perfection of the security interest granted hereby, or (iv) the exercise by Administrative Agent on behalf of Lenders of the rights or remedies with respect to the Pledged Collateral granted in this Assignment (except as may be required in connection with such disposition by securities laws).

(k)            Grantor is a ____________________, with its principal place of business at ____________________________________, and is in good standing in the State of _____________.  Grantor's organizational identification number is set forth on Exhibit A.  [delete if Grantor is not an entity]

(l)    Upon the transfer of the Pledged Collateral, or any part thereof, to any party pursuant to Section 10 below, the Company shall continue in existence.

(m)            As of the date hereof, there are no certificates, instruments or other documents (except the Formation Agreement) evidencing any of the Pledged Collateral.

(n)            The Company is a [limited liability company] duly formed, validly existing and in good standing under the laws of the state of its formation as set forth on Exhibit B, with its principal place of business as set forth on Exhibit B.

4.    Covenants.  Grantor covenants and agrees that from and after the date of this Assignment and until the Secured Obligations are fully satisfied:

(a)            Further Documentation; Pledge of Instruments.  At any time and from time to time, upon the written request of Administrative Agent, and at the sole expense of Grantor,

Grantor will promptly and duly execute and deliver any and all such further instruments and documents and take such further actions as Administrative Agent may reasonably deem necessary or desirable to obtain the full benefits of this Assignment and of the rights and powers granted herein, including without limitation the execution and filing of any financing or continuation statements under the Code in effect in any jurisdiction with respect to the security interest granted hereby and, if otherwise required hereunder, transferring Pledged Collateral to the possession of Administrative Agent for the benefit of Lenders (if a security interest in such Pledged Collateral can be perfected only by possession).  Grantor also hereby authorizes Administrative Agent to file any such financing or continuation statements without the signature of Grantor to the extent otherwise permitted by the Code or other applicable law.  If any amount payable under or in connection with any of the Pledged Collateral shall be or become evidenced by any promissory note, certificate, or other instrument (other than an instrument which constitutes chattel paper under the Code), such note or instrument shall be immediately pledged hereunder and a security interest therein hereby granted to Administrative Agent for the benefit of Lenders and shall be duly endorsed in a manner satisfactory to Administrative Agent and delivered to Administrative Agent.  If at any time Grantor's right or interest in any of the Pledged Collateral becomes an interest in real property, Grantor immediately shall execute, acknowledge and deliver to Administrative Agent such further documents as Administrative Agent deems necessary or advisable to create a first priority perfected mortgage lien in favor of Administrative Agent for the benefit of Lenders in such real property interest.

(b)            Priority of Liens.  Grantor will defend the right, title and interest hereunder of Administrative Agent for the benefit of Lenders as a first priority security interest in the Pledged Collateral against the claims and demands of all persons whomsoever.

(c)            Notices.  Grantor will advise Administrative Agent promptly, in reasonable detail, (i) of any lien, security interest, encumbrance or claim made or asserted against any of the Pledged Collateral, (ii) of any distribution of cash or other property by the Company that is not in the ordinary course of business, whether in complete or partial liquidation or otherwise, and of any other change in the composition of the Pledged Collateral, Grantor or the Company, and (iii) of the occurrence of any other event which would have a material adverse effect on the aggregate value of the Pledged Collateral or on the security interest created hereunder.

(d)            Continuous Perfection.  Grantor will not change Grantor's name in any manner which might make any financing or continuation statement filed hereunder seriously misleading within the meaning of Section 9‑506(b) of the Code (or any other then‑applicable provision of the Code) unless Grantor shall have given Administrative Agent at least thirty (30) days prior written notice thereof and shall have taken all action (or made arrangements to take such action substantially simultaneously with such change if it is impossible to take such action in advance) necessary or reasonably requested by Administrative Agent to amend such financing statement or continuation statement so that it is not seriously misleading.  Grantor will not sign or authorize the signing on Grantor's behalf of any financing statement naming Grantor as debtor covering all or any portion of the Pledged Collateral, except financing statements naming Administrative Agent (for the benefit of Lenders) as secured party.

(e)            Place of Business.  Grantor will (a) not change Grantor's state of formation, principal place of business or office where Grantor keeps its books and records relating to the

Pledged Collateral from the location(s) set forth on Exhibit A without giving Administrative Agent prior notice thereof and (b) take such action as is necessary or reasonably requested by Administrative Agent to cause the security interest of Lenders in the Pledged Collateral to continue to be perfected.

(f)    Transfer of Assets.  Grantor will not directly or indirectly sell, pledge, mortgage, assign, transfer, or otherwise dispose of or create or suffer to be created any lien, security interest, charging order, or encumbrance on any of the Pledged Collateral other than as contemplated by this Assignment.

(g)            Performance of Obligations.  Grantor will perform all of Grantor's obligations under the Formation Agreement prior to the time that any interest or penalty would attach against Grantor or any of the Pledged Collateral as a result of Grantor's failure to perform any of such obligations, and Grantor will do all things necessary to maintain the Company as a limited liability company under the laws of the jurisdiction of its organization and to maintain Grantor's interest in the Company in full force and effect without diminution.

(h)            Formation Agreement.  Grantor will not (i) suffer or permit any amendment or modification of any Formation Agreement without the prior written consent of Administrative Agent, (ii) withdraw as a member of the Company, or (iii) waive, release, or compromise any rights or claims Grantor may have against any other party which arise under any Formation Agreement.  Grantor will not vote under any Formation Agreement to cause the Company to dissolve, liquidate, merge or consolidate with any other entity or take any other action under any Formation Agreement that would adversely affect the security interest created by this Assignment, including without limitation the value or priority thereof or an election by the Company to have the membership interests conferred under its Formation Agreement be governed under Article 8 of the Code.  Grantor will not permit, suffer or otherwise consent to the modification or redemption of existing interests in the Company or the issuance of any new or additional interests in the Company or options or other agreements granting any right to receive interests in the Company.

(i)    Stay or Extension Laws.  Grantor will not at any time claim, take, insist upon or invoke the benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisement of the Pledged Collateral prior to any sale or sales thereof to be made pursuant to the provisions hereof or pursuant to the decree, judgment, or order of any court of competent jurisdiction; nor, after such sale or sales, claim or exercise any right under any statute now or hereafter made or enacted by any state to redeem the property so sold or any part thereof, and Grantor hereby expressly waives, on behalf of Grantor and each and every person claiming by, through and under Grantor, all benefit and advantage of any such law or laws, and covenants that Grantor will not invoke or utilize any such law or laws or otherwise hinder, delay, or impede the execution of any power, right or remedy herein or hereby granted and delegated to Administrative Agent for the benefit of Lenders, but will authorize, allow, and permit the execution of every such power, right or remedy as though no such law or laws had been made or enacted.

(j)    Delivery of Certificates.  Grantor agrees (i) immediately to deliver to Administrative Agent, all certificates, instruments or other documents evidencing any of the

Pledged Collateral which may at any time come into Grantor's possession and (ii) upon request of Administrative Agent to execute and deliver a notice of the security interest in the Pledged Collateral granted hereby (which notice shall be satisfactory to Administrative Agent in form and substance and which may request acknowledgment from the addressee) to any third party which either has possession of the Pledged Collateral or any certificates evidencing any of the Pledged Collateral, or otherwise has the ability under applicable law or the terms of any agreement to record transfers or transfer ownership of any of the Pledged Collateral (whether at the direction of Grantor or otherwise).  Grantor hereby appoints Administrative Agent as Grantor's attorney‑in‑fact with authority at any time or times to take any of the foregoing actions on behalf of Grantor.  Grantor agrees that this Assignment or a photocopy of this Assignment shall be sufficient as a financing statement.  Grantor further authorizes Administrative Agent to file any financing statements in connection with the Pledged Collateral.

(k)            The Company's Records.  Grantor shall cause the Company to make a notation on the records of the Company indicating the pledge and security interest granted hereby.

(l)    Uncertificated Securities.  If at any time the Pledged Collateral constitutes a "security" as defined in Article 8 of the Code, Grantor shall, or shall permit Administrative Agent to, promptly take all action necessary or appropriate to cause Administrative Agent for the benefit of Lenders to have sole and exclusive "control" over the Pledged Collateral, as such term is defined in Article 9 of the Code (or any other then-applicable provision of the Code).

5.    Grantor's Powers.  Grantor hereby covenants and agrees as follows:

(a)            So long as an Event of Default shall not then exist, Grantor shall be the sole party entitled (i) to exercise for any purpose any and all voting rights and powers, and (ii) to receive any and all distributions, in each case arising from or relating to the Pledged Collateral; provided, however, that Grantor shall not exercise such rights or powers, or consent to any action of the Company that would be in contravention of the provisions of, or constitute an Event of Default under, this Assignment or any of the other Credit Documents.

(b)            Upon the occurrence of an Event of Default, unless Lender designates in writing to Grantor to the contrary, all rights of Grantor provided in Section 5(a) hereof shall cease, and all voting rights and powers and rights to distributions included in the Pledged Collateral or otherwise described in Section 5(a) shall thereupon become vested in Administrative Agent for the benefit of Lenders, and thereafter Administrative Agent shall have the sole and exclusive right and authority to exercise such voting rights and powers thereafter.  Grantor shall execute such documents and instruments, including but not limited to statements that Grantor no longer has the right to act as a member or otherwise relating to such change as Administrative Agent may request.  Grantor agrees that the Company and any member in the Company may rely conclusively upon any notice from Administrative Agent that Administrative Agent has the right and authority to exercise all rights and powers of Grantor as a member under the Formation Agreement.  Grantor irrevocably waives any claim or cause of action against the Company or any member in the Company who deals directly with Administrative Agent following receipt of such notice from Administrative Agent.

(c)            Grantor hereby agrees that the Administrative Agent, on behalf of Lenders, or its designee shall be deemed a member and shall have all of the rights of a member under the Formation Agreement upon a foreclosure or transfer in lieu thereof of the security interest granted herein.
6.    Lender's Appointment as Attorney‑in‑Fact.

(a)            Grantor hereby irrevocably constitutes and appoints Administrative Agent with full power of substitution as Grantor's true and lawful attorney‑in‑fact with full irrevocable power and authority in the place and stead of Grantor and in the name of Grantor or in such attorney‑in‑fact's own name, from time to time in the discretion of each such attorney‑in‑fact during the existence of an Event of Default, for the purpose of carrying out the terms of this Assignment, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Assignment and, without limiting the generality of the foregoing, hereby gives each such attorney‑in‑fact the power and right, during the existence of an Event of Default, without additional notice to or assent by Grantor to do the following on behalf of Grantor:

(i)
to collect and otherwise take possession of and title to any and all distributions of cash or other property due or distributable at any time after the date hereof to Grantor as a member of the Company, whether in complete or partial liquidation or otherwise, and to prosecute or defend any action or proceeding in any court of law or equity, or otherwise deemed appropriate by such attorney-in-fact for the purpose thereof;

(ii)
to ask, demand, collect, receive and give acceptances and receipts for any and all moneys due and to become due under any Pledged Collateral and, in the name of Grantor or such attorney‑in‑fact's own name or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Pledged Collateral, and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by such attorney‑in‑fact for the purpose of collecting any and all such moneys due under any Pledged Collateral whenever payable;

(iii)	to pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against the Pledged Collateral; and
(iv)
(A) to direct any party liable for any payment under any of the Pledged Collateral to make payment of any and all moneys due and to become due thereunder directly to Administrative Agent or as such attorney‑in‑fact shall direct; (B) to receive payment of and receipt for any and all moneys, claims and other amounts due and to become due at any time in respect of or arising out of any Pledged Collateral; (C) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Pledged Collateral or any portion thereof and to enforce any other right in respect of any Pledged Collateral; (D) to defend any suit, action or proceeding brought against Grantor with respect to any Pledged Collateral; (E) to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as such attorney‑in‑fact may deem appropriate; and (F) generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Pledged Collateral as fully and completely as though such attorney‑in-fact were the absolute owner thereof for all purposes, and to do, at the option of such attorney‑in‑fact at Grantor's expense, at any time, or from time to time, all acts and things which such attorney‑in‑fact reasonably deems necessary to protect, preserve or realize upon the Pledged Collateral and the security interest granted therein, in order to effect the intent of this Assignment, all as fully and effectively as Grantor might do.

Grantor hereby ratifies, to the extent permitted by law, all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.  This power of attorney is a power coupled with an interest and shall be irrevocable.
(b)            The powers conferred on Administrative Agent as attorney‑in‑fact hereunder are solely to protect the interest in the Pledged Collateral of Administrative Agent for the benefit of Lenders and shall not impose any duty upon Administrative Agent to exercise any such powers.  Administrative Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Grantor for any act or failure to act unless such action or failure to act constitutes gross negligence or willful misconduct on the part of Administrative Agent.

(c)            Grantor also authorizes Administrative Agent and each officer or agent of Administrative Agent at any time and from time to time during the existence of any Event of Default, to execute, in connection with the sale provided for in Section 10 of this Assignment, any endorsements, assignments or other instruments of conveyance or transfer with respect to any of the Pledged Collateral.

7.    Distributions.  Following an Event of Default, Grantor hereby grants Administrative Agent full irrevocable power and authority to receive and hold at any such time cash and noncash distributions by the Company on account of any of the Pledged Collateral (together with all interest, if any, earned thereon), which may be held free and clear of the liens created hereby, and to convert any such noncash distributions to cash, and to apply any such cash distributions, interest or proceeds of conversion in the manner specified in Section 10(c) of this Assignment.

8.    Performance by Lender of Grantor's Obligations.  If Grantor fails to perform or comply with any of Grantor's agreements contained herein and Administrative Agent (on behalf of Lenders) as provided for by the terms of this Assignment shall itself perform or comply, or otherwise cause performance or compliance, with such agreement, the expenses of Administrative Agent and Lenders incurred in connection with such performance or compliance, together with interest thereon at the rate following a default specified in the Note in effect from time to time shall be payable by Grantor to Administrative Agent on demand and shall constitute Secured Obligations secured hereby.

9.    Default.  Any of the following shall constitute an "Event of Default" hereunder:

(a)            A failure by Grantor to observe or perform any obligation, covenant, condition, or agreement hereof to be performed by Grantor under this Assignment which involves the payment of money within five (5) days of the due date;

(b)            A failure by Grantor to observe or perform any non-monetary obligation, covenant, condition, or agreement hereof to be performed by Grantor under this Assignment (which is not otherwise included in Section 9(a), (c), or (d)), which is not cured within thirty (30) days after written notice thereof from Lender to Grantor; provided, however, if such breach cannot by its nature be cured within thirty (30) days, and Grantor diligently pursues the curing thereof (and then in all events cures such failure within sixty (60) days after the original notice thereof), Grantor shall not be in default hereunder;

(c)            Any representation or warranty made by Grantor in this Assignment is not true and correct in any material respect when made;

(d)            The occurrence of any "Event of Default" as defined in the Credit Agreement; and

(e)            Lender shall receive, at any time following the date hereof, an official report indicating that the security interest in the Pledged Collateral granted to Lender is not prior to all other security interests reflected in such report.

10.            Remedies, Rights Upon Default.

(a)            Upon the occurrence of any Event of Default, Administrative Agent or Administrative Agent's designee may, at Administrative Agent's option, elect to become a substituted member in the Company with respect to the Pledged Collateral and Grantor shall execute or cause to be executed all documents necessary to evidence Administrative Agent (on behalf of Lenders) so becoming a substituted member.  If any Event of Default shall occur, Administrative Agent or Administrative Agent's designee may exercise in addition to all other rights and remedies granted to them in this Assignment and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the Code.  Without limiting the generality of the foregoing, Grantor expressly agrees that in any such event Administrative Agent, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon Grantor or any other person (all and each of which demands, advertisements and/or notices are hereby expressly waived), may forthwith collect, receive, appropriate and realize upon the Pledged Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or sell or otherwise dispose of and deliver said Pledged Collateral (or contract to do so), or any part thereof, at public or private sale or sales, at any exchange or broker's board or at any of Administrative Agent's offices or elsewhere at such prices as it may deem best, for cash or on credit or for future delivery without the assumption of any credit risk.  Grantor expressly acknowledges that private sales may be less favorable to a seller than public sales but that private sales shall nevertheless be deemed commercially reasonable and otherwise permitted hereunder.  In view of the fact that federal and state securities laws and/or other applicable laws may impose certain restrictions on the method by which a sale of the Pledged Collateral may be effected, Grantor agrees that upon the occurrence of an Event of Default, Administrative Agent may, from time to time, attempt to sell all or any part of the Pledged Collateral by means of a private placement, restricting the prospective purchasers to those who will represent and agree that they are purchasing for investment only and not for distribution and who otherwise satisfy all of the requirements of applicable federal and state securities laws.  In so doing, Administrative Agent may solicit offers to buy the Pledged Collateral, or any part thereof, for cash, from a limited number of investors deemed by Administrative Agent in its judgment, to be financially responsible parties who might be interested in purchasing the Pledged Collateral, and if Administrative Agent solicits such offers, then the acceptance by Administrative Agent of the highest offer obtained therefrom shall be deemed to be a commercially reasonable method of disposing of the Pledged Collateral.

Administrative Agent or Administrative Agent's designee shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of said Pledged Collateral so sold, free of any right or equity of redemption, which equity of redemption Grantor hereby releases.  Grantor further agrees, at the request of Administrative Agent, to assemble the Pledged Collateral and make it available to Administrative Agent at places which Administrative Agent shall reasonably select, whether at Grantor's premises or elsewhere.  Lender shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale as provided in Section 10(c) of this Assignment.  Only after so paying over such net proceeds and after the payment by Administrative Agent of any other amount required by any provision of law, including Section 9‑615(a)(3) of the Code (or any other then‑applicable provision of the Code), need Administrative Agent account for the surplus, if any, to Grantor.  To the extent permitted by applicable law, Grantor waives all claims, damages, and demands against Administrative Agent and Lenders arising out of the disposition, repossession, retention or sale of the Pledged Collateral except in each case such as arise out of the gross negligence or willful misconduct of Administrative Agent or Lenders.  Grantor agrees that Administrative Agent need not give more than ten (10) days notice (which notification shall be deemed given when mailed or delivered on an overnight basis, postage prepaid, addressed to Grantor at Grantor's address referred to in Section 12 hereof) of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters.  Grantor also agrees to pay all costs of Administrative Agent and Lenders, including reasonable attorneys' fees and expenses, incurred with respect to the enforcement, retaking, holding, preparing for disposition, processing and disposing of the Pledged Collateral, the collection of any of the Secured Obligations or the enforcement of any of Administrative Agent's and Lenders' rights hereunder.
(b)            Grantor hereby waives presentment, demand, or protest (to the extent permitted by applicable law) of any kind in connection with this Assignment or any Pledged Collateral.  Except for notices provided for herein, Grantor hereby waives notice (to the extent permitted by applicable law) of any kind in connection with this Assignment.

(c)            The proceeds of any sale, disposition or other realization upon all or any part of the Pledged Collateral shall be distributed by Lender in accordance with Section 8.03 of the Credit Agreement.

Grantor agrees to indemnify and hold harmless Administrative Agent and Lenders, their respective affiliates, shareholders, partners, members, directors, officers, employees, agents, successors and assigns, and each of them, from and against any and all liabilities, obligations, claims, causes of action, losses, damages, costs and expenses (including reasonable attorneys' fees and expenses) incurred by any of them arising out of or by reason of (i) Administrative Agent's exercise (on behalf of Lenders) of remedies under this Assignment and the Code in a manner consistent with this Assignment and applicable law, or (ii) claims against Administrative Agent or Lenders by third parties arising out of or by reason of the Collateral or Lender's interest therein (but only until foreclosure hereunder except in each case resulting from the gross negligence of willful misconduct of Administrative Agent or Lenders).  Administrative Agent will promptly give Grantor written notice of the assertion of any claim which it believes is subject to the indemnity set forth in this Section 10 and will upon the request of Grantor promptly furnish Grantor with all material in its possession relating to such claim or the defense thereof to the extent Administrative Agent may do so without breach of duty to others and will cooperate with Grantor in the defense of the claim.  Any amounts properly due under this Section 10 shall be payable to Administrative Agent immediately upon demand.
11.            Limitation on Lender's Duty in Respect of Pledged Collateral.  Except as expressly provided in the Code, neither Administrative Agent nor Lenders shall have any duty as to any Pledged Collateral in their possession or control, or in the possession or control of any agent or nominee of Administrative Agent or Lenders, as to any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

12.            Notices.

(a)            Notices.  Any notice or other communication required or permitted to be given under this Assignment shall be (i) in writing, (ii) effective in accordance with the terms of the Credit Agreement, and (iii) sent in the manner set forth in the Credit Agreement and dressed as follows:

Notices to Grantor:                                                               c/o Brookdale Senior Living Inc.
111 Westwood Place, Suite 400
Brentwood, Tennessee  37027
Attention:  Co-General Counsel
Facsimile:  615-564-8204

With a copy to:                                                                              Rogers & Hardin
700 International Tower
29 Peachtree Street
Atlanta, Georgia 30303
Attention:  Carolyn B. Dobbins
Facsimile: 404-230-0937

Notices to Administrative	General Electric Capital Corporation
Agent:	Loan No. 0004350 500 West Monroe Street, 14th Floor Chicago, Illinois 60661 Attention: Jeffrey M. Muchmore, Managing Director Facsimile: (866) 254-1971
With a copy to:	General Electric Capital Corporation Loan No. 0004350 500 West Monroe Street, 14th Floor Chicago, Illinois 60661 Attention:Dana Scheppmann Facsimile:(866) 276-8619
And a copy to:	General Electric Capital Corporation Loan No. 0004350 5804 Trailridge Drive, Austin, Texas 78731 Attention:Diana Pennington, Chief Counsel – HFS Real Estate Facsimile: (866) 221-0433
(b)            Change of Address, Etc.  Any party hereto may change its address, electronic mail address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

13.            Severability.  Any provision of this Assignment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.            No Waiver: Cumulative Remedies.  Administrative Agent shall not, by any act, delay, omission or otherwise, be deemed to have waived any of its rights or remedies hereunder.  No waiver hereunder shall be valid unless in writing signed by the party to be charged with such waiver and then only to the extent therein set forth.  A waiver of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Administrative Agent or Lenders would otherwise have had on any future occasion.  No failure to exercise nor any delay in exercising on the part of Administrative Agent any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any other right, power or privilege.  Except to the extent that Administrative Agent has specifically and expressly waived such remedies in this Assignment or otherwise, the rights and remedies hereunder and under the other Credit Documents provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law.  Administrative Agent may resort to and realize on the Pledged Collateral simultaneously with any acts or proceedings initiated by Administrative Agent in its sole and conclusive discretion to resort to or realize upon any other sources of repayment of the Secured Obligations, including, but not limited to, collateral granted by other security agreements and the personal liability of Grantor and any person or corporation which has guaranteed repayment of the Secured Obligations.  None of the terms or provisions of this Assignment may be waived, altered, modified or amended except by an instrument in writing, duly executed by Grantor and Administrative Agent.

15.            GOVERNING LAW: SUCCESSORS AND ASSIGNS.  THIS ASSIGNMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.  This Assignment and all obligations of Grantor hereunder shall be binding upon the successors and assigns of Grantor, except that Grantor, shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Administrative Agent.  This Assignment, together with the rights and remedies hereunder, shall inure to the benefit of Administrative Agent, Lenders and their respective successors and assigns.  Neither this Assignment nor anything set forth herein is intended to, nor shall it, confer any rights on any person or entity other than the parties hereto and all third party rights are expressly negated.

16.            Termination.  This Assignment, and the assignments, pledges and security interests created or granted hereby, shall terminate when the Secured Obligations shall have been fully paid and satisfied, at which time Administrative Agent shall release, reassign (without recourse upon, or any warranty whatsoever by, Administrative Agent), and deliver to Grantor all Pledged Collateral and related documents then in the custody or possession of Administrative Agent or Lenders, including termination statements under the Code, all without recourse upon, or warranty whatsoever, by Administrative Agent or Lenders and at the cost and expense of Grantor.

17.            Injunctive Relief.  Grantor recognizes that in the event Grantor fails to perform, observe or discharge any of Grantor's obligations hereunder, remedies of law may not provide adequate relief to Lenders, and agrees that Lenders shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

18.            Waiver of Subrogation.  Grantor shall have no rights of subrogation as to any of the Pledged Collateral until full and complete performance and payment of the Secured Obligations.

19.            WAIVER OF JURY TRIAL.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, GRANTOR AND ADMINISTRATIVE AGENT (ON BEHALF OF LENDERS) EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS ASSIGNMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS UNDER THIS ASSIGNMENT (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS ASSIGNMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS ASSIGNMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE).  THIS WAIVER IS A MATERIAL INDUCEMENT FOR ADMINISTRATIVE AGENT AND EACH LENDER TO ENTER INTO THE CREDIT AGREEMENT.

20.            CONSENT TO JURISDICTION.  GRANTOR HEREBY CONSENTS AND AGREES TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS AND IRREVOCABLY AGREES THAT, SUBJECT TO ADMINISTRATIVE AGENT'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS ASSIGNMENT SHALL BE LITIGATED IN SUCH COURTS.  GRANTOR EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS.  GRANTOR HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAYBE MADE UPON GRANTOR BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO GRANTOR, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE DEEMED COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

21.            Subordination and Release.  All indebtedness now or hereafter owing by the Company to Grantor for borrowed money or otherwise is hereby subordinated to the payment in full of the Secured Obligations, and following a Potential Default or Event of Default, Grantor shall not accept payment of all or any portion of such subordinated indebtedness, and if any such payment is made to Grantor, Grantor shall receive such payment in trust for the benefit of Administrative Agent, on behalf of Lenders, and shall promptly pay over such payment to Administrative Agent.  Except as otherwise provided in the Credit Documents, if Administrative Agent, on behalf of Lenders, succeeds to the interest(s) of Grantor in the Company, any and all obligations of the Company to Grantor, whether in its capacity as a member of the Company or otherwise (including without limitation any indebtedness of the Company to Grantor and any obligation of the Company under the Formation Agreements or applicable law to indemnify Grantor) and whether arising before, on or after the date Administrative Agent, on behalf of

Lenders, succeeds to the interest of Grantor, shall be immediately released and discharged and the Company shall have no further obligations or liabilities whatsoever to Grantor.

22.            Reinstatement.  This Assignment shall remain in full force and effect and continue to be effective should any petition be filed by or against Grantor or the Company for liquidation or reorganization, should Grantor or the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of Grantor's or the Company's assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a "voidable preference", "fraudulent conveyance", or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

23.            Exculpation.  Grantor shall have no personal liability with respect to the performance of the Note or the obligations under this Assignment or the other Credit Documents.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Grantor has executed this Assignment as of the date first above written.
GRANTOR:

_______________________________________,
a  ____________________________________________________________________

By:
Name:
Title:

 [Signatures Continue on the Following Page]

The Company hereby acknowledges and consents to this Ownership Pledge, Assignment and Security Agreement, to be effective as of the date first above written.
_____________________________________________,
a ____________________________________________

By:	_______________________________________, a ______________________________________, its _____________________________________

By: ___________________________________ Name:_________________________________ Title: __________________________________

[Signatures Continue on the Following Page]

EXHIBIT A
LIST OF MEMBERS

Name	Address	Percentage	State of Formation	Organizational Identification Number

EXHIBIT B
DESCRIPTION OF FORMATION DOCUMENTS
Name of Company	State of Formation	Principal Place of Business	Date of LLC Agreement and all Amendments	Organizational Identification Number
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.